Registration Statement No. 333-68225



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549
                                AMENDMENT NO. 1
                                       To
                                    FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                          FARMLAND INDUSTRIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
     KANSAS                                                     44-0209330
(STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)
                                     2011
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

          3315 NORTH OAK TRAFFICWAY, KANSAS CITY, MISSOURI 64116-0005
                                  816-459-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               TERRY M. CAMPBELL
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          FARMLAND INDUSTRIES, INC.
          3315 NORTH OAK TRAFFICWAY, KANSAS CITY, MISSOURI 64116-0005
                                  816-459-6348
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 CHECK THE FOLLOWING BOX. [ X ]
IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING. [   ]
IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING. [   ]
IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
PLEASE CHECK THE FOLLOWING  [   ]

                                           CALCULATION OF REGISTRATION FEE


                                                              PROPOSED MAXIMUM
                                                            AGGREGATE OFFERING OR                   AMOUNT OF
TITLE OF EACH CLASS OF SECURITY BEING REGISTERED               EXCHANGE PRICE                    REGISTRATION FEE

DEMAND LOAN CERTIFICATES                                      $        90,800,000
SUBORDINATED DEBENTURE BONDS                                  $       170,000,000

TOTAL                                                         $       260,800,000             $            73,773(1)



(1)CALCULATED PURSUANT TO RULE 457(O). INCLUDES $74,739,200 OF DEMAND LOAN CERTIFICATES AND SUBORDINATED DEBENTURE BONDS BEING CARRIED FORWARD FROM REGISTRATION STATEMENT ON FORM S-1 (NO. 333-40759) (THE "PREVIOUS REGISTRATION STATEMENT"). THE RELATED FEE $22,048 (CALCULATED AT $.000295 PER $1.00) WAS PAID WHEN THE PREVIOUS REGISTRATION WAS FILED. ACCORDINGLY, $51,725 WAS PAID WITH THE INITIAL FILING OF THIS REGISTRATION STATEMENT


THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-1 (NO. 333-407590. SUCH POST-EFFECTIVE AMENDMENT SHALL BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT. PURSUANT TO RULE 429, THE PROSPECTUS FILED AS PART OF THIS REGISTRATION STATEMENT ALSO CONSTITUTES A PROSPECTUS FOR THE PREVIOUS REGISTRATION STATEMENT.


PROSPECTUS



FARMLAND INDUSTRIES, INC.'S LOGO IS POSITIONED IN THE UPPER RIGHT HAND CORNER.

                                                       FARMLAND INDUSTRIES, INC.


$90,800,000 DEMAND LOAN CERTIFICATES

$170,000,000 SUBORDINATED DEBENTURE BONDS (SERIES A - H)

                                      MINIMUM
                                      INITIAL
                                     INVESTMENT
Demand Loan Certificates........         $  1,000
      SERIES
Ten-Year Series A...............         $1,000
Five-Year Series C

Ten-Year Monthly Income Series E         $  5,000

Ten-Year Monthly Income Series G

Ten-Year Series B...............         $100,000
Five-Year Series D
Ten-Year Monthly Income Series F
Ten-Year Monthly Income Series H

For interest rate information, call 1-800-821-8000, ext. 6360.

                                 TERMS OF SALE

If all the securities offered are sold, we will receive $90,800,000 from the sale of demand loan certificates and $130,000,000 from the sale of subordinated debenture bonds. Also, we will exchange subordinated debenture bonds with a face amount of up to $40,000,000 for other subordinated debt securities. If more than $130,000,000 is sold for cash a lesser amount will be available for exchange. We will pay approximately $5,800,000 in commissions and $1,700,000 in other expenses. The agents are not required to sell any specific number of dollar amount of securities but will use their best efforts to sell the securities offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DESCRIPTION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THESE SECURITIES.


                          FARMLAND SECURITIES COMPANY

  AMERICAN HEARTLAND INVESTMENT, INC.    IRON STREET SECURITIES INC.

                                     Agents
December 31, 1998
 YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY

 INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. FURTHERMORE, YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.









                                TABLE OF CONTENTS
                                                                      Page


  Prospectus Summary............................................6
  The Offering..................................................8
  Risk Factors.................................................13
  Selected Consolidated Financial Data.........................21
  Management's Discussion And Analysis Of  Financial Condition
      And Results Of Operations................................25
  Quantitative And Qualitative Disclosures About Market Risk...54
  Determination Of Interest Rates..............................55
  Use Of Proceeds..............................................57
  Plan Of Distribution.........................................58
  Exchange Offer...............................................60
  How To Accept Exchange Offer.................................63
  How To Transfer Ownership....................................63
  Description Of Debt Securities...............................64

  The Company..................................................96
  Business.....................................................99
  Legal Proceedings...........................................129
  Management..................................................130
  Executive Compensation......................................139
  Equity Ownership Of Certain Beneficial Owners And Management152
  Certain Relationships And Related Transactions..............152
  Legal Matters...............................................153
  Experts.....................................................153
  Qualified Independent Underwriter...........................153
  Index To Farmland Consolidated Financial Statements.........154


  Information Available About Farmland

The Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our company to file annual and quarterly reports, as well as certain other information, with the SEC. These reports may be read and copied at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC's Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).


                          REPORTS TO SECURITY HOLDERS

You may request a copy of our latest annual report as filed with the SEC, at no cost, by writing or telephoning us at the address shown on page 6.


                        INFORMATION AVAILABLE FROM NASD

The National Association of Securities Dealers, Inc. ("NASD") instituted a program which provides information regarding the disciplinary history of NASD members and their associated persons. You may obtain an investor brochure which includes information describing this program by contacting the NASD. The NASD hotline number is 1-800-289-9999. The NASD website is http://www.nasdr.com/2000.htm.


                           PROSPECTUS SUMMARY

This summary does not contain all the information that may be important to you. You should read the entire Prospectus before making a decision.

Kansas City, Missouri is the location of our world headquarters. Our mailing address and telephone number are as follows:

                      Farmland Industries, Inc.
                      P.O. Box 7305
                      Kansas City, Missouri 64116-0005
                      816-459-6000


FARMLAND'S BUSINESS

Farmland Industries, Inc., founded in 1929 and formally incorporated in Kansas in 1931, is a farm supply and processing and marketing cooperative. In this Prospectus, "Farmland" or the "Company" refers to Farmland Industries, Inc. and its subsidiaries, unless the context requires otherwise. Farmland operates on a cooperative basis and is primarily owned by its members. Members are entitled to receive patronage refunds distributed by Farmland from the member-sourced portion of its annual net earnings.

As of August 31, 1998, Farmland's membership, associate membership and patrons eligible for patronage refunds consisted of approximately 1,500 cooperative associations of farmers and ranchers and 5,800 pork or beef producers or associations of such producers. See "The Company - Voting Members; - Associate Members; - Patronage Agreements with Patrons."

Based on sales, we are one of the largest cooperatives in the United States. In 1998, we had sales of $8.8 billion, including export sales in excess of $1.3 billion, to customers in over 90 countries.

Farmland competes with many companies, including other cooperatives. These competitors are of various sizes and have various levels of vertical integration. We sell to a large number of customers and no single customer is material to our business.

Our business is focused on two areas:  Agricultural inputs and outputs.

AGRICULTURAL INPUTS

In this area, we operate as a farm supply cooperative. Our three main farm supply product divisions are as follows:

 .  Petroleum
 .  Crop Production
 .  Feed

Each of these divisions manufactures and distributes products primarily to wholesalers and to retailers. Company owned or operated plants produced approximately 60% of the farm supply products we sold in 1998. Member cooperative associations purchased approximately 64% of the farm supply products we sold in1998. These cooperatives distribute products primarily to farmers and ranchers who are the end users of the farm supply products we manufacture and sell.

AGRICULTURAL OUTPUTS

In this area, we operate as a processing and marketing cooperative. Our operations are organized into two areas:


 .  The processing and marketing of pork and beef
 .  The storage and marketing of grain

In 1998, our members supplied about 60% of the hogs we processed, 30% of the cattle we processed and 60% of the domestic grain that we marketed domestically. Substantially all of the pork and beef products we sold in 1998 was processed in company owned plants.


                                  THE OFFERING

DESCRIPTION OF SECURITIES


We are offering $90.8 million of Demand Loan Certificates. We are offering $170 million of Subordinated Debenture Bonds for sale or to exchange for certain Farmland subordinated debt securities. The terms and conditions of the debt securities which we are offering for sale or exchange are more fully described in the section "Description of Debt Securities" which begins on page 64.


The Subordinated Debenture Bonds are available in several series.
                                                       Minimum
                  Series                          Initial Investment

          Ten-Year, Series A.........................$    1,000
          Ten-Year, Series B ........................$  100,000
          Five-Year, Series C........................$    1,000
          Five-Year, Series D........................$  100,000
          Ten-Year Monthly Income, Series E..........$    5,000
          Ten-Year Monthly Income, Series F..........$  100,000

          Five-Year Monthly Income, Series G.........$    5,000
          Five-Year Monthly Income, Series H.........$  100,000

MATURITY

 . Demand Loan Certificates are payable upon demand.
 . Subordinated Debenture Bonds of Series A and Series B mature 10 years from the date of original issuance.
 . Subordinated Debenture Bonds of Series C and Series D mature 5 years  from the date of original issuance.
 . Monthly Income Subordinated Debenture Bonds of Series E and Series F mature
  10 years from the date of original issuance.
 . Monthly Income Subordinated Debenture Bonds of Series G and Series H mature 5 years from the date of original issuance.

INTEREST RATES

The interest rates we pay on the various Debt Securities we are selling can be found under the heading "Determination of Interest Rates" on page 55. We may change the interest rate we are paying on the Debt Securities that we are offering at any time. When we change any interest rate, we will update this Prospectus to show the interest rate. Also, you may obtain information about the interest rates we pay by calling Farmland Securities Company, 1-800-821-8000, Extension 6360.

INTEREST PAYMENT

Interest on the Subordinated Debenture Bonds (Series A, Series B, Series C and Series D) is paid semi-annually on January 1 and July 1 or at the holder's election may be left to accumulate semi-annually.

Interest on Monthly Income Subordinated Debenture Bonds (Series E, Series F, Series G and Series H) is paid on the first day of each month.

PROVISIONS FOR EARLY REDEMPTION BY HOLDERS

1.We will redeem the Ten-Year Series A and Series B and Five-Year Series C and
  Series D Subordinated Debenture Bonds held by a trustee or custodian in an individual retirement account ("IRA") as necessary to satisfy mandatory withdrawals from the IRA.
2.In addition to the amount of redemption for (1) above, we will redeem the Ten-Year Series A and Series B, and Five-Year Series C and Series D Subordinated Debenture Bonds upon notice of the death of the holder.
3.In addition to the amount of redemption for (1) and (2) above, we will redeem limited amounts of Subordinated Debenture Bonds of Series A, Series B, Series C and Series D before they mature if certain restrictive conditions are satisfied. The limited amount of Subordinated Debenture Bonds that we will redeem before maturity is explained under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" beginning on page 76 of this Prospectus. A summary of the other limitations on the redemption before maturity of Subordinated Debenture Bonds of Series A, Series B, Series C and Series D follows:
      . Except when held by a trustee or custodian in an IRA as stated in (1) above, the Ten-Year Subordinated Debenture Bonds (Series A and Series
        B) must have been held for at least 3 years.
      . Except when held by a trustee or custodian in an IRA as stated in (1) above, the Five-Year Subordinated Debenture Bonds (Series C and Series
        D) must have been held for at least 2 years.
4.We will redeem the Ten-Year Monthly Income Subordinated Debenture Bonds
  (Series E and Series F), and Five-Year Monthly Income Subordinated Debenture Bonds (Series G and Series H) before maturity only after notice of the death of the holder.


PROVISIONS FOR EARLY REDEMPTION AT THE OPTION OF FARMLAND

Subordinated Debenture Bonds of Ten-Year Series A and Series B, and Five-Year Series C and Series D may be called at the option of Farmland 2 years after the date of issue.

Monthly Income Subordinated Debenture Bonds of Ten-Year Series E and Series F and Five-Year Series G and Series H, cannot be called by Farmland.

SUBORDINATION

The right of holders of the Subordinated Debenture Bonds to receive payments of
principal and interest are subordinated in   right of payment to all existing
and future holders of Senior Indebtedness. Senior Indebtedness includes Demand Loan Certificates, obligations of Farmland created before the Subordinated Indenture and outstanding to banks or trust companies, insurance companies or pension trust and indebtedness created after the date of the Subordinated Indenture under instruments which state that such indebtedness is Senior Indebtedness.

The Subordinated Debenture Bonds are also effectively subordinated to all obligations of Farmland's subsidiaries.


UNDERWRITING DISCOUNTS AND COMMISSIONS

We will pay Farmland Securities Company, American Heartland Investments, Inc. and Iron Street Securities Inc. a commission of 4% or less of the sales price of the Subordinated Debenture Bonds and a commission of 1/2 of 1% or less of the sales price of the Demand Loan Certificates. We also pay Farmland Securities Company for all expenses it incurs related to the sale of these securities.

However, this additional payment is limited to no more than 3% of the total sales price of the securities being offered.

PURPOSE OF THE EXCHANGE OFFER

The purpose of the exchange offer is to extend the period of time we utilize funds borrowed from an investor in our subordinated debt securities. For additional information regarding the exchange offer, including how to accept an exchange offer, please see "Exchange Offer" on page 60 of this Prospectus.

SELLING PRICE

The debt securities, if sold for cash, will be sold for 100% of the face amount.

USE OF PROCEEDS

Proceeds received from the sale of the debt securities will be used for general corporate purposes, including repayment of long-term debt and the funding of capital expenditures.

                                  RISK FACTORS

You should consider carefully the following risk factors in addition to the other information contained in this Prospectus.

INCOME TAX MATTERS -- LITIGATION

In July 1983, we sold the stock of Terra Resources, Inc. ("Terra"), a 100% owned subsidiary engaged in oil and gas exploration and production operations. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

On March 24, 1993, the Internal Revenue Service ("IRS") issued a statutory notice to Farmland asserting deficiencies in federal income taxes of $70.8 million, excluding statutory interest. The asserted deficiencies relate primarily to our tax treatment of the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice also claims that Farmland incorrectly characterized for tax purposes $14.6 million of gains and a $2.3 million loss related to dispositions of certain other assets.

On June 11,1993, Farmland filed a petition in the United States Tax Court contesting the claimed deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court in September 1995 and reply briefs were submitted to the court in November 1995.

If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities of about $85.8 million plus statutory interest. Through August 31, 1998, statutory interest, before tax benefits of the interest deduction, totaled about $279.9 million. Therefore, the total potential liability resulting from a loss of this tax case is approximately $365.7 million. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase that year's federal and state income taxes and related statutory interest by approximately $15.3 million. The asserted federal and state income tax liabilities and accumulated statutory interest would become immediately due and payable unless the Company appealed the decision and posted the bond required to postpone assessment and collection.

In March 1998, Farmland received notice from the IRS assessing the $15.3 million tax and accumulated statutory interest related to the Company's 1989 tax year (as described above). In order to establish the trial court in which initial litigation, if any, of the dispute would occur and to stop the accumulation of interest, the Company deposited funds with the IRS in the amount of the assessment. After making this deposit, the Company filed for a refund of the entire amount deposited.

The liability resulting from an adverse decision by the United States Tax Court would be charged to current earnings and would have a material adverse effect on the Company. In the event of an adverse determination of the Terra tax issue, certain financial covenants of the Company's Syndicated Credit Facility (the "Credit Facility"), dated May 15, 1996, become less restrictive. If we assume the United States Tax Court had decided in favor of the IRS on all unresolved issues, and that all related additional federal and state income taxes and accumulated statutory interest had been due and payable on August 31, 1998, Farmland's borrowing capacity under the Credit Facility was adequate at that time to finance the liability. However, Farmland's ability to finance an adverse decision depends substantially on the financial effects of future operating events on its borrowing capacity under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition, Liquidity and Capital Resources", beginning on page 25 of this Prospectus.


SUBORDINATION AND ADDITIONAL DEBT

The Demand Loan Certificates are unsecured and non-subordinated obligations of Farmland and have the same right of payment as all other unsecured and non-subordinated indebtedness of Farmland.

The Subordinated Debenture Bonds offered by this Prospectus for sale and for exchange are unsecured obligations of Farmland and are subordinated in right of payment to all existing and future Senior Indebtedness. Senior Indebtedness includes Demand Loan Certificates, obligations of Farmland created before the Subordinated Indenture and outstanding to banks or trust companies, insurance companies or pension trust and indebtedness created after the date of the Subordinated Indenture under instruments which state that such indebtedness is Senior Indebtedness.

In addition, the Subordinated Debenture Bonds will be effectively subordinated to all obligations of Farmland's subsidiaries. Any right of Farmland to receive assets from any subsidiary which liquidates or re-capitalizes will be subject to the claims of such subsidiary's creditors. As a result, the right of holders of the Subordinated Debenture Bonds to participate in those assets is also subject to the claims of such subsidiary's creditors. Accordingly, the Subordinated Debenture Bonds will be effectively subordinated to all indebtedness and other liabilities, including trade accounts payable, of our subsidiaries.

As of August 31,1998:

1.Farmland had $605.8 million of Senior Indebtedness outstanding; In addition, Senior Indebtedness includes certain obligations with a present value of approximately $223 million for future payments over seven years under long-term leases;

2. Farmland had outstanding $406.4 million aggregate principal amount of other subordinated indebtedness; and

3. Certain Farmland subsidiaries had outstanding $173.8 million aggregate principal amount of indebtedness, of which $169.3 million was nonrecourse to Farmland.

The indentures under which the debt securities are issued do not contain any provision that would limit the ability of Farmland or any of its affiliates to incur indebtedness of any type or that would provide holders of the debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger, sale of substantially all the Company's assets or similar transaction involving Farmland. In the event of these transactions, we can give no assurances that Farmland or any successor would be able to repay holders of our debt securities either from continuing operations or from proceeds of any such transaction.

EVENT OF DEFAULT ON SENIOR INDEBTEDNESS

The Credit Facility relating to our Senior Indebtedness contains financial covenants. Violation of these financial covenants or any other breach relating to Senior Indebtedness, including payment defaults, would create a default on our Senior Indebtedness. If default occurs, we will not make payments of principal and interest on the Subordinated Debenture Bonds, as well as our other subordinated debt. Payments may begin again when the breach or violation is resolved.


RESTRICTED REDEMPTION RIGHTS OF HOLDERS OF SUBORDINATED DEBENTURE BONDS

Holders of Subordinated Debenture Bonds may redeem their investments prior to maturity only under restricted conditions. These restricted conditions are more fully described under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" starting on page 76 of this Prospectus. Depending on your investment objectives, these restricted redemption rights may make these Subordinated Debenture Bonds an unsuitable investment for you.


PAY AMOUNT OF INTEREST AND PRINCIPAL FROM GENERAL CORPORATE FUNDS

We have not and do not intend to establish special cash reserves, escrow accounts or trusts for payment of principal or interest on the debt securities offered in this Prospectus. We have relied on, and plan to continue to rely on, general corporate funds provided through operations, sale of assets and other borrowings to make all principal and interest payments when due.

EXTERNAL FACTORS MAY AFFECT OUR BUSINESS

Our financial success depends largely on factors which affect agricultural production and marketing conditions. These factors, which are outside of Farmland's control, often change agricultural conditions in an unpredictable manner. Therefore, we cannot determine the future impact on our operations from changes in these external factors. We expect demand for our products to continue to be volatile as agricultural conditions change. External factors that affect agricultural conditions and Farmland's financial results include:

REGULATORY: Our ability to grow through acquisitions and investments in ventures may be affected adversely by regulatory delays. Also, various federal and state regulations to protect the environment encourage farmers to use less fertilizer and other chemical applications.

COMPETITION: Competitors may offer a greater variety of products and may possess greater resources than our company. Competitors may also have better access to equity capital markets than Farmland.

IMPORTS AND EXPORTS: The following factors may affect the amount of agricultural products imported or exported:

     .   Foreign trade and monetary policies;
     .   Laws and regulations;
     .   Political and governmental changes;
     .   Inflation and exchange rates;
     .   Taxes;
     .   Operating conditions; and
     .   World demand.


WEATHER:  Global weather conditions may cause:

   . Shifts in demand that result in price changes for agricultural input products; and

   . Shifts in supply that result in cost changes for agricultural output products.

RAW MATERIALS COST: Historically, we are limited in our ability to increase our products' selling prices in order to pass through the price increases in our raw materials.

YEAR 2000: The Company does not know with certainty all of the consequences of its most reasonably likely worst case Year 2000 contingency.

OTHER FACTORS: Domestic variables, such as crop failures, federal agricultural programs and production efficiencies, and global variables, such as general economic conditions, conditions in financial markets, embargoes, political instabilities and local conflicts, affect the supply, demand and price of crude oil, refined fuels, natural gas and other commodities and may unfavorably impact the Company's operations.

Management cannot determine the extent to which these factors may impact future operations of the Company. The Company's revenues, margins, net income and cash flow may be volatile as conditions affecting agriculture and markets for the Company's products change. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations for Years Ended August 31, 1996, 1997 and 1998", and - "Recent Developments" and "Business
- Raw Materials" and "Crop Production - Raw Materials."

LIMITED ACCESS TO EQUITY CAPITAL MARKETS

As a cooperative, we raise equity primarily through the reinvestment of a portion of patronage refunds as stock or capital credits and through retention of net income (retained earnings) generated from transactions with non-members.


ENVIRONMENTAL MATTERS

      The Company is subject to various stringent federal, state and local environmental laws governing the use, storage, discharge and disposal of hazardous materials. These laws may impose liability for cleanup of environmental contamination. The Company uses hazardous materials and generates hazardous wastes in the ordinary course of its manufacturing processes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Conditions Liquidity and Capital Resources - Matters Involving the Environment" beginning on page 46 of this Prospectus.


ABSENCE OF PUBLIC MARKET

A trading market does not exist for our debt securities. Also, it is unlikely that a secondary market for these securities will develop. We do not plan to list any of the debt securities on any securities exchange.

AFFILIATED UNDERWRITER

Farmland Securities Company ("FSC") is our wholly owned subsidiary. FSC's business is limited to the offer and sale of securities issued by our company. Because FSC is wholly owned by Farmland, the offering requires a partial exemption from requirements of Rule 2720 of the National Association of Securities Dealers ("NASD") manual. This partial exemption requires, among other things, that a minimum of 80 percent of the dollar amount of sales be to a defined group as approved by the NASD. Only persons associated with us or FSC participated in determining the terms, including price, of the securities offered in this Prospectus.


POTENTIAL TAXABLE GAINS OR LOSSES FROM THE EXCHANGE

Exchanging Subordinated Debenture Bonds, as permitted by this Prospectus, could result in taxable gains and losses to the holder.


                      SELECTED CONSOLIDATED FINANCIAL DATA

          The following selected consolidated financial data as of the end of and for each of the years in the five-year period ended August 31, 1998 are derived from the Consolidated Financial Statements of the Company, which Consolidated Financial Statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Consolidated Financial Statements as of August 31, 1997 and 1998 and for each of the years in the three-year period ended August 31, 1998 (the "Consolidated Financial Statements") and the independent auditors' report thereon, are included elsewhere in this Prospectus. The information set forth below should be read in conjunction with information appearing elsewhere in this Prospectus: "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes.

                                                                Year Ended August 31

                                    1994             1995              1996             1997             1998

                                                        (Amounts in Thousands except ratios)
SUMMARY OF OPERATIONS:(1)
Net Sales.....................     $   6,677,933     $   7,256,869     $  9,788,587      $   9,147,507      $  8,775,046
Operating Income of Industry
  Segments....................           154,799           295,933          240,452            248,263           140,725
Interest Expense..............            51,485            53,862           62,445             62,335            73,645
Net Income....................            73,876           162,799          126,418            135,423            58,770



DISTRIBUTION OF NET INCOME:
Patronage Refunds:


  Allocated Equity............     $      44,032     $      61,356     $     60,776      $      68,079      $     35,528
  Cash and Cash
  Equivalents.................            26,580            33,061           32,719             40,228            23,593
Earned Surplus and Other
  Equities....................             3,264            68,382           32,923             27,116              (351)

                                   $      73,876     $     162,799     $    126,418      $     135,423     $      58,770



RATIO OF EARNINGS TO
  FIXED CHARGES (2)...........           2.1               4.0               3.0               3.0               1.6

BALANCE SHEETS:
Working Capital...............     $     290,704     $     319,513     $    322,050      $     242,211     $     373,638
Property, Plant and
  Equipment, Net..............     $     501,290     $     592,145     $    717,224      $     783,108     $     827,149
Total Assets..................     $   1,926,631     $   2,185,943     $  2,568,446      $   2,645,312     $   2,812,774
Long-Term Borrowings
  (excluding
  current maturities).........     $     506,531     $     469,718     $    616,258      $     580,665     $     728,103
Capital Shares and
  Equities....................     $     585,013     $     687,287     $    755,331      $     821,993     $     912,696



[FN]

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources" included herein, for a discussion of the pending income tax litigation relating to Terra, a former subsidiary of the Company.

(2)The ratios of earnings to fixed charges have been computed by dividing fixed charges into the sum of (a) income (loss) before taxes for the enterprise as a whole, less capitalized interest and with adjustments to appropriately reflect the Company's majority-owned and 20%-to 50%-owned affiliates, and (b) fixed charges. Fixed charges consist of interest on all indebtedness (including amortization of debt issuance expenses) and the component of operating rents determined to be interest, with adjustments as appropriate to reflect the Company's 20%-to 50%-owned affiliates.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

          Farmland has historically maintained two primary sources for debt capital: a substantially continuous public offering of its subordinated debt and demand loan securities (the "continuous debt program") and bank lines of credit.

          Our debt securities issued under the continuous debt program generally are offered on a best-efforts basis through the Company's wholly owned broker-dealer subsidiary, Farmland Securities Company. The debt securities are also being offered by American Heartland Investments, Inc. and Iron Street Securities Inc. (which are not affiliated with Farmland) and also may be offered by selected unaffiliated broker-dealers. The types of securities offered in the continuous debt program include certificates payable on demand and subordinated debenture bonds. The total amount of such debt outstanding and the flow of funds to, or from, the Company as a result of the continuous debt program are influenced by the rate of interest which Farmland establishes for each type or series of debt security offered and by options of Farmland to call for redemption certain of its outstanding debt securities. During the year ended August 31, 1998, the outstanding balance of demand certificates decreased by $22.1 million and the outstanding balance of subordinated debenture bonds increased by $33.4 million.

          In May 1996, Farmland entered into a five year Syndicated Credit Facility (the "Credit Facility") with various participating banks. The Credit Facility provides a $1.1 billion credit, subject to compliance with financial covenants as set forth in the Credit Facility, consisting of an annually renewable short-term credit of up to $650.0 million and a long-term credit of up to $450.0 million.

          Farmland pays commitment fees under the Credit Facility equal to 1/10 of 1% annually on the unused portion of the short-term credit and 1/4 of 1% annually on the unused portion of the long-term credit. In addition, Farmland must comply with the Credit Facility's financial covenants regarding working capital, the ratio of certain debts to average cash flow and the ratio of equity to total capitalization, all as defined in the agreement. The Company is in compliance with all covenants of the Credit Facility. The short-term credit provisions of the Credit Facility are reviewed and/or renewed annually. The next scheduled review date is in May 1999. The long-term credit provisions of the Credit Facility expire in May 2001.

          At August 31, 1998, the Company had $328.2 million of short-term borrowing and $170.0 million of long-term borrowings under the Facility. Additionally, $30.3 million of the Facility was being utilized to support letters of credit issued on behalf of Farmland. As of August 31, 1998, under the short-term credit provisions, the Company had capacity to finance additional current assets of $297.0 million and, under the long-term credit provisions, the Company had capacity to borrow up to an additional $274.5 million.

          During April 1998, Farmland National Beef Packing Company, L.P. ("FNBPC") replaced its existing borrowing arrangements with a new five year $130.0 million credit facility. This facility, which expires March 31, 2003, is provided by various participating banks and all borrowings thereunder are nonrecourse to Farmland or Farmland's other affiliates. FNBPC used a portion of this facility to repay in full its borrowings from Farmland. At August 31, 1998, FNBPC had borrowings under this facility of $86.2 million and $1.3 million of the facility was being utilized to support letters of credit. FNBPC has pledged certain assets to support its borrowings under the new facility.

      Leveraged leasing has been utilized to finance railcars and a significant portion of the Company's fertilizer production equipment. In December 1997, the Company entered into a series of agreements which provide for the construction and operation under a long-term lease of facilities adjacent to the Company's petroleum refinery at Coffeyville, Kansas. These facilities are designed to convert petroleum coke by-products into fertilizers. When the facilities are completed (presently scheduled for early in fiscal year 2000), Farmland will be obligated to make future minimum lease payments which, at that time, will have an approximate present value of $223 million. Alternatively, Farmland has an option to purchase the facilities. The Company's subordinated debt securities are subordinated in right of payment to the future lease obligations. In the event Farmland should default on the obligations described above, future lease obligations may be accelerated. If accelerated, obligations due and payable would total approximately $263 million, all of which would be senior to the subordinated debt securities. Upon payment of such amount, Farmland would receive title to the assets.


          The Company maintains other borrowing arrangements with banks and financial institutions. Under such agreements, at August 31, 1998, $36.0 million was borrowed.

          Tradigrain has borrowing agreements with various international banks which provide financing and letters of credit to support current international grain trading transactions. Obligations of Tradigrain under these loan agreements are nonrecourse to Farmland or Farmland's other affiliates. At August 31, 1998, such borrowings totaled $34.9 million.

          In the opinion of management, these arrangements for debt capital are adequate for the Company's present operating and capital plans. However, alternative financing arrangements are continuously evaluated.

          In December 1997, the Company sold 2 million shares of 8% Series A Cumulative Redeemable Preferred Shares (the "Preferred Shares") at $50 per Preferred Share with an aggregate liquidation preference of $100 million ($50 liquidation preference per share). The Preferred Shares are not redeemable prior to December 15, 2022. On and after December 15, 2022, the Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at specified redemption prices declining to $50 per share on and after December 15, 2027, plus accumulated and unpaid dividends, if any, thereon. The Preferred Shares do not have any stated maturity, are not subject to any sinking fund or mandatory redemption provisions and are not convertible into any other securities of the Company. Proceeds from the issuance of the Preferred Shares have been used to call for early redemption approximately $47.6 million of principal and accumulated interest on certain subordinated debt securities and to redeem approximately $50.0 million of capital shares and equity.

          In the normal course of business, the Company utilizes derivative commodity instruments, primarily related to grain, to hedge its exposure to price volatility. These instruments consist mainly of grain contracts traded on organized exchanges and forward purchase and sales contracts in cash markets. These hedging activities limit both the risk of loss and the potential for gain which otherwise could result from changes in market prices. Also, in the ordinary course of its international grain trading business, the Company may take long or short grain positions. Such positions are accounted for on a mark-to-market basis and the gain or loss is recognized currently as a component of net earnings. See "Business - Grain - Marketing" beginning on page 99 of this Prospectus.

      Farmland operates on a cooperative basis. In accordance with its bylaws, Farmland determines its annual net earnings from transactions with members ("member-sourced earnings"). For this purpose, annual net earnings means income before income tax determined in accordance with generally accepted accounting principles. The bylaws of Farmland provide that the Board of Directors has complete discretion with respect to the handling and ultimate disposition of any member-sourced losses. The member-sourced earnings (after handling of member-sourced losses) are returned to members as patronage refunds in the form of qualified and/or nonqualified written notices of patronage refund allocation. Each member's portion of the annual patronage refund is determined by the earnings of Farmland attributed to the quantity or value of business transacted by the member with Farmland during the year for which the patronage is paid. Nonmember-sourced income (earnings attributed to transactions with persons not eligible to receive patronage refunds, i.e. nonmembers) and nonpatronage income or loss (income or loss from activities not directly related to the cooperative marketing or purchasing activities of Farmland) is subject to income taxes computed on the same basis as such taxes are computed on the income or loss of other corporations.

      Under Farmland's bylaws, patronage refunds, determined as stated above, are distributed to members unless the earned surplus account after such distribution is lower than 30% of the sum of the prior year-end balance of outstanding common shares, associate member shares, capital credits and patronage refunds for reinvestment. In such cases, the patronage refund is reduced by the lesser of 15% or an amount required to increase the earned surplus account to the required 30%. The amount by which the patronage refund income is so reduced is treated as nonmember-sourced income. The patronage refund income remaining is distributed to members as in the form of qualified or nonqualified written notices of allocation. For the years 1996, 1997 and 1998, the earned surplus account exceeded the required amount by $84.7 million, $101.7 million and $87.0 million, respectively.

          The patronage refunds may be paid in the form of qualified or nonqualified written notices of allocation or cash. The qualified patronage refund, if any, must be paid at least 20% in cash and is deductible by the Company for federal income tax purposes. The portion of the qualified patronage refund not paid in cash (the allocated equity portion) is distributed in common shares, associate member common shares or capital credits (depending on the membership status of the recipient), or the Board of Directors may determine to distribute the allocated equity portion in any other form or forms of equities. The allocated equity portion of the qualified patronage refund is determined annually by the Board of Directors, but is limited to no more than 80% of the total qualified patronage refund. The nonqualified patronage refund, if any, is recorded as book credits in the form of common shares, associate member common shares or capital credits (depending on the membership status of the recipient), or the Board of Directors may determine to record the nonqualified patronage refund in any other form or forms of nonpreferred equities. The nonqualified patronage refund is deductible by the Company for federal income tax purposes only upon redemption of the equity or equities issued. The nonqualified patronage refund and the allocated equity portion of the qualified patronage refund are sources of funds from operations which are retained for use in the business and which increase Farmland's equity base. Common shares and associate member common shares may be redeemed by cash payments from Farmland to holders thereof who participate in Farmland's base capital plan. Common stock, associate member common stock, capital credits and other equities of Farmland and Foods may also be redeemed under other equity redemption plans. The base capital plan and other equity redemption plans are described under "Business - Equity Redemption Plans" included below.

          Major sources of cash during 1998 include: $37.7 million from operating activities; $57.6 million from cash distributions from ventures; $100.0 million from the issuance of preferred shares; $11.2 million of net proceeds from issuance of subordinated debt and demand loan certificates; $118.4 million of net proceeds on bank loans and notes payable; and $61.5 million from the collection of long-term notes receivable, the sale of fixed assets and investments. Cash provided by operating activities decreased in 1998 compared with 1997 primarily due to the decrease of net income, accounts payable and other current operating liability accounts.

      Major uses of cash during 1998 include: $136.1 million for capital expenditures and acquisition of other long-term assets; $69.5 million for acquisition of investments and notes receivable; $47.2 million of net decrease in checks and drafts outstanding; $40.4 million for cash patronage refunds distributed from income of the 1997 fiscal year; and $80.2 million for the redemption of equities under the Farmland base capital and other equity redemption plans.

      In July 1983, Farmland sold the stock of Terra, a wholly owned subsidiary engaged in oil and gas exploration and production operations and exited its oil and gas exploration and production activities. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

          On March 24, 1993, the IRS issued a statutory notice to Farmland asserting deficiencies in federal income taxes (exclusive of statutory interest thereon) in the aggregate amount of $70.8 million. The asserted deficiencies relate primarily to the Company's tax treatment of the $237.2 million gain resulting from its sale of the stock of Terra and the IRS's contention that Farmland incorrectly treated the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice further asserts that Farmland incorrectly characterized for tax purposes gains aggregating approximately $14.6 million and a loss of approximately $2.3 million from dispositions of certain other assets.

          On June 11, 1993, Farmland filed a petition in the United States Tax Court contesting the asserted deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court in September 1995 and reply briefs were submitted to the court in November 1995.

          If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities aggregating approximately $85.8 million plus accumulating statutory interest thereon (approximately $279.9 million through August 31, 1998), or $365.7 million (before tax benefits of the interest deduction) in the aggregate at August 31, 1998. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase Farmland's federal and state income taxes for that year by approximately $15.3 million (including accumulated statutory interest thereon). The asserted federal and state income tax liabilities and accumulated interest thereon would become immediately due and payable unless the Company appealed the decision and posted the requisite bond to stay assessment and collection.

      In March 1998, Farmland received notice from the IRS assessing the $15.3 million tax and accumulated statutory interest related to the Company's 1989 tax year (as described above). In order to establish the trial court in which initial litigation, if any, of the dispute would occur and to stop the accumulation of interest, the Company deposited funds with the IRS in the amount of the assessment. After making the deposit, the Company filed for a refund of the entire amount deposited.

          The liability resulting from an adverse decision by the United States Tax Court would be charged to current earnings and would have a material adverse effect on the Company. In the event of such an adverse determination of the Terra tax issue, certain financial covenants of the Company's Credit Facility become less restrictive. Had the United States Tax Court decided in favor of the IRS on all unresolved issues and had all related additional federal and state income taxes and accumulated interest thereon been due and payable on August 31, 1998, Farmland's borrowing capacity under the Credit Facility was adequate at that time to finance the liability. However, Farmland's ability to finance such an adverse decision depends substantially on the financial effects of future operating events on its borrowing capacity under the Credit Facility.

          No provision has been made in the Consolidated Financial Statements for federal or state income taxes (or interest thereon) in respect of the IRS claims described above. The Company believes that it has meritorious positions with respect to all of these claims.

          In the opinion of Bryan Cave LLP, the Company's special tax counsel, it is more likely than not that the courts will ultimately conclude that the Company's treatment of the Terra sale gain was substantially, if not entirely, correct. Such counsel has further advised, however, that none of the issues involved in this dispute is free from doubt and there can be no assurance that the courts will ultimately rule in favor of the Company on any of these issues.

RESULTS OF OPERATIONS FOR YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

          The Company's revenues, margins and net income depend, to a large extent, on conditions in agriculture and may be volatile due to factors beyond the Company's control, such as weather, crop failures, federal agricultural programs, production efficiencies and U.S. imports and exports. In addition, various federal and state regulations to protect the environment encourage farmers to reduce the use of fertilizers and other chemicals. Global variables which affect supply, demand and price of crude oil, refined fuels, natural gas and other commodities may impact the Company's operations. Historically, changes in the costs of raw materials used in the manufacture of the Company's finished products have not necessarily resulted in corresponding changes in the prices at which such products have been sold by the Company. Management cannot determine the extent to which these factors may impact future operations of the Company. The Company's cash flow and net income may continue to be volatile as conditions affecting agriculture and markets for the Company's products change.



          The increase (decrease) in sales and operating income by business segment in each of the years in the three-year period ended 1997, compared with the respective prior year, is presented in the below table.


               Change in Sales

                                                                               1996           1997       1998 Compared
                                                                             Compared       Compared       with 1997
                                                                            with 1995      with 1996

                                                                                      (Amount in Millions)
INCREASE (DECREASE) OF INDUSTRY SEGMENT SALES:
  Petroleum........................................................       $  181            $   274           $  (195)
  Crop Production..................................................          165                (73)             (105)
  Feed.............................................................          102                 48               (68)
  Food Processing and Marketing....................................          535                338                90
  Grain Marketing..................................................        1,562             (1,230)             (106)
  Other............................................................          (14)                 2                12

TOTAL CHANGE IN SALES..............................................       $2,531            $  (641)          $  (372)


      Change in Operating and Net Income

                                                                               1996           1997       1998 Compared
                                                                             Compared       Compared       with 1997
                                                                            with 1995      with 1996

                                                                                      (Amount in Millions)
INCREASE (DECREASE) OF OPERATING INCOME OR LOSS:
  Petroleum........................................................       $   13            $    32           $   (36)
  Crop Production..................................................          (20)               (19)             (112)
  Feed.............................................................            3                 (6)                4
  Food Processing and Marketing....................................          (12)               (19)                9
  Grain Marketing..................................................          (36)                25                24
  Other............................................................           (3)                (5)                3

TOTAL CHANGE IN OPERATING INCOME...................................       $  (55)           $     8           $  (108)

CORPORATE EXPENSES AND OTHER:
General corporate expenses (increase) decrease.....................       $  (10)           $     2           $    (6)
Interest expense (increase) decrease...............................           (8)                 -               (11)
Other income and deductions increase (decrease)....................            9                 (2)                8
Equity in net income of investees increase.........................           18                  1                11
Minority owners' interest in net income of subsidiaries
  (increase) decrease..............................................            2                 (1)                2
Income taxes decrease..............................................            8                  1                28

Net income increase (decrease).....................................       $  (36)           $     9           $   (76)





          In computing the operating income or loss of an industry segment, none of the following have been added or deducted: corporate expenses (included in the Consolidated Statements of Operations as selling, general and administrative expenses) which cannot be practicably identified or allocated to an industry segment, interest expense, interest income, equity in net income (loss) of investees, other income (deductions) and income taxes.


Following is management's discussion of industry segment sales, operating income or loss and other factors affecting the Company's net income during 1996, 1997 and 1998.


PETROLEUM

   SALES

      The petroleum business's unit sales of refined fuels increased by 7.5% in 1998 compared to 1997. However, aggregate petroleum dollar sales decreased by $194.9 million, or 14.6%, in 1998 compared with 1997 primarily due to a 15.3% decrease in the average unit price of refined fuels (gasoline, distillates and diesel) and a 29.3% decrease in the average unit price of propane products.

      Sales of the petroleum business increased $273.5 million, or 25.8%, in 1997 compared with 1996. This increase was primarily attributable to expansion of the refinery's capacity, which resulted in increased unit sales of gasoline, distillates and diesel fuel, as well as to an increase of the unit price for these products.

      Sales of the petroleum business increased $181.5 million in 1996 compared with 1995. This increase was primarily the result of an 11% increase of the average price of refined fuels and increased unit sales of approximately 9.5%.

OPERATING INCOME

      The petroleum business had operating income of $0.4 million in 1998 compared with $36.3 million in 1997. This decrease resulted primarily from a $27.6 million adjustment of year-end last-in, first-out ("LIFO") inventories to market value. Petroleum operating income also decreased as finished goods prices declined more than crude oil prices declined, resulting in lower gross margins on units sold.

      Operating income of the petroleum business increased $31.5 million in 1997 compared with 1996. This increase was primarily a result of higher margins coupled with increased unit sales. The higher margins are primarily attributable to an increase in the difference between crude oil prices and finished product prices, the ability of the refinery to process crude oil streams containing a higher proportion of sulfur and to higher production efficiencies resulting from increased refinery capacity.

      The petroleum business had operating income of $5.0 million in 1996 compared to an operating loss of $8.0 million in 1995. This improvement was primarily attributable to higher unit margins resulting from seasonal demand pressure on product price movements. In addition, petroleum realized some margin improvement resulting from increased production capacity at the Company's refinery.


CROP PRODUCTION

   SALES

      Although crop production unit sales increased 2.3% in 1998 compared to 1997, unit prices for nitrogen-based fertilizers decreased 15.0% and unit prices for phosphate-based fertilizers decreased 6.7%. As a result, crop production sales decreased $105.7 million, or 8.4%, in 1998 compared with 1997. The decline in nitrogen-based fertilizer prices resulted from pressures of rising capacity and inventories in the industry combined with decreased demand from East Asia and China.

      Crop production sales decreased $72.7 million, or 5.4%, in 1997 compared with 1996. This decrease was primarily a result of lower unit sales of phosphate and nitrogen fertilizers and lower phosphate-based fertilizer prices partially offset by higher nitrogen prices.

      Crop production sales increased $164.9 million or 14.1% in 1996 compared with 1995. This increase was primarily a net result of increased unit sales of phosphate and nitrogen fertilizers and higher phosphate-based fertilizer prices, partly offset by a slight decline of nitrogen prices.


   OPERATING INCOME

      Operating income of the Company's crop production business decreased $111.9 million, or 70%, in 1998 compared with 1997. This decrease was primarily a result of lower nitrogen fertilizer unit margins partially offset by higher unit margins for phosphate fertilizers. Nitrogen margins decreased primarily due to lower selling prices which declined as a result of additional global fertilizer production capacity combined with lower demand in the East Asian market, particularly China. The Company's share of net income from crop production ventures, primarily phosphate manufacturing and WILFARM, increased in 1998 to $46.9 million compared with $41.2 million in 1997.


      Operating income of the Company's crop production business decreased $18.8 million, or 10.5%, in 1997 compared with 1996. This decrease was primarily a result of higher natural gas costs which resulted in lower nitrogen fertilizer unit margins, partially offset by higher unit margins related to the distribution of phosphate fertilizers. The Company's share of net income from crop production ventures, primarily phosphate manufacturing and WILFARM, decreased slightly in 1997 to $41.2 million compared with $41.9 million in 1996.

      Operating income of the Company's crop production business in 1996 decreased $19.7 million from 1995, primarily because of lower fertilizer margins. However, the aggregate contribution to net income from all crop production operations (including joint ventures) was at about the same level in 1996 as in 1995. Nitrogen fertilizer margins decreased by approximately $6.0 million, or 2.8%, as a result of lower average unit selling prices combined with higher raw material costs. Unit margins from the Company's phosphate fertilizer operations decreased approximately $16.7 million. The effect of these decreases were largely offset by an increase of approximately $17.1 million in the Company's share of net income from joint ventures engaged in phosphate fertilizer manufacturing operations and an increase of approximately $2.4 million in the Company's share of net income from WILFARM


FEED

   SALES


      Sales of the feed business decreased $68.3 million in 1998 compared with 1997. The decrease resulted primarily from the sale of approximately the same volume as in the prior year combined with lower per ton ingredient prices in livestock feed and feed ingredients.


      Sales of the feed business increased $48.1 million in 1997 compared with 1996. This increase resulted primarily from higher unit prices of feed ingredients combined with a slight increase in volume.

      Sales of feed products increased 21.9% to $569.9 million in 1996 compared with $467.7 million in 1995. The increase was primarily attributable to higher unit prices which reflected higher cost of raw materials. In addition, unit sales of formula feed and feed ingredients increased approximately 2% and 10%, respectively.


   OPERATING INCOME

      Operating income in the feed business increased $4.3 million in 1998 compared with 1997. The increase was primarily attributable to higher margins per ton in livestock feed, feed ingredients and pet/specialty/equine feeds as well as lower expenses.

      Operating income of the feed business decreased $6.3 million in 1997 compared with 1996. This decrease was primarily attributable to declining sales through traditional local cooperative channels and an increase in sales to lower margin commercial accounts.

      Operating income of the feed business increased $2.9 million in 1996 compared with 1995. This increase was attributable primarily to increased unit margins on feed grade phosphate and to increased sales of feed ingredients.

FOOD PROCESSING AND MARKETING

   SALES

      Sales from the Company's food processing and marketing business increased $90.2 million in 1998 compared with 1997. The increase was attributable to increases of approximately 15% and 9% in the number of cattle and hogs processed, respectively, partly offset by lower wholesale prices for beef and pork.

      The Company's food processing and marketing business sales increased $338.4 million in 1997 compared with 1996. This increase was largely attributable to increased unit volume primarily resulting from the operations of pork processing plants acquired during the third and fourth quarters of 1996. Unit price increases of approximately 4% also contributed to the increase in sales.

      Sales of the food processing and marketing business increased $528.1 million in 1996 compared with 1995. Beef sales increased $308.7 million due primarily to the effect of including operations of the Hyplains Beef L.C. ("Hyplains") beef plant in the Company's financial statements for a full year in 1996. The Company acquired a majority ownership in this plant in March 1995. Pork sales increased $219.4 million primarily as a result of higher unit sales of branded products mostly as a result of acquisitions (OhSe and Farmstead brands).

   OPERATING INCOME

      Operating income of the Company's food processing and marketing business increased $9.0 million in 1998 compared with 1997. The increase was primarily due to increased gross margins in pork processing and marketing operations due to lower hog prices. This increase was partly offset by losses in livestock production, also resulting from lower hog prices and by losses on the beef processing and marketing operations.

      Operating income of the Company's food processing and marketing business decreased $18.8 million in 1997 compared with 1996. This decrease was primarily attributable to the increased cost to acquire live hogs and to the increased selling and administrative expenses related to the food processing business, partially offset by increased beef unit margins.

      Operating income of the food processing and marketing business of $65.1 million in 1996 represented a $12.0 million decrease compared to 1995. This decrease primarily resulted from decreased margins on fresh pork and increased administrative expenses, partially offset by increased beef unit sales.


GRAIN MARKETING

   SALES AND OPERATING INCOME

      Although sales volume in bushels increased 3.7%, lower commodity prices resulted in a 4.8% decrease in total grain marketing sales, from $2.2 billion in 1997 to $2.1 billion in 1998. Operating income in the grain business increased $23.6 million in 1998 compared with 1997. This increase resulted from significantly improved margins on certain international grain transactions and from higher storage revenues.

      The Company's grain marketing sales decreased $1.2 billion in 1997 compared with 1996. This decrease resulted from decreases in both unit sales (primarily due to a reduction in export sales) and unit prices. The grain marketing business had operating income of $6.8 million in 1997 compared with an operating loss of $18.2 million in 1996. This increase in operating income was primarily attributable to higher margins combined with increased storage income.


      Grain sales increased $1.6 billion, or 82%, in 1996 compared to 1995 principally owing to a 40% increase in units sold combined with increased grain prices. Grain had a $18.2 million operating loss in 1996 compared with $17.9 million operating income in 1995. The operating loss was principally attributable to drought conditions in certain major wheat producing regions of the United States which resulted in both shortages of and significantly higher prices for wheat. Due to this shortage, the Company had to source wheat (in order to meet contractual obligations) from domestic geographic areas farther from the Company's gulf coast export elevator than expected, resulting in higher than anticipated purchase prices and transportation charges. The Company's policy is to hedge its exposure to price fluctuations. However, in order to avoid influencing price movement in certain commodity futures markets, significant contracts are hedged over a period of time, but as soon as practical, after such contracts are written. In 1996, the Company entered into a significant fixed price sales contract. During the time required to fully hedge this contract, the market for wheat was relatively volatile but generally trended upward. The joint effect of these factors contributed to the 1996 loss in the Company's grain operations.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

          Selling, general and administrative expenses ("SG&A") increased $22.6 million, or 5.5%, in 1998 compared with 1997. SG&A directly associated with business segments increased $16.4 million (primarily related to the grain marketing and meats businesses) and has been included in the determination of the operating income of business segments. General corporate expenses not identified to business segments increased $6.2 million primarily as a result of the increased cost of management information systems and the acquisition of SF Services, Inc. ("SF Services").

          SG&A increased $40.4 million, or 11%, in 1997 compared with 1996.
SG&A directly associated with business segments increased $42.3 million (primarily associated with the food processing and marketing segment) and has been included in the determination of the operating income of business segments. General corporate expenses not identified to business segments decreased $1.9 million primarily as a result of lower employee-related costs.

          SG&A increased $24.6 million, or 7.1%, in 1996 compared with 1995. Approximately $11.8 million of the increase was directly connected to business segments (primarily the food processing and marketing and grain marketing segments) and has been included in the determination of the operating income of business segments. The increase of general corporate expenses, not identified to business segments ($12.81 million), included higher expenses from improving the management information systems and higher employee-related costs.


OTHER INCOME (DEDUCTIONS)

   INTEREST EXPENSE

      Interest expense increased $11.3 million in 1998 compared with 1997, primarily reflecting higher average borrowings.

      Interest expense decreased $0.1 million in 1997 compared with 1996, reflecting lower average borrowings offset by a slight increase in the average interest rate.

      Interest expense increased $8.6 million in 1996 compared with 1995, reflecting higher average borrowings, partly offset by a slight decline in the average interest rate.

   OTHER, NET

      During 1998, the Company sold: (1) an approximate 3.8% interest in FNBPC, resulting in a gain before income taxes of $7.2 million; and (2) all of its interest in Cooperative Services Company, formerly a 100% owned subsidiary, resulting in a gain before income taxes of $2.2 million.

      In May 1996, the Company sold its interest in a communications joint venture, Broadcast Partners. The sale resulted in a gain before income taxes of $10.9 million


CAPITAL EXPENDITURES

      See "Business - Capital Expenditures and Investments in Ventures."


MATTERS INVOLVING THE ENVIRONMENT

          The Company is subject to various stringent federal, state and local environmental laws and regulations, including those governing the use, storage,

discharge and disposal of hazardous materials, as the Company uses hazardous substances and generates hazardous wastes in the ordinary course of its manufacturing processes. The Company recognizes liabilities related to remediation of contaminated properties when the related costs are probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. Such liabilities include estimates of the Company's share of costs attributable to potentially responsible parties which are insolvent or otherwise unable to pay. All liabilities are monitored and adjusted regularly as new facts or changes in law or technology occur.

          The Company wholly or jointly owns or operates 24 grain elevators and 75 manufacturing properties and has potential responsibility for environmental conditions at a number of former manufacturing facilities and at waste disposal facilities operated by third parties. The Company also has been identified as a potentially responsible party ("PRP") under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") at various National Priority List sites and has unresolved liability with respect to the past disposal of hazardous substances at five such sites. CERCLA may impose joint and several liability on certain statutory classes of persons for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present and former owners or operators of a contaminated property and companies that generated, disposed of, or arranged for the disposal of hazardous substances found at the property. The Company is investigating or remediating contamination at 26 properties under CERCLA and/or the state and federal hazardous waste management laws. During 1996, 1997 and 1998, the Company paid approximately $1.8 million, $4.6 million and $3.1 million, respectively, for environmental investigation and remediation.

          The Company currently is aware of probable obligations for environmental matters at 36 properties. As of August 31, 1998, the Company has an environmental accrual in its Consolidated Balance Sheet for probable and reasonably estimated cost for remediation of contaminated property of $14.4 million. The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes that the accruals established for environmental expenditures are adequate.

          The Company's actual final costs of addressing certain environmental matters are not quantifiable and therefore have not been accrued, because such matters are in preliminary stages and the timing, extent and costs of various actions which governmental authorities may require are currently unknown. Also, management is aware of other environmental matters for which there is a reasonable possibility that the Company will incur costs to resolve. It is possible that the costs of resolution of the matters described in this paragraph may exceed the liabilities which, in the opinion of management, are probable and which costs are reasonably estimable at August 31, 1998. In the opinion of management, it is reasonably possible for such additional costs to be approximately $19.2 million.

          Under the Resource Conservation Recovery Act of 1976 (' 'RCRA''), the Company has three closure and four post-closure plans in place for five locations. Closure and post-closure plans also are in place for three landfills and two injection wells as required by state regulations. Such closure and post-closure costs are estimated to be $4.9 million at August 31, 1998 (and is in addition to the $19.2 million discussed in the prior paragraph). The Company accrues these liabilities when plans for termination of plant operations have been made. Operations are being conducted at these locations and the Company does not plan to terminate such operations in the foreseeable future. Therefore, the Company has not accrued these environmental exit costs.


          There can be no assurance that the environmental matters described above, or environmental matters which may develop in the future, will not have a material adverse effect on the Company's business, financial condition or results of operations.

          Protection of the environment requires the Company to incur expenditures for equipment or processes, which expenditures may impact the Company's future net income. However, the Company does not anticipate that its competitive position will be adversely affected by such expenditures or by laws and regulations enacted to protect the environment. Environmental expenditures are capitalized when such expenditures provide future economic benefits. In 1996, 1997 and 1998, the Company had capital expenditures of approximately $10.9 million, $8.4 million and $8.7 million, respectively, to improve the environmental compliance and efficiency of its operations. Management believes the Company currently is in substantial compliance with existing environmental rules and regulations.


RECENT ACCOUNTING PRONOUNCEMENTS

      Statements of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," No. 131, "Disclosures about Segments of an Enterprise and Related Information," and No. 132, "Employer's Disclosures About Pensions and Other Postretirement Benefits" have been issued by the Financial Accounting Standards Board ("FASB") and are effective for fiscal periods beginning after December 15, 1997. These statements expand or modify disclosures and, accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 by the FASB and is effective for fiscal periods beginning after June 15, 1999. The Company is currently evaluating the impact, if any, that adoption of the provisions of SFAS No. 133 will have on its financial statements.


RECENT DEVELOPMENTS


      Based on preliminary operating information available at this time, the Company estimates a net loss of $5 million to $7 million for the quarter ended November 30, 1998 (the _First Quarter") compared with net income of $ 17.3 million for the corresponding quarter of last year.

      Market prices of nitrogen-based plant nutrients have declined as the industry experienced increased inventory positions relative to the prior year. As a result, selling prices of the Company's nitrogen-based plant nutrients in the First Quarter were 34% lower than in the same period last year. The decreased selling prices more than offset the favorable effects of lower product costs (primarily a result of lower costs for natural gas, the primary raw material consumed in nitrogen manufacturing). Gross margins on nitrogen-based products decreased approximately $19 million in the First Quarter compared with the same period of last year. Although demand for such products was below expected levels early in the quarter, demand increased significantly in the later weeks of November. Also, the Company's quoted price for tons purchased under prepayment programs for spring use are considerably above current selling prices owing to an expectation for normal to above normal spring demand.

      At November 30, 1998, the carrying value of petroleum inventories was $142.3 million stated under the LIFO method, which exceeded the market value of such inventory by approximately $34.3 million. At the present time, management reasonably expects that this decline will be recovered during fiscal year 1999 and, accordingly, this market value decline will not be recognized in the Company's First Quarter results of operations. However, given the volatility of the crude oil and refined fuels markets, no assurance can be provided that the market value of petroleum inventories will exceed their carrying value at the time of the Company's future interim reporting period, or at the Company's year-end.




CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      The Company is including the following cautionary statement in this Prospectus to make applicable and take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statement made by, or on behalf of, the Company. The factors identified in this cautionary statement are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

      Where any such forward-looking statement includes a statement of the assumptions or basis underlying such forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Such forward looking statements include, without limitation, statements regarding the seasonal effects upon the Company's business, the effects of actual, pending and possible legislation and regulation upon the Company's business (including, but not limited to, the effects of FAIR, "fast-track" and certain environmental laws), the anticipated expenditures for environmental remediation, the consequences of an adverse judgment in certain litigations (including the Terra litigation), the Company's ability to fully and timely complete modifications and expansions with respect to certain of the

Company's manufacturing facilities, the redemption of the Company's various equities, the adequacy of certain raw material reserves and supplies, the Company's objectives with respect to certain strategic acquisitions and dispositions and the Company's ability to resolve Year 2000 issues with respect to its financial, informational and operational systems. A discussion of such forward-looking statements is found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in "Notes to 10-K Consolidated Financial Statements", as well as within this Prospectus generally.

      Taking into account the foregoing, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the
Company:

1.Weather patterns (flood, drought, frost, etc.) or crop failure.

2.Federal or state regulations regarding agricultural programs and production efficiencies.

3.Federal or state regulations regarding the amounts of fertilizer and other chemical applications used by farmers.

4.Factors affecting the export of U.S. agricultural produce (including foreign trade and monetary policies, laws and regulations, political and governmental changes, inflation and exchange rates, taxes, operating conditions and world demand).

5.Factors affecting supply, demand and price of crude oil, refined fuels, natural gas and other commodities.


6.egulatory delays and other unforeseeable obstacles beyond the Company's control that may affect growth strategies through acquisitions and investments in joint ventures.

7.Competitors in various segments which may be larger than the Company, offer more varied products or possess greater resources.

8.Technological changes (including "Year 2000" compliance issues) are more difficult or expensive to implement than anticipated.

9.Unusual or unexpected events such as, among other things, litigation settlements, adverse rulings or judgments and environmental remediation costs in excess of amounts accrued.

10.The factors identified in "Risk Factors" included above.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

SENSITIVITY ANALYSIS

      The Company is exposed to various market risks, including commodity price risk, foreign currency risk and interest rate risk. To manage the volatility related to these risks, the Company enters into various derivative transactions pursuant to the Company's policies in areas such as counter-party exposure and hedging practices. Within limits approved by the Company's Board of Directors, the Company's international grain trading subsidiary, Tradigrain, may take net long or short commodity positions. Otherwise, the Company does not hold or issue derivative instruments for trading purposes. Commodities to which the Company has risk exposure include: wheat, corn and milo, soybeans, cattle, hogs, natural gas, crude oil and refined fuels. The Company maintains risk management control systems to monitor its commodity risks and the offsetting hedge positions.

      The following table presents one measure of market risk exposure using sensitivity analysis. Market risk exposure is defined as the change in the fair value of the derivative commodity instruments assuming a hypothetical change of 10% in market prices Actual changes in commodity market prices may differ from hypothetical changes. Fair value was determined for derivative commodity contracts using the average quoted market prices for the three near-term contract periods. For derivative commodity instruments, fair value was based on the Company's net position by commodity at year-end. The market risk exposure excludes the underlying positions that are being hedged. The underlying commodities hedged have a high inverse correlation to price changes of the derivative commodity instruments.


  Effect of 10% Change in Fair Value

        As  of August 31, 1998

            (In millions)
DERIVATIVE COMMODITY CONTRACTS:
Grains:
  Trading....................   $4.9
  Other than Trading.........   $0.9
Energy, other than trading...   $8.9
Meats, other than trading....   $0.6


      The Company uses interest rate swaps to hedge a portion of its variable interest rate exposure and uses foreign currency forward contracts to hedge its exposure related to certain foreign currency denominated transactions. Assuming an adverse interest rate movement of 100 basis points and assuming an adverse movement in the foreign currency spot price of 10%, the impact on fair value of interest and currency positions held would be $3.1 million and $4.1 million, respectively. Market risk on these transactions is not material to the Company's results of operations or financial position.

                        DETERMINATION OF INTEREST RATES


      The Certificate Interest Rate ("CIR") is the interest rate per annum for Demand Loan Certificates as determined, from time to time, by Farmland. Any change in the CIR will not affect the CIR on any outstanding Demand Loan Certificate. Except as hereinafter provided, each Demand Loan Certificate shall earn interest at the CIR in effect on the date of issuance of such Demand Loan Certificate for a period of six (6) months only; provided, however, that if during such six (6) month period the CIR for Demand Loan Certificates is increased to a rate higher than that currently in effect for a Demand Loan Certificate, then each such Demand Loan Certificate shall earn interest at the increased rate from the effective date of the increase to the end of such Demand Loan Certificate's then current six (6) month period. Six (6) months from the date of issuance of each Demand Loan Certificate and each six (6) month anniversary date thereafter, such Demand Loan Certificate shall, if not redeemed, earn interest at the CIR for Demand Loan Certificates in effect on such anniversary date, but only for a six (6) month period from such anniversary date, subject to the escalation provisions previously set forth. A decrease in the CIR for Demand Loan Certificates will have no effect on the CIR of any Demand Loan Certificate issued prior to the decrease unless such decreased rate is in effect on the first day of the next subsequent six (6) month period of such outstanding Demand Loan Certificate. If redeemed by a Farmland member cooperative during a one (1) month period or by any other purchaser during a six
(6) month period immediately following the Date of Original Issuance, the Demand Loan Certificates shall bear interest from Date of Original Issuance to date of redemption at a rate 2% below the Certificate Interest Rate (the "Demand Rate"). Thus, if the Certificate Interest Rate is 6% per year, the Demand Rate would be 4% per year.

      The Bond Interest Rate ("BIR"), with respect to any series of Subordinated Debenture Bonds, is the interest rate per annum for such Series, as determined by Farmland, from time to time, after giving consideration to the current rates of interest established by various money markets, and Farmland's need for funds. Any change in the BIR will not affect the BIR on any Subordinated Debenture Bonds for which the full purchase price was received prior to the change.

      On the date of this Prospectus, the CIR on Demand Loan Certificates and the BIR on Subordinated Debenture Bonds is as follows:

                                                Minimum        Certificate
                                            Initial InvestmentInterest Rate

          Demand Loan Certificates.............$  1,000            5.5%


                                                                   Bond
          Subordinated Debenture Bonds:                       Interest Rates

           Ten-Year, Series A .................$  1,000            7.00
           Ten-Year, Series B  ................$100,000            7.15
           Five-Year, Series C ................$  1,000            6.5
           Five-Year, Series D ................$100,000            6.65
           Ten-Year Monthly Income, Series E ..$  5,000            7.00
           Ten-Year Monthly Income, Series F ..$100,000            7.15
           Five-Year Monthly Income, Series G .$  5,000            6.50
           Five-Year Monthly Income, Series H .$100,000            6.65


      Whenever the CIR or BIR is changed, we will amend this Prospectus to specify the interest rate in effect, after the date of the change. Whenever the CIR or BIR is changed, Farmland will notify holders of Demand Loan Certificate and Subordinated Debenture Bond of the change. Information concerning the CIR and BIR can be obtained from the Prospectus or from Farmland Securities Company, Post Office Box 7305, Kansas City, Missouri 64116 (telephone 1-800-821-8000, extension 6360). See "Description of Debt Securities - Demand Loan Certificates - Interest" and the subcaption "Bond Interest Rates" within the description of each type of Subordinated Debenture Bond.

                                USE OF PROCEEDS

      The offering is made on a best efforts basis with no established minimum amount of Subordinated Debenture Bonds and Demand Loan Certificates (collectively the "Offered Debt Securities") that must be sold. No assurance can be provided as to the amount of net proceeds the Company may receive as a result of this offering. Assuming that all of the Subordinated Debenture Bonds and Demand Loan Certificates offered for cash are sold, net proceeds to the

Company will be approximately $253.2 million after deducting estimated commissions and expenses. To the extent Subordinated Debenture Bonds are exchanged pursuant to the exchange offer, net cash proceeds will be reduced by the face amount of Subordinated Debenture Bonds exchanged, up to $40.0 million. Any proceeds to the Company from this offering may be used: 1) to fund portions of the Company's capital expenditures and investments in ventures which are estimated to be approximately $146.5 million through the two-year period ending August 31, 2000; 2) to refinance approximately $28.7 million of subordinated debt with interest rates of 6.0% to 9.25% which mature at various times prior to August 31, 2000; or 3) to redeem subordinated debt prior to maturity at owners' requests, as permitted by the respective trust indenture pursuant to which such subordinated debt was issued. To the extent that proceeds from sales of the securities offered hereby are less than amounts required for these purposes, such insufficient amounts may be obtained from operations, from bank or other borrowings or from other financing arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources", included herein, "- Capital Expenditures and Investments in Ventures", included in this Prospectus and the subcaptions "Redemption by Farmland" and "Redemption by the Holder" within the description of each type of Subordinated Debenture Bond included in this Prospectus.

                              PLAN OF DISTRIBUTION

      The securities offered by this Prospectus for cash and for exchange are offered by Farmland Securities Company ("FSC"), American Heartland Investments, Inc. ("AHI") and Iron Street Securities Inc. ("ISS"), and may be offered by other broker-dealers selected by Farmland. The offering is on a best efforts basis. There is no requirement that any minimum amount of securities offered hereby must be sold. The offering shall be for an indeterminate period of time not expected to be in excess of two years.


      FSC, located at 3315 North Oak Trafficway, Kansas City, Missouri, is a wholly-owned subsidiary of Farmland organized for the sole purpose of offering Farmland's Demand Loan Certificates and subordinated debt for sale to the general public and/or for exchange and to solicit offers therefor which are subject to acceptance by Farmland. FSC is a member of the NASD and the Securities Investor Protection Corporation (SIPC). FSC's involvement in this offering is in compliance with terms of a partial exemption from requirements of Schedule E of the NASD Bylaws; no persons, other than persons associated with Farmland or FSC, participated in determining the price and other terms of the securities offered hereby. FSC is under no firm commitment or obligation to solicit offers for any specified amount of such debt securities. FSC's commitment is to use its best efforts to solicit such orders. Farmland will pay commissions to FSC not to exceed 4% of the aggregate price of the Offered Debt Securities. Farmland will pay all expenses and liabilities incurred by FSC, limited to an amount not to exceed 3% of the aggregate sales price of the Offered Debt Securities. FSC is a registered broker-dealer under the Exchange Act but has only limited authority to engage in the offer and sale of securities issued by Farmland. Farmland will indemnify FSC for certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

      FSC, AHI, ISS and other brokers-dealers, if any, selected by Farmland have or will agree to deliver a current prospectus relating to the Offered Debt Securities to prospective investors at the time of or prior to any offering of such certificates for sale or for exchange.

      The Company has engaged AHI and ISS to offer Farmland's Offered Debt Securities to the general public and for exchange and to solicit offers therefore which are subject to acceptance by Farmland. AHI is located at 110 East Iron Avenue, P.O. Box 1303, Salina, Kansas 67402. ISS is located at 112
East Iron Street, P.O. Box 1186, Salina, Kansas 67402. Farmland may engage other broker-dealers that are qualified to offer and sell Offered Debt

Securities in a particular state and that are members of the National Association of Securities Dealers, Inc. AHI, ISS and each broker-dealer participating in this offering shall be held responsible for complying with all statutes, rules and regulations of all jurisdictions in which each participating broker-dealer offers the Offered Debt Securities for sale. Farmland will pay to AHI and ISS, and may pay to other selected broker-dealers for their services, a sales commission of not more than 4% of the face amount of Subordinated Debenture Bonds and not more than 1/2 of 1% of the face amount of Demand Loan Certificates which AHI, ISS and other selected broker-dealers sell. In addition, Farmland will pay to AHI and ISS, and may pay to other selected broker-dealers, an unallocated due diligence and marketing fee of not more than 1/2 of 1% of the face amount of the Subordinated Debt Securities the broker-dealers sell. Farmland may indemnify AHI, ISS and other selected broker-dealers for certain liabilities arising out of violations by Farmland of blue sky laws or the Securities Act.

      Interstate/Johnson Lane Corporation, a member of the NASD, participated as a qualified independent underwriter in the "due diligence" review with respect to the preparation of this Prospectus and received approximately $45,000 for such participation. As discussed above, Interstate/Johnson Lane Corporation will not be participating in the pricing of this issue.

                                 EXCHANGE OFFER

      Farmland is offering:

     1) to the owners of its Subordinated Capital Investment Certificates, its Ten-Year Bonds and its Five-Year Bonds the right to exchange such certificates for an equivalent principal amount of any Monthly Income Bond ($5,000 minimum) which, at the time of the exchange, is being offered by this Prospectus. The option to exchange a Subordinated Capital Investment Certificate, Ten-Year Bond or Five-Year Bond into a

       Monthly Income Bond is not affected by the period of time the Subordinated Capital Investment Certificate, Ten-Year Bond or Five-Year Bond has been held. Farmland will not redeem Monthly Income Bonds prior to maturity except upon death of the owner.

     2) to the owners of its Subordinated Capital Investment Certificates which have been held until eligible for redemption prior to maturity at the option of the owner, the right to exchange such certificates for an equivalent principal amount of any Ten-Year Bond or Five-Year Bond which, at the time of the exchange, is being offered by this Prospectus. This option to exchange into Ten-Year Bonds or Five-Year Bonds is affected by the period of time the outstanding certificate has been held. The required holding period is as follows:

  If, at the time of           Then, to be eligible
 issuance the maturity           for exchange, the
     period of the             certificate must have
 certificate held was:            been held for:

      (In Years)                    (In Years)
           5                             2
          10                             3
          15                             5
          20                             5

      An exchange will be made effective on the day certificates or bonds eligible for exchange are received at Farmland's office in Kansas City, Missouri, provided, however, that any certificates received within a fifteen
(15) day period preceding the record date of such certificates or bonds, the exchange shall be made effective as of the first day following such record date. The exchange is irrevocable after the effective date, but is revocable at any time prior to the effective date. Notice of an owner's revocation may be in writing, delivered to the address given below (see "How to Accept Exchange Offer" included in this Prospectus) or by telephone to (816) 459-6360. This exchange offer will expire at 12:00 P.M. Eastern Standard Time on December 31, 1999, unless terminated prior to such date. We will notify holders of certificates or bonds eligible for exchange at least 30 days prior to the effective date of Farmland's termination of this exchange offer.

      Any interest accrued on a certificate or bond being exchanged will be paid on the day the exchange is made effective.

      The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to exchanges of certificates or bonds. This summary is the opinion of Robert B. Terry, General Counsel for Farmland and is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. Generally, the exchange of certificates or bonds would be considered as taxable exchanges. The basis for determining a taxable gain or loss on a taxable exchange is for an owner to take into account as gain or loss the difference between the fair market value of the security being received and his basis (usually cost) in the security being exchanged. As a practical matter, most owners should have no gain or loss since the securities were sold at 100% of face amount and are being exchanged at 100% of face amount. However, since it is possible for a prior owner to have sold his certificate or bond to another person at a cost which is more or less than he had paid for it, a subsequent owner could have a different cost than the original issued cost. Any gain or loss recognized on a taxable exchange would be taken into account for purpose of federal income taxes as a gain or loss from the sale or disposition of a capital asset. Characterization of the gain or loss as short-term or long-term will depend on the length of time the certificate or bond had been held by the owner as of the date of the exchange. Owners of these certificates or bonds should seek advice from their tax advisor before accepting the exchange offer.


                          HOW TO ACCEPT EXCHANGE OFFER

      Registered holders may accept the exchange offer by delivering any of the certificates or bonds which are eligible for exchange (see "Exchange Offer" immediately above), to Farmland Securities Company, P.O. Box 7305, Kansas City, Missouri 64116 or American Heartland Investments, Inc. P. O. Box 1303, Salina, Kansas, 67402. The certificates should be assigned to Farmland in the transfer section (on the reverse side of the certificate) and endorsed by all of the persons whose names appear on the face of the certificate. Should any registered owner be incapable of endorsing the certificate, additional documentation may be necessary. Call (816) 459-6360 or write to the above address for specific information. Should registered owners wish to have the new certificate issued to persons other than as shown on the certificate being surrendered in the exchange, the endorsement signatures must be guaranteed by a commercial bank or trust company officer or a NASD member firm representative. The exchange offer must be accompanied by a completed "Order and Receipt for Investment" form supplied by FSC, AHI or ISS. The U.S. Treasury Form W-9, Backup Withholding Certificate, included on the order form must be completed and signed by the principal owner of the new certificate.

                           HOW TO TRANSFER OWNERSHIP

      To transfer ownership of the Offered Debt Securities, the certificates should be assigned to the new owner(s) in the transfer section on the reverse side of the certificate and endorsed by all persons named on the face of the certificate. Should any registered owner be incapable of endorsing the certificate, additional documentation may be necessary. Call (816) 459-6360 or write Farmland Industries, Inc., P.O. Box 7305, Kansas City, Mo. 64116, Dept. 79 for specific information. All transfer requests require that endorsement signatures be guaranteed by a commercial bank or trust company officer or an NASD member firm representative. Requests for transfer should be accompanied by a completed transfer form supplied by Farmland. The U.S. Treasury Form W-9 Backup Withholding Certificate included with or on the transfer form must be completed and signed by the new principal owner.

      The transfer will be made effective on the day certificates to be transferred are received at Farmland's office in Kansas City, Missouri, provided, however, that for any certificates received within a fifteen (15) day period preceding the record date of such certificates, the transfer shall be made effective as of the first day following such record date.

                         DESCRIPTION OF DEBT SECURITIES

      Under this Prospectus, Farmland is offering the following Offered Debt Securities, namely:

      Demand Loan Certificates
      Subordinated Debenture Bonds issuable in series, as follows:
                                                       Minimum
                  Series                          Initial Investment

          Ten-Year, Series A.........................$    1,000
          Ten-Year, Series B ........................$  100,000
          Five-Year, Series C........................$    1,000
          Five-Year, Series D........................$  100,000
          Ten-Year Monthly Income, Series E..........$    5,000
          Ten-Year Monthly Income, Series F..........$  100,000
          Five-Year Monthly Income, Series G.........$    5,000
          Five-Year Monthly Income, Series H.........$  100,000

      The Demand Loan Certificates are called the "Demand Loan Certificates" and various series of Subordinated Debenture Bonds referred to above are herein collectively called the "Subordinated Debenture Bonds".


      The Demand Loan Certificates will rank equally with all other unsecured and unsubordinated debt of Farmland and will be issued under the Senior Indenture. The Demand Loan Certificates are direct obligations of Farmland. As described below, the Senior Indenture permits the issuance of unsubordinated debt in series, of which the Demand Loan Certificates are a series.

      Each series of Subordinated Debenture Bonds will be subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of Farmland and will be issued under the Subordinated Indenture. As described below, the Subordinated Indenture permits the issuance of subordinated debt in series, of which each series of Subordinated Debenture Bonds offered hereby is a series.

      The unsubordinated debt issuable under the Senior Indenture and the subordinated debt issuable under the Subordinated Indenture are referred to collectively as the "Debt Securities".

      Each series of Debt Securities issued pursuant to an Indenture will be issued pursuant to an amendment or supplemental indenture or pursuant to an Officers' Certificate, in each case delivered pursuant to resolutions of the Board of Directors of Farmland and in accordance with the provisions of Section
3.01 of the applicable Indenture. The terms of the Debt Securities include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Debt Securities are subject to all such terms and the Holders of Debt Securities are referred to the Indentures and the TIA for a statement of such terms.

      The following summaries of certain provisions of each Indenture, and the Debt Securities and the Offered Debt Securities are not complete and are qualified in their entirety by reference to the provisions of the applicable Indenture, including the definitions of capitalized terms used herein without definition. Numerical references in parentheses are to sections in the applicable Indenture and unless otherwise indicated capitalized terms have the meanings given them in the Indentures.


GENERAL

      Neither Indenture limits the amount of Debt Securities, debentures, notes or other evidences of indebtedness that may be issued by Farmland or any of its subsidiaries. Furthermore, neither Indenture affords Holders of Debt Securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect Holders of Debt Securities.

      Each Indenture provides that Debt Securities may be issued from time to time in one or more series. Under each Indenture, Farmland has the authority to establish as to each series (i) the title of the Debt Securities of the series;
(ii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iii) the date or dates on which the principal of or premium, if any, on the Debt Securities of the series shall be payable or the methods for the determination thereof; (iv) the rate or rates at which such Debt Securities will bear interest, if any, or the method or methods of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method or methods by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable, the right, if any, of Farmland to defer or extend an interest payment date, the record date, if any, for the interest payable on any Interest Payment Date, and the basis upon which interest shall be calculated if other than that of a 365-day year; (v) the place or places where such Debt Securities shall be payable or surrendered for registration of transfer or exchange; (vi) the period or periods within which, the price or prices at which, and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of Farmland; (vii) the obligation, if any, of Farmland to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
(viii) the denominations in which such Debt Securities shall be issuable; (ix) if other than the entire principal amount thereof, the portion of the principal amount of Debt Securities of the series which shall be payable upon declaration of acceleration thereof upon an event of default; (x) provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of specified events; (xi) any deletions from, modifications of or additions to the events of default specified in the applicable Indenture or covenants of Farmland specified in the applicable Indenture; (xii) the forms of such Debt Securities and interest coupons, if any, of the series; (xiii) the applicability, if any, to the Debt Securities and interest coupons, if any, of the series of defeasance provisions; (xiv) if other than Farmland, the identity of the Registrar and any Paying Agent; (xv) any restrictions on the registration, transfer or exchange of such Debt Securities; and (xvi) any other terms of the series including any terms which may be required by or advisable under United States laws or regulations or advisable (as determined by Farmland) in connection with the marketing of Debt Securities of the series. (Section 3.01)

      Unless otherwise indicated as to a series of Debt Securities, the Debt Securities will be issued only in fully registered form without coupons and Debt Securities denominated in U.S. dollars will be issued in denominations of not less than $1,000. (Section 3.02)

      Unless otherwise indicated as to a series of Debt Securities, the principal of, and any premium or interest on, any series of Debt Securities will be payable at the principal executive offices of Farmland in Kansas City,

Missouri, provided that, at the option of Farmland, payment of interest may be made by check mailed to the address of the Holder entitled thereto as it appears in the related security register or by electronic funds transfer or similar means to an account maintained by the Holder entitled thereto as it appears in the related security register (Sections 3.05, 3.07, 6.02). The office address of Farmland is 3315 North Oak Trafficway, Kansas City, Missouri, 64116-0005).

      Farmland will issue the Offered Debt Securities on the day (the "Date of Original Issuance") on which it receives (or is deemed to receive) and has accepted payment of the full purchase price. Any payments (other than by electronic funds transfer or similar means) received after noon shall be deemed received by Farmland on the next business day. Electronic funds transfers are effective when funds are received. No Offered Debt Security shall be valid or obligatory for any purpose unless there appears on such Offered Debt Security a certificate of authentication substantially in the form provided for in the applicable Indenture duly executed by the applicable Trustee by manual signature of one of its authorized officers. (Sections 2.02, 3.03)


DEMAND LOAN CERTIFICATES

INTEREST

      If purchased and held by a Farmland member cooperative for a one (1) month period or by any other purchaser for a six (6) month period immediately following the Date of Original Issuance of the Demand Loan Certificates, the principal amount of the Demand Loan Certificates will bear interest at the interest rate as determined by Farmland, from time to time (the "Certificate Interest Rate"). Except as hereinafter provided, each Demand Loan Certificate shall earn interest at the Certificate Interest Rate in effect on the Date of Original Issuance of such Demand Loan Certificate for a period of six (6) months only; provided, however, that if during such six (6) month period the

Certificate Interest Rate is increased to a rate higher than that currently in effect for the Demand Loan Certificates, then each such Demand Loan Certificate shall earn interest at the increased rate from the effective date of the increase to the end of such Demand Loan Certificate's then current six (6) month period. Commencing six (6) months from the Date of Original Issuance of each Demand Loan Certificate and on each six (6) month anniversary date thereafter, such Demand Loan Certificate shall, if not redeemed, earn interest at the Certificate Interest Rate in effect on such anniversary date, but only for a six
(6) month period from such anniversary date, subject to the escalation provisions previously set forth. A decrease in the Certificate Interest Rate will have no effect on any Demand Loan Certificate issued prior to the decrease until the first day of the next subsequent six (6) month period of such outstanding Demand Loan Certificate. Holders of Demand Loan Certificates are notified of the effective date of any change of the Certificate Interest Rate which affects the Demand Loan Certificates held. If redeemed by a Farmland member cooperative during a one (1) month period or by any other purchaser during a six (6) month period immediately following the Date of Original Issuance, the Demand Loan Certificates shall bear interest from Date of Original Issuance to date of redemption at a rate 2% below the Certificate Interest Rate (the "Demand Rate"). Thus, if the Certificate Interest Rate is 6% per year, the Demand Rate would be 4% per year. Interest on the principal amount of any Demand Loan Certificates held longer than six (6) months will be computed at the effective Certificate Interest Rate and is payable in one of the following ways at the option of the Holder, made at the time of purchase and irrevocable as to the purchaser: (i) six (6) months after the Date of Original Issuance and at the end of each and every six (6) month period thereafter until the Demand Loan Certificate is surrendered for redemption, or (ii) only at the date of redemption compounded semi-annually at the effective Certificate Interest Rate.

      Any interest not punctually paid or duly provided for ("Defaulted Interest") on any Demand Loan Certificate will not be payable to the Holder thereof on the applicable payment date but instead may either be paid to the person in whose name such Demand Loan Certificate is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Demand Loan Certificate not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Senior Indenture. (Section 3.07)


REDEMPTION

      The Demand Loan Certificates cannot be called for redemption by Farmland at any time prior to maturity.

      Farmland will redeem the Demand Loan Certificates at any time upon written request of the Holder. No partial redemptions will be permitted. If the Demand Loan Certificate is surrendered for redemption by a Farmland member cooperative during a one (1) month period or by any other Holder during a six
(6) month period immediately following the Date of Original Issuance, interest computed at the applicable Demand Rate from Date of Original Issuance to date of redemption will be paid at the time of redemption of the Demand Loan Certificate. If the Demand Loan Certificate is held for a period longer than six (6) months from Date of Original Issuance, interest from the last previous date on which interest was paid to the date of redemption computed at the applicable Certificate Interest Rate will be paid upon redemption. Any interest held for compounding by Farmland in accordance with an interest option made by the purchaser will be paid upon redemption of the Demand Loan Certificate.


SUBORDINATED DEBENTURE BONDS

To ensure accuracy, much of the language in this section has been taken directly from the indentures. This language may be legalistic and complex. To help you understand the provisions, we have provided a summary, immediately following this paragraph, of critical characteristics of the subordinated debt securities. The summaries are not meant to be complete. If you have questions regarding the meaning or intent of any section, please contact your selling agent or Farmland Securities Company. Farmland Securities Company may be contacted by calling
(816) 459-6360 or writing to:

               Farmland Securities Company
               P.O. Box 7305
               Kansas City, Missouri 64116


TEN-YEAR, SERIES A AND B

MATURITY DATE

     The maturity date for Subordinated Debenture Bonds, Ten-Year, Series A and Ten- Year, Series B (hereinafter referred to individually as "Series A Bonds" and "Series B Bonds" and collectively as the "Ten-Year Bonds") is ten (10) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.

  SERIES A BONDS

     The Bond Interest Rate for any Series A Bonds issued will be the rate per year stated on the face of the bond. The Series A Bonds (which require a minimum initial investment of $1,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series A Bonds will not affect the Bond Interest

Rate on any Series A Bond for which the full purchase price was received prior to the change.

  SERIES B BONDS

     The Bond Interest Rate for any Series B Bonds issued will be the rate per year stated on the face of the bond. The Series B Bonds (which require a minimum initial investment of $100,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series B Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate on such day for Series A Bond. Any change of the Bond Interest Rate for later issued Series B Bonds will not affect the Bond Interest Rate on any Series B Bonds for which the full purchase price was received prior to the change.

INTEREST PAYMENTS

     Interest is payable on the principal of the Ten-Year Bonds from the Date of Original Issuance at the election of the purchaser, made at the time of purchase, in one of the following ways: (i) semiannually on January 1 and July 1, to Holders of record on the last preceding December 15 and June 15, respectively (or, if originally issued between the record date and the payment date, to the Holder on the Date of Original Issuance); or (ii) at maturity or at the date of redemption if redeemed prior to maturity, compounded semiannually, on December 31 and June 30 at the applicable Bond Interest Rate. Any election to receive payment of the interest semiannually is irrevocable. The election to receive payment of the interest at maturity, or at the date of redemption if redeemed prior to maturity, will be terminated upon written request of the Holder, such termination to be effective as of the last previous interest compounding date. Such termination is irrevocable and, at the same time, is an election to receive payment of the interest semiannually thereafter. Any interest attributable to periods starting with the Date of Original Issuance and ending with the effective date of the written request of the Holder to terminate the election to receive payment of the interest at maturity or at the date of redemption if redeemed prior to maturity will be paid upon receipt of the written request to terminate the election. Farmland shall have the right at any time by notice to the Holder to terminate any obligation to continue retaining the interest of any Holder. Such termination shall be effective as of the opening of business on the day following the first interest compounding date after such notice is mailed to the Holder, and the Holder will be paid all the interest accrued to the Holder's account on the effective date.

     Any Defaulted Interest on any Ten-Year Bond will not be payable to the Holder thereof on the applicable record date but instead may either be paid to the person in whose name such Ten-Year Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Ten-Year Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND

     The Ten-Year Bonds may be redeemed, after two (2) years from the Date of Original Issuance, at the option of Farmland at any time prior to maturity, on at least fifteen (15) days written notice, at face value plus accrued interest to the date of redemption. The Subordinated Indenture permits Farmland to select in any manner at its discretion the bonds to be redeemed. (Section 4.01)

REDEMPTION BY THE HOLDER

     Farmland will redeem limited amounts of the Ten-Year, Series A Bonds and Series B Bonds prior to maturity at the option of the Holder as described under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds" on page 76.


FIVE-YEAR, SERIES C AND D

MATURITY DATE

     The maturity date for Subordinated Debenture Bonds, Five-Year, Series C and Five-Year, Series D (hereinafter referred to individually as "Series C Bonds" and "Series D Bonds" and collectively as the "Five-Year Bonds") is five (5) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.

  SERIES C BONDS

     The Bond Interest Rate for any Series C Bonds issued will be the rate per year stated on the face of the bond. The Series C Bonds (which require a minimum initial investment of $1,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series C Bonds will not affect the Bond Interest Rate on any Series C Bond for which the full purchase price was received prior to the change.

  SERIES D BONDS

     The Bond Interest Rate for any Series D Bonds issued will be the rate per year stated on the face of the bond. The Series D Bonds (which require a minimum initial investment of $100,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series D Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate on such day for any Series C Bond. Any change of the Bond Interest Rate for later issued Series D Bonds will not affect the Bond Interest Rate on any Series D Bonds for which the full purchase price was received prior to the change.

INTEREST PAYMENTS

     Interest is payable on the principal of the Five-Year Bonds from the Date of Original Issuance at the election of the purchaser, made at the time of purchase, in one of the following ways: (i) semiannually on January 1 and July 1, to Holders of record on the last preceding December 15 and June 15, respectively (or, if originally issued between the record date and the payment date, to the Holder on the Date of Original Issuance); or (ii) at maturity or at the date of redemption if redeemed prior to maturity, compounded semiannually, on December 31 and June 30 at the applicable Bond Interest Rate. Any election to receive payment of the interest semiannually is irrevocable. The election to receive payment of the interest at maturity, or at the date of redemption if redeemed prior to maturity, will be terminated upon written request of the Holder, such termination to be effective as of the last previous interest compounding date. Such termination is irrevocable and, at the same time, is an election to receive payment of the interest semiannually thereafter. Any interest attributable to periods starting with the Date of Original Issuance and ending with the effective date of the written request of the Holder to terminate the election to receive payment of the interest at maturity or at the date of redemption if redeemed prior to maturity will be paid upon receipt of the written request to terminate the election. Farmland shall have the right at any time by notice to the Holder to terminate any obligation to continue retaining the interest of any Holder. Such termination shall be effective as of the opening of business on the day following the first interest compounding date after such notice is mailed to the Holder and the Holder will be paid all the interest accrued to the Holder's account on the effective date.


     Any Defaulted Interest on any Five-Year Bonds will not be payable to the Holder thereof on the applicable record date but instead may either be paid to the person in whose name such Five-Year Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Five-Year Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND

     The Five-Year Bonds may be redeemed, after two (2) years from the Date of Original Issuance, at the option of Farmland at any time prior to maturity, on at least fifteen (15) days written notice, at face value plus accrued interest to the date of redemption only. The Subordinated Indenture permits Farmland to select in any manner at its discretion the bonds to be redeemed. (Section 4.01)

REDEMPTION BY THE HOLDER

     Farmland will redeem limited amounts of the Five-Year Bonds prior to maturity at the option of the Holder as described under the caption "Limited Redemption Prior to Maturity of Subordinated Debenture Bonds".


LIMITED REDEMPTION PRIOR TO MATURITY OF SUBORDINATED DEBENTURE BONDS

(A) Farmland will redeem each month, on a first come, first serve basis (as evidenced by the time stamped or otherwise recorded as received by Farmland), a limited amount of Ten-Year, Series A Bond, Ten-Year, Series B, Five-Year, Series C Bond and Five-Years, Series D Bond prior to maturity. To be eligible for redemption, a Ten-Year, Series A Bond or Ten-Year,

     Series B Bond must have been held three (3) years from Date of Original Issuance and a Five-Year, Series C Bond or Five-Year, Series D Bond must have been held two (2) years from Date of Original Issuance. Subject to the carryover discussed below, the aggregate maximum amount that Farmland will redeem of Ten-Year, Series A Bonds, Ten-Year, Series B Bonds, Five-Year, Series C Bonds, Five-Year, Series D Bonds and other subordinated debt that Farmland elects to include in this redemption limit and which, in each case, meets the requirements for redemption prior to maturity, will be the greater of:

     (1)  $1,500,000 or,

     (2) 1/2 of 1% of the combined total principal balance outstanding of all such Ten-Year Bonds, Five-Year Bonds and other bonds included in this redemption limit as specified above.

     If the amount determined pursuant to the foregoing formula in any month (including any carryover from the prior month) exceeds the total amount requested for redemption prior to maturity in that month, such excess is carried over to the next month and added to the amount available for redemption prior to maturity in that month provided, however, that any excess will not be carried beyond the end of Farmland's fiscal year.

     If any series eligible for early redemption under the above provision has a total balance outstanding less than $5,000,000, at the end of any month, then the subordinated debt securities of that series will be redeemed at the request of the Holder without regard to the above dollar limitation.


(B) In addition to the amounts made available for redemption prior to maturity at the option of the Holder as described in (A) above, redemption will be made in the case of death of a Holder of Ten-Year Bonds and Five-Year Bonds upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws.

(C)  IRA Redemption

     In addition to the amounts made available for redemption prior to maturity at the option of the Holder as described in (A) and (B) above, if Ten-Year Bonds or Five-Year Bonds are held in an Individual Retirement Account (an "IRA") established under Section 408 of the Internal Revenue Code of 1986, as amended (the "IRC"), Farmland will redeem, upon written request, such Ten-Year Bonds and Five-Year Bonds to the extent necessary to satisfy mandatory withdrawals from the IRA which are required by the IRC. Such redemption will be made only upon sufficient proof to Farmland that a mandatory withdrawal from the IRA is required. In general, as presently in effect, the IRC requires mandatory withdrawals from an IRA to commence on April 1 following the calendar year in which the beneficiary reaches the age of seventy and one-half (701/2) years.

(D) The foregoing redemption privileges described in this section are subject to the conditions, as provided under the subordination provisions applicable to the Subordinated Debenture Bonds, that Farmland cannot redeem any of the Subordinated Debenture Bonds if, at the time of or immediately after giving effect to such redemption, there shall exist under any indenture or loan or other agreement pursuant to which any Senior Indebtedness is issued any default or any condition, event or act, which with notice or lapse of time, or both, would constitute a default.

     Redemption prior to maturity will be made upon the surrender of eligible Ten-Year Bonds and Five-Year Bonds properly endorsed and accompanied by written requests for early redemption to Farmland. Redemption prior to maturity will be made at the face value of the bonds plus accrued interest to the date of redemption. Amounts available for redemption prior to maturity are not set aside in a separate fund.


TEN-YEAR MONTHLY INCOME, SERIES E AND F

MATURITY DATE

     The maturity date for Subordinated Debenture Bonds, Ten-Year Monthly Income, Series E and Ten-Year Monthly Income, Series F (hereinafter shall be referred to individually as the "Series E Bonds" and the "Series F Bonds" and collectively as the "Ten-Year Monthly Income Bonds") is ten (10) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.

BOND INTEREST RATES

     The interest rates for the Ten-Year Monthly Income Bonds will be determined by Farmland, from time to time (each, a "Bond Interest Rate").

  SERIES E BONDS

     The Bond Interest Rate for any Series E Bonds issued will be the rate per year stated on the face of the bond. The Series E Bonds (which require a minimum initial investment of $5,000, and subsequent investments require a minimum investment of $1,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series E Bonds will not affect the Bond Interest Rate on any Series E Bond for which the full purchase price was received prior to the change.

  SERIES F BONDS

     The Bond Interest Rate for any Series F Bonds issued will be the rate per year stated on the face of the bond. The Series F Bonds (which require a minimum initial investment of $100,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series F Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate on such day for any Series E Bond. Any change of the Bond Interest Rate for later issued Series F Bonds will not affect the Bond Interest Rate on any Series F Bonds for which the full purchase price was received prior to the change.

INTEREST PAYMENTS

     Interest on the principal sum is payable monthly on the first day of each month to Holders of record on the last day of the preceding month, commencing on the first day of the month, following the month in which a Ten-Year Monthly Income Bond is issued.

     Any Defaulted Interest on any Ten-Year Monthly Income Bonds will not be payable to the Holder thereof on the applicable record date but instead may either be paid to the person in whose name such Ten-Year Monthly Income Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Ten-Year Monthly Income Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND

     The Ten-Year Monthly Income Bonds cannot be called for redemption by Farmland any time prior to maturity.

REDEMPTION BY THE HOLDER

     Except as provided in this paragraph, Farmland will not redeem the Ten-Year Monthly Income Bonds prior to maturity upon the request of the Holder. Redemptions will be made in the case of death of a Holder of Ten-Year Monthly Income Bonds, upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws. Redemptions prior to maturity will be made at the face value of the bonds plus accrued interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund. (Section 5.01)

IRA REDEMPTION

     The Ten-Year Monthly Income Bonds will not, under any circumstances, be sold to an IRA and an IRA trustee or custodian will not be permitted to be the registered owner of a Ten-Year Monthly Income Bond. Therefore, unlike the Ten-Year Bonds and the Five-Year Bonds, the Ten-Year Monthly Income Bonds do not contain any special redemption rights for the benefit of an IRA or its trustee or custodian.



FIVE-YEAR MONTHLY INCOME, SERIES G AND H

MATURITY DATE

     The maturity date for Subordinated Debenture Bonds, Five-Year Monthly Income, Series G and Five-Year Monthly Income, Series H (hereinafter shall be referred to individually as the "Series G Bonds" and the "Series H Bonds" and collectively as the "Five-Year Monthly Income Bonds") is five (5) years from the Date of Original Issuance. The payment of the principal will be made at maturity upon presentation and surrender of the Subordinated Debenture Bonds, properly endorsed.

BOND INTEREST RATES

     The interest rates for the Five-Year Monthly Income Bonds will be determined by Farmland, from time to time (each, a "Bond Interest Rate").

  SERIES G BONDS

     The Bond Interest Rate for any Series G Bonds issued will be the rate per year stated on the face of the bond. The Series G Bonds (which require a minimum initial investment of $5,000, and subsequent investments require a minimum investment of $1,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance, but any change of the Bond Interest Rate for later issued Series G Bonds will not affect the Bond Interest Rate on any Series G Bond for which the full purchase price was received prior to the change.

  SERIES H BONDS

     The Bond Interest Rate for any Series H Bonds issued will be the rate per year stated on the face of the bond. The Series H Bonds (which require a minimum initial investment of $100,000) will bear interest at the applicable Bond Interest Rate as in effect on the Date of Original Issuance. Farmland anticipates that the Bond Interest Rate for Series H Bonds on a particular day may exceed by up to 1/4 of 1% per year the Bond Interest Rate on such day for any Series G Bond. Any change of the Bond Interest Rate for later issued Series H Bonds will not affect the Bond Interest Rate on any Series H Bonds for which the full purchase price was received prior to the change.

INTEREST PAYMENTS

     Interest on the principal sum is payable monthly on the first day of each month to Holders of record on the last day of the preceding month, commencing on the first day of the month, following the month in which a Ten-Year Monthly Income Bond is issued.

     Any Defaulted Interest on any Five-Year Monthly Income Bonds will not be payable to the Holder thereof on the applicable record date but instead may either be paid to the person in whose name such Five-Year Monthly Income Bond is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Five-Year Monthly Income Bond not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely provided in the Subordinated Indenture. (Section 3.07)

REDEMPTION BY FARMLAND

     The Five-Year Monthly Income Bonds cannot be called for redemption by Farmland any time prior to maturity.

REDEMPTION BY THE HOLDER

     Except as provided in this paragraph, Farmland will not redeem the Five-Year Monthly Income Bonds prior to maturity upon the request of the Holder. Redemptions will be made in the case of death of a Holder of Five-Year Monthly Income Bonds, upon written request and delivery of satisfactory proof of death and other documentation and in accordance with applicable laws. Redemptions prior to maturity will be made at the face value of the bonds plus accrued interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund. (Section 5.01)

IRA REDEMPTION

     The Five-Year Monthly Income Bonds will not, under any circumstances, be sold to an IRA and an IRA trustee or custodian will not be permitted to be the registered owner of a Five-Year Monthly Income Bond. Therefore, unlike the Ten-Year Bonds and the Five-Year Bonds, the Five-Year Monthly Income Bonds do not contain any special redemption rights for the benefit of an IRA or its trustee or custodian.


SUBORDINATION

     The payment of the principal of (and premium, if any) and interest on Subordinated Debenture Bonds is, to the extent set forth in the Subordinated Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness, whether now outstanding or hereafter incurred. "Senior Indebtedness" is defined as (a) the principal of (and premium, if any) and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated November 8, 1984; and with respect to Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 8, 1984) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior in right of payment to the Debt Securities issued under the Subordinated Indenture, and (b) indebtedness created after the date of the Subordinated Indenture, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to Debt Securities issued under the Subordinated Indenture. The Demand Loan Certificates will be Senior Indebtedness under the foregoing definition.

     By reason of the subordination provisions of the Subordinated Indenture, no payment on account of principal of (or premium, if any) or interest on the Subordinated Debenture Bonds shall be made, and no Subordinated Debenture Bonds shall be purchased, either directly or indirectly, by Farmland or any of its subsidiaries, unless full payment of amounts then due for principal of (and premium, if any) and interest (including interest on overdue principal and interest, to the extent permitted by law) on Senior Indebtedness has been made or duly provided for. In addition, no payment on account of principal of (or premium, if any) or interest on the Subordinated Debenture Bonds shall be made, and no Subordinated Debenture Bonds shall be purchased, either directly or indirectly, by Farmland or any of its subsidiaries, if, at the time of such payment or purchase or immediately after giving effect thereto, there shall exist under any Senior Indebtedness or any indenture or agreement pursuant to which any Senior Indebtedness is issued any default or any condition, event or act, which, with notice or lapse of time, or both, would constitute a default.

     In the event that any Subordinated Debenture Bond is declared due and payable before its stated maturity because of an Event of Default (as herein defined) or upon any other acceleration of payment of the principal of the Subordinated Debenture Bonds because of an Event of Default and upon any payment or distribution of assets of Farmland, whether in cash, property or securities, to creditors upon any dissolution, winding up, total or partial liquidation, reorganization, assignment for the benefit of creditors, or other marshaling of assets, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of (and premium, if any) and interest (including interest on overdue principal and interest) due or to become due upon all Senior Indebtedness shall first be paid in full before the Holders of Subordinated Debenture Bonds, or the Trustee under the Subordinated Indenture, shall be entitled to retain any assets (other than shares of stock of Farmland as reorganized or readjusted or securities of Farmland or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the same extent as the Subordinated Debenture Bonds, to the payment of all Senior Indebtedness which at the time may be outstanding, provided that the rights of the owners of the Senior Indebtedness are not altered by such reorganization or readjustment) so paid or distributed in respect of the Subordinated Debenture Bonds (for principal, premium, if any, or interest); and upon any such dissolution, winding up, liquidation, reorganization, assignment or marshaling, any payment or distribution of assets of Farmland, whether in cash, property or securities (other than as set forth above), to which the Holders of Subordinated Debenture Bonds or the Trustee would otherwise be entitled, shall be paid by Farmland or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of Subordinated Debenture Bonds or the Trustee under the Subordinated Indenture if received by them or it, directly to the owners of Senior Indebtedness (pro rata to each such owner on the basis of the respective amounts of Senior Indebtedness held by such owner) or their representatives, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the owners of Senior Indebtedness, before any payment or distribution is made to the Holders of Subordinated Debenture Bonds or to the Trustee under the Subordinated Indenture. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and Holders of Subordinated Debenture Bonds may receive less, ratably, than other creditors of Farmland.

     The Subordinated Indenture does not limit the amount of Senior Indebtedness that may be issued by Farmland. As of August 31,1998, (i) Farmland had $605.8 million aggregate principal amount of Senior Indebtedness outstanding. In addition, Senior Indebtedness includes certain obligations with a present value of approximately $223 million for future payments over seven years under long-term leases, (ii) Farmland had outstanding $406.4 million aggregate principal amount of other subordinated indebtedness and (iii) certain of Farmland's subsidiaries had outstanding $173.8 million aggregate principal amount of indebtedness, of which $169.3 million was nonrecourse to Farmland. See "Risk Factors -- Subordination and Additional Debt."

EVENTS OF DEFAULT

     Each Indenture provides that the following shall constitute "Events of Default" with respect to any series of Debt Securities issued thereunder (including, as applicable, the Demand Loan Certificates and the Subordinated Debenture Bonds): (a) failure to pay principal of (or any installment of the principal of) or any premium on any Debt Securities of that series, after such principal shall have become due and payable; (b) failure to pay interest of any Debt Securities of that series or any interest coupon appertaining thereto for a period of 60 days after such interest shall have become due or payable; (c) certain events of bankruptcy, insolvency or reorganization; (d) failure to perform any other covenant or agreement contained in the Indenture or in any supplemental indenture or in any Debt Security of that series for a period of 90 days following the mailing by the Trustee to Farmland of a written demand that such failure be cured, such failure not having been cured in the meantime, and
(e) any other Event of Default established for the series as contemplated by
Section 3.01 with respect to Debt Securities of that series (the Offered Debt Securities have no additional Events of Default of the type permitted by this clause (e)). No Event of Default with respect to a particular series of Debt Securities issued under either Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. (Section 8.01)

     Each Indenture provides that if an Event of Default specified therein shall occur and be continuing, either the Trustee or the Holders of at least 50% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal amount of the Debt Securities of such series and all interest accrued thereon to be due and payable immediately upon written notice thereof to Farmland. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to Farmland, all Debt Securities will become due and payable without further action or notice. (Section 8.03)


     The agreements governing certain of Farmland's outstanding indebtedness contain provisions to the effect that certain Events of Default under each Indenture would constitute an event of default under such agreements which, among other things, could cause an acceleration of the indebtedness thereunder.

     Each Indenture provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give the Holders of the affected series notice of all defaults known to it unless such defaults have been cured; provided that, except in the case of default in the payment of principal of or interest on any of the Debt Securities, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interests of such Holders. (Section 8.02)

     Each Indenture provides that the Trustee may sue Farmland in the case of default in payment of the principal of any Debt Security when the same shall become due and payable, or in the case of a default in the payment of the interest on any Debt Security for any period of 60 days after such interest shall become due and payable. (Section 8.04) Each Indenture further provides that the right of any Holder to receive payment of the principal of and interest on any Debt Security, or to institute a suit for the enforcement of such payment, may not be impaired without the consent of such Holder, unless, with regard to overdue interest payments, 75% in principal amount of the outstanding Debt Securities of the affected series consent on behalf of the Holders of all the Debt Securities of the affected series to the postponement of such overdue interest payment. (Sections 8.05 and 8.06) Each Indenture also provides that the Holders of not less than a majority in principal amount of the outstanding Debt Securities of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or to consent, on behalf of the Holders of all Debt Securities of such series, to the waiver of any past default and its consequences, except for a default in the payment of principal or interest. (Section 8.06)

     Each Indenture requires Farmland to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the applicable Indenture. (Section 7.05)


CONCERNING THE TRUSTEES

     UMB Bank, National Association, Kansas City, Missouri, is the Trustee under the Senior Indenture and Commerce Bank of Kansas City, National Association, Kansas City, Missouri, is the Trustee under the Subordinated Indenture. Each Trustee is to perform only the duties as are specifically set forth in the applicable Indenture and in the case of an Event of Default (which has not been cured) to exercise such of the rights and powers vested in it by the applicable Indenture, and to use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     Each Trustee, before taking any action under the applicable Indenture, may require that satisfactory indemnity be furnished to it by the Holders of the Securities or other persons for the reimbursement of all reasonable costs and expenses to which it may be put and to protect it against all liability which it may incur in or by reason of such action, except liability which is adjudicated to have resulted from its negligence or willful misconduct.


CONSOLIDATION OR MERGER OF OR WITH FARMLAND

     Nothing contained in either Indenture prevents any consolidation or merger of Farmland with or into any other corporation or corporations (whether or not affiliated with Farmland), or successive consolidation or mergers in which Farmland or its successor or successors shall be a party or parties, or prevents any sale or conveyance of the property of Farmland as an entirety or substantially as an entirety to any other corporation (whether or not affiliated with Farmland) authorized to acquire and operate the same; provided, however, that upon any such consolidation, merger, sale or conveyance, the due and punctual payment of the principal of and interest on all the Debt Securities (including the Demand Loan Certificates and the Subordinated Debenture Bonds) and the due and punctual performance and observance of all of the covenants and conditions under each Indenture to be performed or observed by Farmland, shall be expressly assumed, by supplemental indentures satisfactory in form to the Trustees and executed and delivered to the Trustees by the corporation formed by such consolidation, or into which Farmland shall have been merged, or by the corporation which shall have acquired such property. In case of any such consolidation, merger, sale or conveyance and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for Farmland, as if it had been the signatory to the Indentures. (Sections 13.01, 13.02)


MODIFICATION OF THE INDENTURE

     Each Indenture contains provisions permitting Farmland and the Trustee to enter into one or more supplemental indentures without the consent of the Holders of any of the Debt Securities issued thereunder (including, as applicable, the Demand Loan Certificates and the Subordinated Debenture Bonds) in order (i) to evidence the succession of another corporation to Farmland and the assumption by any such successor of the covenants and obligations of Farmland therein and in the Debt Securities issued thereunder and any interest coupons appertaining thereto; (ii) to add to the covenants of Farmland for the benefit of the Holders of all or any series of Debt Securities issued thereunder (and if such covenants are to be for the benefit of less than all series of Debt

Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon Farmland; (iii) to add any additional Events of Default with respect to all or any series of Debt Securities issued thereunder; (iv) to change or eliminate any of the provisions of the Indentures in respect of one or more series of Debt Securities issued thereunder, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (v) to establish the form or terms of Debt Securities of any series issued thereunder; (vi) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to the issued thereunder Debt Securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; (vii) to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of such Indenture, provided such action shall not adversely affect in any material respect the interests of the Holders of any series issued thereunder; (viii) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted, and to add to the Indenture such other provisions as may be expressly required under the Trust Indenture Act; or
(ix) to enable the issuance of uncertificated Debt Securities and to permit registration, transfer and exchange of Debt Securities by book-entry. (Section 12.01)

     Each Indenture also contains provisions permitting Farmland and the respective Trustee, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series issued thereunder and affected by such supplemental indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the Holders of such series, except that, without the consent of the each Holder so affected, no such supplemental indenture may: (i) change the stated maturity of the principal of, or premium, if any, on, or any installment of principal of or premium, if any, or interest on, any such Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the manner in which the amount of any principal thereof or premium, if any, or interest thereon is determined, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of each Indenture or of certain defaults hereunder and their consequences) provided for in such Indenture; (iii) change any obligation of Farmland to maintain an office or agency in the places at which Debt Securities may be presented for transfer, exchange, redemption and payment, and where notices and demand to or upon Farmland may be served; or (iv) modify the provisions that set forth the provisions in each Indenture that may not be changed without the consent of the Holder of each Debt Security affected thereby. The Subordinated Indenture also provides that certain provisions with respect to the subordination of outstanding Debt Securities may not be modified in a manner adverse to the Holders thereof without the consent of each Holder of such outstanding Debt Securities affected thereby. (Section 12.02)


SATISFACTION, DISCHARGE AND DEFEASANCE

     Each Indenture provides that it ceases to be of further effect with respect to the Debt Securities of, or within, any series (except for certain specified surviving obligations, including (i) certain obligations to register the transfer or exchange of Debt Securities; and (ii) the rights of Holders of Debt Securities to receive payments of principal thereof and interest thereon upon the stated maturity thereof) upon the satisfaction of certain conditions, including that (a) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation: (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year and (b) Farmland, has irrevocably deposited or caused to be deposited with the Trustee money in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal, premium, if any, and interest, with respect thereto, to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be. (Section 14.01)

     Each Indenture also contains defeasance provisions under which, unless otherwise specified with respect to the Debt Securities of any series issued thereunder, Farmland, at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except with regard to certain specified surviving obligations, including (a) certain obligations to register the transfer or exchange of Debt Securities and (b) the rights of Holders of Debt Securities to receive payments of principal thereof and interest thereon upon the stated maturity thereof) or (ii) will not be subject to certain covenants and Events of Default, in each case, upon the compliance with certain conditions, including the deposit with the relevant Trustee, in trust, or money and/or Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay (x) the principal of, premium, if any, and each installment of interest on such Debt Securities at the maturity of such payments and (y) any mandatory sinking fund payments applicable to such series on the day on which such payments are due and payable in accordance with the terms of the applicable Indenture and such Debt Securities. Such provisions do not apply to the Demand Loan Certificates and the Subordinated Debenture Bonds. (Sections 14.03, 14.04, 14.05, 14.06)

TAX CONSEQUENCE OF INTEREST ELECTION

          Holders of Demand Loan Certificates and Subordinated Debenture Bonds should be aware that the election to receive interest on the payment date or to have the interest compounded semi-annually and paid at the date of redemption of the related security will not affect the reporting of interest for federal income tax purposes. All interest whether paid on the payment date or left to accumulate and be paid at the date of redemption of the related security will be credited to the Holder's account on the payment or compounding date. All interest credited to the Holder's account will be reported on a Form 1099 INT to the Holder and the Internal Revenue Service ("IRS") as interest income for the calendar year in which such interest is credited to the Holder's account. Therefore, a Holder who elects to have interest paid at the date of redemption of the related security may have taxable income for a year and not receive such interest income in cash. However, the Holder could terminate the election to have interest paid at the date of redemption. On the effective date of such termination, the Holder would receive payment of all interest accumulated through the date of termination.

                                  THE COMPANY

          Farmland is an agricultural farm supply and processing and marketing cooperative headquartered in Kansas City, Missouri, that is primarily owned by its members and operates on a cooperative basis. Founded in 1929, Farmland has grown from revenues of $310,000 during its first year of operation to approximately $8.8 billion during 1998. Members are entitled to receive patronage refunds distributed by Farmland from its member-sourced annual net earnings. Unless the context otherwise requires, the term "member" herein means
(i) any voting member, (ii) any associate member, or (iii) any other person with which Farmland is a party to a currently effective patronage refund agreement (a "patron"). See "Business - Patronage Refunds and Distribution of Annual Earnings."

          Farmland was formally incorporated in Kansas in 1931. Its principal executive offices are at 3315 North Oak Trafficway, Kansas City, Missouri 64116 (telephone 816-459-6000). Unless the context requires otherwise, (i) "Farmland" or the "Company" herein refers to Farmland Industries, Inc. and its consolidated subsidiaries, (ii) all references herein to "year" or "years" are to fiscal years ended August 31, and (iii) all references herein to "tons" are to United States short tons.


MEMBERSHIP

      Membership requirements are determined by Farmland's Articles of Incorporation and the Board of Directors of Farmland (the ''Board of Directors'').

      As of August 31, 1998, Farmland's membership, associate membership and patrons eligible for patronage refunds consisted of approximately 1,500 cooperative associations of farmers and ranchers and 5,800 pork or beef producers or associations of such producers. See ''Business and Properties - Business - Patronage Refunds and Distribution of Annual Earnings."

      In the event the Board of Directors of Farmland shall determine that any holder of the common stock or associate member common stock of Farmland does not meet the qualifications as may be established by the Board of Directors for holders thereof, as described below in "Voting Members" and "Associate Members," such person shall have no rights or privileges on account of such common stock to vote for director(s) or to vote on the management or affairs of Farmland and Farmland shall have the right, at its option, (a) to purchase such common stock at its book or par value, whichever is less, as determined by the Board of Directors, or (b) in exchange for such common stock or associate member common stock, to issue or record on the books of Farmland capital credits in an equivalent amount. On the failure of any holder, following any demand by Farmland therefor, to deliver the certificate or certificates evidencing any common stock or associate member common stock, Farmland may cancel the same on its books and issue or record on the books of Farmland an equivalent amount of capital credits in lieu thereof.

   VOTING MEMBERS

      As of August 31, 1998, Farmland's requirements for voting membership were as follows: the voting member must (1) own a minimum of $1,000 of Farmland's common stock; (2) actively transact business with Farmland on a patronage basis (the Board of Directors may deem a member to be inactive when business is not transacted with Farmland for two consecutive years); (3) not be a significant direct competitor with Farmland in any of Farmland's major business lines; and
(4) (a) be a natural person, a family farm corporation or a family farm partnership that (i) derives a majority of earned income from a farming operation (excluding any earned income of a spouse from other sources) and (ii) is a vendor of livestock to Farmland and/or a contract producer of livestock for Farmland; or (b) be an association of producers of agricultural products that

(i) is organized and conducts business on a cooperative basis; (ii) distributes its earnings based on patronage; and (iii) is controlled directly by its voting producer members.

   ASSOCIATE MEMBERS

      To qualify for associate membership in Farmland, all of the following
conditions must be met:   the associate member must (1) own a minimum of $1,000
of Farmland's associate member common stock; (2) not be a significant direct competitor of Farmland in any business line in which the associate member expects to conduct patronage business with Farmland; and (3)(a) be a natural person, a family farm corporation, or a family farm partnership that (i) derives a majority of earned income from a farming operation (excluding any earned income of a spouse from other sources) and (ii) is a vendor of livestock to Farmland and/or a contract producer of livestock for Farmland; (b) be an association conducting business on a cooperative basis; (c) be a business entity owned 100%, directly or indirectly, by Farmland or its members or associate members; or (d) be a hog-and/or cattle-feeding business entity that agrees to provide Farmland with the information it needs to pass on patronage refunds from Farmland's hog- and/or cattle-marketing operations to those agricultural producer-members of Farmland who have conducted business with the entity.

   PATRONAGE AGREEMENTS WITH PATRONS

      All existing patronage agreements with patrons will remain in force until such time as either (a) the patron has been inactive with Farmland during any single fiscal year or (b) the patronage agreement is canceled by mutual consent. No new patronage agreements will be authorized without prior approval by the Board of Directors.

                                    BUSINESS
GENERAL

      The Company is one of the largest cooperatives in the United States in terms of revenues. In 1998, Farmland had export sales in excess of $1.3 billion to customers in over 90 countries. Substantially all of the Company's foreign sales are invoiced and collected in U.S. Dollars.

      The Company conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, the Company operates as a farm supply cooperative. On the output side of the agricultural industry, the Company operates as a processing and marketing cooperative.

      The Company's farm supply operations consist of three principal product divisions: petroleum, crop production and feed. Principal products of the petroleum division are refined fuels, propane and by-products of petroleum refining. Principal products of the crop production division are nitrogen and phosphate-based fertilizers ("plant nutrients") and, through the Company's ownership in WILFARM, L.L.C. ("WILFARM") and Omnium, LLC ("Omnium"),(each 50%- owned) a complete line of insecticides, herbicides and mixed chemicals. Principal products of the feed division include swine, dairy, pet, beef, poultry, mineral and specialty feeds, feed ingredients and supplements, animal health products and livestock services. Approximately 60% of the Company's farm supply products sold in 1998 was produced in plants owned by the Company or operated by the Company under long-term lease arrangements. Approximately 64% of the Company's farm supply products sold in 1998 was sold at wholesale to farm cooperative associations which are members of Farmland. These farm cooperative associations distribute products primarily to farmers and ranchers in states which comprise the corn belt and the wheat belt and who utilize the products in the production of farm crops and livestock.


      On the output side, the Company's operations include the processing of pork and beef, the marketing of fresh pork, processed pork and fresh beef and the storage and marketing of grain. In 1998, approximately 60% of the hogs processed, 30% of the beef cattle processed and 60% of the domestic grain marketed by the Company were supplied to the Company by its members. Substantially all of the pork and beef products sold by the Company in 1998 were processed in plants owned by the Company.

      No material part of the business of any segment of the Company is dependent on a single customer or a few customers. Financial information about the Company's industry segments is presented in Note 11 of the Notes to Consolidated Financial Statements included herein.

      The principal businesses of the Company are highly seasonal.
Historically, the majority of revenues related to crop production, beef and grain occur during the spring, summer and fall, respectively. Revenues related to crop production and beef are lowest during the winter, while sales related to the grain and feed businesses tend to be lowest during the spring and summer, respectively.

      The Company competes for market share with numerous participants with various levels of vertical integration, product and geographical diversification, sizes and types of operations. In the petroleum industry, competitors include major oil companies, independent refiners, other cooperatives and product brokers. Competitors in the crop production industry include global producers (some of which are cooperatives) of nitrogen- and phosphate-based fertilizers and product importers and brokers. The feed, grain, pork and beef industries are comprised of a large variety of competitive participants.


PETROLEUM

   MARKETING

      The principal products of this business segment are refined fuels, propane and by-products of the petroleum refinery. Approximately 50% of petroleum refined fuels products sold in 1998 resulted from transactions with Farmland's members. The balance of the Company's refined fuels products sales were principally to retailing chains in urban areas. Other petroleum products include lube oil, grease and car, truck and tractor tires, batteries and accessories. Sales of petroleum products as a percent of the Company's consolidated sales for 1996, 1997 and 1998 were 11%, 15% and 13%, respectively.

      Competitive methods in the petroleum industry include service, product quality and price. However, in refined fuel markets, price competition is dominant. Many participants in the industry engage in one or more of the industry's processes (oil production, transportation, refining, wholesale distribution and retailing). The Company participates in the industry primarily as a mid-continent refiner and as a wholesale distributor of petroleum products. Effective September 1, 1998, Country Energy LLC, a joint venture with Cenex Harvest States, commenced operations. Country Energy LLC provides refined fuel, propane and lubricants marketing and distribution services for its owners.

   PRODUCTION

      The Company owns a refinery at Coffeyville, Kansas. Production volume for 1996, 1997 and 1998 was as follows:

                          Barrels of Crude Oil Processed
                                   Daily Average
                            Based on 365 Days per year

                        1996            1997            1998

                                     (barrels)
Coffeyville, Kansas    64,276          81,397          91,808


      The refinery produced approximately 25 million barrels of motor fuels, heating fuels and other petroleum products in 1996, 32 million barrels in 1997 and 35 million barrels in 1998. In July 1994, the Company acquired a mothballed refinery in Texas for reassembly at the Coffeyville refinery site. Reassembly was completed during the fourth quarter of 1996, enabling the Company to increase production during 1997 and 1998 compared with 1996. Approximately 66% of refined fuel sales in 1998 represented products produced at this location.

   RAW MATERIALS

      Farmland's refinery was originally designed to process high quality crude oil with low sulfur content ("sweet crude"). Competition for sweet crude and declining production in proximity of the refinery has increased the cost and decreased the availability of raw material relative to the cost and availability for coastal refineries with the capacity for processing and access to lower quality crude with high sulfur content ("sour crude"). In April 1997, the Company entered various operating, service and lease agreements with Tessenderlo Kerley Inc. ("TKI"), whereby TKI's assets or technologies would be utilized to extract sulfur from the intermediate gas streams generated from crude oil. As a result of extracting this sulfur, crude oil supplies of lower quality were made available for processing by the refinery. This allowed the Company to decrease raw material costs as sour crude is lower priced. In 1998, the Company's pipeline/trucking gathering system collected approximately 17% of its crude oil supplies from producers near its refinery. Additional supplies are acquired from diversified sources, including sour crude oil from foreign sources.

      Crude oil is purchased approximately 45 to 60 days in advance of the time the related refined products are to be marketed. Certain of these advance crude oil purchase transactions, as well as fixed price advance sales contracts of refined products, are hedged utilizing various petroleum futures contracts. See "Business and Properties - Business - Business Risk Factors - External Factors That May Affect the Company" included herein.

      During periods of volatile crude oil price changes, or in extremely short crude oil supply conditions, the Company's petroleum operations could be affected to a greater extent than petroleum operations of more vertically integrated competitors with crude oil supplies available from owned producing reserves. In past periods of relatively severe crude oil shortages, various governmental regulations such as price controls and mandatory crude oil allocating programs have been implemented. There can be no assurance as to what, if any, government action would be taken if a crude oil shortage were to develop.


CROP PRODUCTION

   MARKETING

      The Company's crop production business includes plant nutrients and, through the Company's ownership in WILFARM and Omnium, a complete line of crop protection products such as insecticides, herbicides and mixed chemicals. Sales of the crop production business segment as a percent of consolidated sales for 1996, 1997 and 1998 were 14%, 14% and 13%, respectively.

      Competition in the plant nutrient industry is dominated by price considerations. However, during the spring and fall plant nutrient application seasons, farming activities intensify and delivery service capacity is a significant competitive factor. The Company maintains a significant capital investment in distribution assets and a seasonal investment in inventory to enhance its manufacturing and distribution operations. The Company owns or leases plant nutrient custom dry blending, liquid mixing, storage and distribution facilities at over 150 locations throughout its trade territory to conform delivery capacity more closely to customer demands for delivery services.

      The Company's sales of crop production products are primarily at wholesale to local cooperative associations who are members of Farmland. In view of this member/customer relationship, management believes that, with respect to such customers, the Company has a slight competitive advantage.

      Domestic competition, mainly from other regional cooperatives and integrated multinational crop production companies, is intense due to customers'

sophisticated buying tendencies and production strategies that focus on costs and service. Also, foreign competition exists from producers of crop production products manufactured in countries with lower cost natural gas supplies (the principal raw material in nitrogen-based fertilizer products). In certain cases, foreign producers of fertilizer for export to the United States may be subsidized by their respective governments.

   PRODUCTION

      The Company manufactures nitrogen-based crop production products. Based on total production capacity, the Company is the largest producer of synthetic anhydrous ammonia-based fertilizers in the United States. Natural gas is the major raw material used in production of nitrogen-based fertilizer, including synthetic anhydrous ammonia, urea, urea ammonium nitrate ("UAN") and other forms of nitrogen-based fertilizers.

    The Company operates seven anhydrous ammonia production plants (three of which are leased under long-term lease arrangements) at six locations in Kansas, Iowa, Nebraska, Oklahoma and Louisiana. The Company and Mississippi Chemical Company are each 50% owners of a joint venture, Farmland MissChem, Limited ("Farmland MissChem"), which owns an anhydrous ammonia production facility located in The Republic of Trinidad and Tobago. All output from this facility is sold to and distributed by the owners of the venture. Annual production for fiscal years 1996, 1997 and 1998 including Farmland's 50% share of the output of Farmland MissChem, totaled approximately 2.8 million tons, 2.8 million tons and
3.0 million tons, respectively.

      The Company further processes synthetic anhydrous ammonia products at five plants, one of which is leased under a long-term lease arrangement, at five locations in Kansas, Oklahoma and Nebraska. Production of urea, UAN solutions and other forms of nitrogen fertilizer from synthetic anhydrous ammonia for

1996, 1997 and 1998 approximated 1.5 million tons, 1.6 million tons and 1.9 million tons, respectively.

      Ammonia also is used to react with phosphoric acid to produce phosphoric acid products such as liquid mixed fertilizer, diammonium phosphate and monoammonium phosphate, which may be applied directly or blended with other fertilizers.

      The Company owns land in Florida which contains an estimated 40 million tons of phosphate rock and a phosphate chemical plant located in Joplin, Missouri. The Joplin plant produces ammonium phosphate which is combined in varying ratios with muriate of potash to produce 12 different fertilizer grade products. In addition, feed grade phosphate (dicalcium phosphate) is produced at this facility. Production of ammonium phosphate approximated 65,000 tons, 44,000 tons and 56,000 tons in 1996, 1997 and 1998, respectively and production of feed grade phosphate approximated 160,000 tons, 163,000 tons and 167,000 tons in 1996, 1997 and 1998, respectively.

      The Company and Norsk Hydro a.s. are each 50% owners of a joint venture, Farmland Hydro, L.P. ("Hydro"), which owns a phosphate fertilizer manufacturing plant at Green Bay, Florida. Hydro's plant produces products such as super phosphoric acid, diammonium phosphate and monoammonium. Annual production in tons of such products for 1996, 1997 and 1998 was 1,459,000, 1,504,000 and
1,428,000, respectively. The Company provides management and administrative services and Norsk Hydro a.s. provides marketing services to Hydro. Products of this plant are distributed principally to international markets.

      The phosphate rock required to operate Hydro's plant is presently purchased from outside suppliers and adequate supplies of sulfur are available from several producers. Hydro owns phosphate rock reserves located in Hardee County, Florida which contain an estimated 40 million tons of phosphate rock

(and is in addition to the aforementioned phosphate rock which the Company owns in Florida).

      During 1998, Hydro began obtaining various permits and licenses necessary for mining the aforementioned properties. This process will take several years to complete and, therefore, neither the Company nor Hydro anticipate mining any of their respective phosphate rock reserves within the next year.

      The Company is a 50% owner of a venture, SF Phosphates Limited Liability Company ("SF Phosphates"), which operates a phosphate mine located in Vernal, Utah, a phosphate chemical plant located in Rock Springs, Wyoming and a 96-mile pipeline connecting the mine to the plant. The plant produces monoammonium phosphate and super phosphoric acid with annual production in tons for 1996, 1997 and 1998 of 483,000, 529,000 and 527,000, respectively. Under the venture agreement, the owners purchase the production of the venture in proportion to their ownership. Based on current recovery methods and the levels of plant production in recent years, the Company estimates that the phosphate rock reserves owned by SF Phosphates are adequate to provide the phosphate rock requirements of the plant for approximately 75 years.

   RAW MATERIALS

      Natural gas, the largest single component of nitrogen-based fertilizer production, is purchased directly from natural gas producers. Natural gas purchase contracts are generally market sensitive and contract prices change as the market price for natural gas changes. In addition, the Company has a hedging program which utilizes natural gas futures and options to reduce risks of market price volatility. See " Business and Properties - Business - Business Risk Factors - External Factors That May Affect the Company."

      Natural gas is delivered to the Company's facilities under pipeline transportation service agreements which have been negotiated with each plant's delivering pipeline. Natural gas delivery to the plants could be curtailed under regulations of the Federal Energy Regulatory Commission if a delivering pipeline's capacity was required to serve priority users such as residences, hospitals and schools. In such cases, production could be curtailed. No significant production has been lost because of curtailments in pipeline transportation and no such curtailment is anticipated.


FEED

      Products in the Company's feed line include swine, beef, poultry, dairy, pet, mineral and specialty feeds, feed ingredients and supplements, animal health products and farm and ranch supplies. The primary components of feed products are grain and grain by-products, which are generally available in the region in which the Company operates.

      This business segment's sales were approximately 6%, 7% and 6% of consolidated sales for the years 1996, 1997 and 1998, respectively. Approximately 52% of the feed business segment's sales in 1998 was attributable to products manufactured in the Company's feed mills. The Company operates feed mixing plants at 15 locations throughout its territory, an animal protein plant in Maquoketa, Iowa, an animal protein plant and a premix plant located in Eagle Grove, Iowa, a premix plant in Marion, Ohio and a pet food plant in Muncie, Kansas.

      Feed production for 1996, 1997 and 1998, for feed mills owned by Farmland as of August 31, 1998, was as follows:


                                                          Approximate Annual Production

                                                    1996                1997                1998

                                                                      (tons)
                                                                                           <1c>
20 feed mills (combined)..................            861,000             914,000             817,000



      In June of 1998, the Company acquired six feed mills with an aggregate capacity of 520,000 tons through the acquisition of SF Services, Inc. In addition, feed mills with an aggregate capacity of approximately 469,000 tons were disposed of or sold to ventures in 1997 and 1998.

      The Company conducts research in animal health and nutrition. Through local cooperative associations of farmers and ranchers, the Company participates in livestock and hog services designed to produce lean, feed-efficient animals and help livestock producers select feed formulations which maximize weight gain.


FOOD PROCESSING AND MARKETING

  PORK

   PROCESSING

      The Company's pork processing and marketing operations are conducted through a 99%-owned subsidiary, Farmland Foods, Inc. ("Foods"), which operates 11 food processing facilities, including leased facilities in Albert Lea, Minnesota and Omaha, Nebraska.

      Meat processing facilities at Springfield, Massachusetts and New Riegel, Ohio produce Italian-style specialty meats and ham products. Plants in Wichita and Topeka, Kansas and Albert Lea, Minnesota process fresh pork into a variety of products including ham, bacon and sausage. Additionally, the Wichita, Kansas facility processes pork, beef and chicken into hot dogs, dry sausage and other luncheon meats. Facilities in Denison and Dubuque, Iowa, Monmouth, Illinois and Crete, Nebraska function as pork abattoirs and have additional capabilities for processing pork into bacon, ham and smoked meats. These facilities also process fresh pork into primal cuts for additional processing into fabricated meats which are sold to commercial users and to retail grocery chains, as well as case-ready and label-branded cuts for retail distribution. The plant located in Carroll, Iowa is primarily a packaging facility for canned or cook-in-bag products. The facility located in Omaha, Nebraska, prepares primal beef and pork products into case-ready cuts of meat which can be shipped directly to retailers.

      In 1996, 1997 and 1998 total weekly pork processed approximated 16.2 million pounds, 16.8 million pounds and 16.7 million pounds, respectively. Average weekly head slaughter at the Company's four abattoirs (three abattoirs in 1996) was approximately 111,000, 132,000 and 148,000 in 1996, 1997 and 1998,
respectively.

     MARKETING

      The Company's pork products marketed include fresh pork, fabricated pork, smoked meats, ham, bacon, fresh sausage, dry sausage, hot dogs and packing house by-products. These products are marketed under a variety of brand names including: Farmland, Farmstead, OhSe, Maple River, Carando, Roegelein, Regal
and Marco Polo.   Product distribution is through national and regional retail food chains, food service accounts, distributors and through international marketing brokers.

      Pork marketing is a highly competitive industry with many suppliers of fresh and processed pork products competing for shelf space in retail food stores. Other meat products such as beef, poultry and fish also compete directly with pork products. Competitive methods in this segment include price, product quality, brand and product differentiation and customer service.


BEEF

   PROCESSING

      The Company's beef processing and marketing operations are conducted through Farmland National Beef Packing Company, L.P. ("FNBPC") which at August 31, 1998, was 71.2%-owned by Farmland. The beef processing facilities are located in Liberal, Kansas and Dodge City, Kansas. These facilities function as beef abattoirs and process fresh beef into primal cuts for additional processing into fabricated or boxed beef. During 1996, 1997 and 1998, the two plants slaughtered an aggregate of 2.1 million, 2.1 million and 2.4 million cattle, respectively.

   MARKETING

      Products in the Company's beef processing and marketing operations include fresh and frozen beef, boxed beef and packing house by-products. Product distribution is through national and regional retail and food service customers
as well as under the Farmland Black Angus Beef label.   In addition, certain
beef products are distributed in international markets.

      Beef marketing is a highly competitive industry with many suppliers of fresh and boxed beef. Other meat products such as pork, poultry and fish also compete directly with beef products. Competitive methods in this industry include price, product quality, brand and product differentiation and customer service.

GRAIN

   MARKETING

      The Company, through its North American Grain Division ("NAGD") and through its international grain trading subsidiaries (collectively referred to as "Tradigrain"), markets wheat, corn, soybeans, milo, barley and oats, with wheat and corn constituting the majority of the marketing business. NAGD purchases grain from members and nonmembers located in the Midwestern part of the United States and assumes all risks related to selling such grain. Grain is priced in the United States principally through bids based on organized commodity markets.

      In 1998, the Company formed two 50%-owned alliances, Concourse Grain, LLC ("Concourse") and Farmland-Atwood, LLC ("Farmland-Atwood"), with ConAgra, Inc. ("ConAgra"). Concourse, a marketing alliance, will provide both domestic and international customers with multiple classes of wheat. Concourse is expected to improve access to international customers through its ability to export from multiple points across the United States. Farmland-Atwood will provide risk management services, financial and grain support services and grain brokerage to its customers.

      The Company is exposed to risk of loss in the market value of its grain inventory and on fixed price purchase contracts that require the Company to take delivery of grain at a specified date in the future if grain market prices decrease and is exposed to loss on its fixed price sales contracts if grain market prices increase. To reduce the price change risk associated with holding positions in grain, the Company takes opposite and offsetting positions by entering into grain commodity futures contracts. Generally, such contracts have terms of up to one year. The Company's strategy is to maintain hedged positions on as close to 100% of its grain positions as is possible. During 1996, 1997 and 1998, the Company maintained hedges on approximately 94.8%, 92.9% and 93.0%, respectively, of its grain positions. Based on total assets at the beginning and end of 1998, the average market value of grain positions not hedged during the year amounted to less than 1% of the Company's average total assets. While hedging activities reduce the risk of loss from changing market values of grain, such activities also limit the gain potential which otherwise could result from changes in market prices of grain. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Financial Condition, Liquidity and Capital Resources - Results of Operations for Years Ended August 31, 1996, 1997 and 1998 - Grain Marketing" included herein.

      Approximately 42%, 41% and 43% of grain revenues were from export sales or sales to domestic customers for export in 1996, 1997 and 1998, respectively. Export-related sales are affected by the level of grain production in foreign countries. Furthermore, export-related sales are subject to international political events and changes in other countries' trade policies which are not within the control of the United States or the Company. Foreign sales of grain generally are paid in U.S. Dollars.

      The Company's international grain trading subsidiaries (collectively referred to as "Tradigrain") transact business in all major grains traded in international markets. Final consumers are either governmental entities, private companies or other major grain companies throughout the world.

      Tradigrain's purchases of grain are made on a cash basis and its sales of grain are mostly made against confirmed letters of credit. For purposes of the Company's Consolidated Financial Statements, the Company recognizes as sales the net margin on grain merchandised by Tradigrain rather than the gross value of such products merchandised. Furthermore, Tradigrain may take long or short grain positions. These positions are accounted for on a mark-to-market basis and the gain or loss is recognized as a component of net sales.


   PROPERTY

      The Company currently operates, through either ownership or lease, 24 inland elevators in the United States with a total capacity of approximately
147.6 million bushels of grain.


RESEARCH

          The Company operates a research and development farm for the primary purpose of developing improvements in nutrition, breeding and feeding practices of livestock and pets. The Company also conducts research at its pork processing facilities directed toward product development and process improvement. Additionally, the Company formed a five-year alliance, beginning in 1997, with Kansas State University.

   Expenditures related to Company-sponsored product research and process improvements amounted to $2.4 million, $2.1 million and $2.4 million for 1996, 1997 and 1998, respectively.

CAPITAL EXPENDITURES AND INVESTMENTS IN VENTURES

          In 1998, the Company made capital expenditures and investments in ventures totaling $179.3 million.

          The Company has approved expenditures (of which $44.1 million was committed as of August 31, 1998) of $146.5 million for capital additions and improvements during the years 1999 and 2000. The majority of these expenditures are in the crop production, food processing and marketing and petroleum businesses and are primarily for plant improvements. From time to time, management may recommend additional capital projects to Farmland's Board of Directors for approval.

          The Company intends to fund its capital program with cash from operations, through borrowings or through other capital market transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources."


YEAR 2000

      As the end of this century nears, there are concerns about potential problems which may arise at the turn of the millennium because many current computer systems and software products are coded to accept only two digit entries in date code fields. Before the year 2000, these systems and software products will need an upgrade in order to recognize differences between dates in the 21st century and dates in the 20th century. If not adequately addressed, these technology problems have a potential to cause widespread business interruptions, litigation and liability. Significant uncertainty exists, as to whether adequate resources are available to minimized these potentially serious problems by the year 2000.

      The Company is assessing, but has not completed assessing, its Year 2000 issues. Since the mid-1980's, the Company has strived to maintain Year 2000 compliance for all applications developed in-house. The challenge is that a substantial percentage of the applications used for normal business processing have been purchased from outside vendors. Historically, vendors were not required to commit to Year 2000 compliance. However, all new software contracts include Year 2000 compliance warranties.

      In April 1997, Farmland and Ernst & Young, LLP formed One System Group, LLC ("OSG"), a joint venture. OSG has approximately 400 employees and is the sole supplier of information technology ("IT") services to the Company. The initial focus of OSG involves the implementation of Systems, Applications, Products in Data Processing ("SAP") software as an enterprise wide solution for processing the Company's business transactions and for management reporting. One of the many important benefits of the implementation of SAP is that it is Year 2000 compliant and, therefore, its installation will eliminate a large amount of the Year 2000 risk inherent in the Company's systems and software. Mission critical (critical to the basic operation of Farmland's businesses) IT projects have not been deferred because of Year 2000 readiness efforts.

      The Company formalized its Year 2000 program with OSG in the fall of 1997. Through this program, Year 2000 readiness was defined by criteria which, if satisfied, would demonstrate that systems and applications programs function correctly after the turn of the century without abnormal results. In addition, systems and applications were categorized as "high risk" or "low risk" according to the respective level of impact on the continuation of business by the Company at the turn of the century. Further, the program established minimum acceptance testing procedures for evaluating whether systems and applications met Year 2000 compliant criteria.

      A comprehensive IT software inventory and assessment was then completed by OSG. As a result of this readiness assessment, the Company believes that certain of its systems and software are Year 2000 compliant and that substantially all noncompliant systems have been identified.

      To address the state of readiness condition, Farmland established an Oversight Committee consisting of the Chief Information Officer of OSG, the Chief Financial Officer and the General Counsel of Farmland, and a Year 2000 Program Office.

      The Oversight Committee has responsibility for both IT and non-IT systems (embedded technologies such as microcontrollers built into machinery) and has a direct reporting relationship to the Farmland Board of Directors. The Oversight Committee has delegated Year 2000 compliance responsibility for non-IT systems to management of the respective plants or facilities. Generally, progress with respect to non-IT systems is in an assessment phase. However, the Year 2000 issues of many process control systems and other non-IT systems have been identified and fixed or the respective system or application programs have been replaced and tested. The Company has not separately tracked the replacement cost and time related to non-IT systems.

      The Program Office organizes and administers Year 2000 projects related to IT systems. The Program Office maintains a detailed project plan to complete and test projects within discrete time frames. The Program Office continuously monitors the status of the SAP implementation and re-assesses the risk areas depending on movement of that system's implementation schedule. The Program Office provides a quarterly update of Year 2000 progress to the Oversight Committee. The Program Office has estimated that overall Year 2000 projects related to IT systems will require approximately $2.5 million (18,000 hours). Through October 1998, approximately 4,000 hours of such work had been performed. The targeted completion of the remaining work is September 1, 1999.

      The Company believes that the quantity and quality of resources it has committed to address its Year 2000 project are adequate to obtain a Year 2000 state of readiness and it believes all significant modifications required to reach a state of readiness for Year 2000 will be completed by the year 2000. However, despite all reasonable efforts of the Company to resolve its Year 2000 issues, as described above, no assurances can be given that the level of Year 2000 readiness actually attained will eliminate all potential material effects that Year 2000 problems might have on the Company's business, results of operation, or financial condition. It is not, and will not, be possible for the Company to represent that it has achieved complete Year 2000 compliance.

      The Company does not know all of the consequences of its most reasonably likely worst case Year 2000 scenario. The Company cannot address the virtually unlimited number of differing circumstances relating to what might be its most reasonably likely worst case. The Company is and intends to continue to address this uncertainty through activities of its Oversight Committee and Program Office, as described above.

      For all applications that are determined to be mission critical (critical to the basic operation of Farmland's businesses), a contingency plan will be developed to outline the actions that will be taken if Year 2000 complications are encountered. The plan will describe what will be done, both short-term and long-term, to minimize any interruption to Farmland's business.

      The Company has distributed a survey of its significant customers and vendors to determine their state of Year 2000 readiness. However, responses to the survey questionnaire have not provided a basis to conclude whether such customers and vendors are Year 2000 compliant. Further, the Company has not conducted and does not plan to conduct tests designed to confirm compatibility of its information systems as modified for Year 2000 issues with those of its significant customers and vendors. The Company will rely on the integrity of its vendors and customers to resolve their Year 2000 issues.


GOVERNMENT REGULATION

          The Company's business is conducted within a legal environment created by numerous federal, state and local laws which have been enacted to protect the public's interest by promoting fair trade practices, safety, health and welfare. The Company believes that its operating procedures conform to the intent of these laws and that the Company currently is in compliance with all such laws, the violation of which could have a material adverse effect on the Company.


          Certain policies may be implemented from time to time by the United States Department of Agriculture, the Department of Energy or other governmental agencies which may impact the demands of farmers and ranchers for the Company's products or which may impact the methods by which certain of the Company's operations are conducted. Such policies may impact the Company's farm supply, food processing and marketing and grain storage and marketing operations.

      The Federal Agriculture Improvement and Reform Act ("FAIR") represents the most significant change in government farm programs in more than 60 years.
Under FAIR, the former system of variable price-linked deficiency payments to farmers has been replaced by a program of fixed payments which decline over a seven-year period. In addition, FAIR eliminates federal planting restrictions and acreage controls. The Company believes that FAIR was intended to accelerate the trend toward greater market orientation and reduced Government influence on the agricultural sector. As a result, the Company expects the number of acres under cultivation to increase over a long period of time. This increase may favorably impact demand of producers for the Company's plant nutrients and crop protection products and fuels. Whether demand for the Company's products is favorably impacted depends in a large part on whether U.S. agriculture becomes more competitive in world markets as this industry moves toward greater market orientation, the extent which governmental actions expand international trade agreements and whether market access opportunities for U.S. agriculture is increased.

          The U.S. Congress has in the past considered and may consider trade measures which, if passed, could enhance agricultural export potential. The Company believes "fast-track" (legislation which would authorize the President to submit a trade agreement to Congress with the assurance that it will be voted on within 90 days and not be subject to amendments), China normal trading relations, removal of trade sanctions and language to prohibit embargoes could benefit U.S. agricultural interests by opening markets, increasing exports and expanding trade opportunities with countries which import agricultural products. Absent such legislation, the Company's access to international markets may be adversely impacted.

          Management is not aware of any newly implemented or pending policies, other than as discussed above, having a significant impact or which may have a significant impact on operations of the Company.


EMPLOYEE RELATIONS

          At August 31, 1998, the Company had approximately 16,100 employees. Approximately 50% of the Company's employees were represented by unions having national affiliations. The Company considers its relationship with employees to be generally satisfactory. No labor strikes or work stoppages within the last three fiscal years have had a materially adverse effect on the Company's operating results. Current labor contracts expire on various dates through September 2001.

PATRONAGE REFUNDS AND DISTRIBUTION OF ANNUAL EARNINGS

      Farmland operates on a cooperative basis. In accordance with its bylaws, Farmland determines its annual net earnings from transactions with members ("member-sourced earnings"). For this purpose, annual net earnings means income is before income tax determined in accordance with generally accepted accounting principles. The bylaws of Farmland provide that the Board of Directors has complete discretion with respect to the handling and ultimate disposition of any member-sourced losses. The member-sourced earnings (after handling of member-sourced losses) are returned to members as patronage refunds in the form of qualified and/or nonqualified written notices of patronage refund allocation. Each member's portion of the annual patronage refund is determined by the earnings of Farmland attributed to the quantity or value of business transacted by the member with Farmland during the year for which the patronage is paid.

      A qualified patronage refund must be paid at least 20% in cash. The portion of the qualified patronage refund not paid in cash (the allocated equity portion) is currently paid by Farmland in common shares, associate member common shares or capital credits (depending on the membership status of the recipient). The Board of Directors may determine to pay the allocated equity portion in any other form or forms of equities. The allocated equity portion of the qualified patronage refund is determined annually by the Board of Directors, but is limited to no more than 80% of the total qualified patronage refund. The Company is allowed an income tax deduction for the total amount (the cash portion and the allocated equity portion) of its qualified patronage refunds.

      Nonqualified patronage refunds paid by Farmland have been recorded as book credits in the form of common shares, associate member common shares or capital credits (depending on the membership status of the recipient). The Board of Directors may determine to record the nonqualified patronage refund in any other form or forms of nonpreferred equities. The Company is not allowed an income tax deduction for the year a nonqualified patronage refund is paid. The nonqualified patronage refund is deductible for federal income tax purposes only when such nonqualified written notices of allocation are redeemed for cash or other property.

      For the years ended 1996, 1997 and 1998, patronage refunds authorized by the Board of Directors were:


                 Cash or Cash Equivalent
                  Portion of Patronage     Non-Cash Portion of      Total Patronage
                         Refunds            Patronage Refunds           Refunds

                                         (Amounts in Thousands)
1996...............   $       32,719          $        60,776         $      93,495
1997...............   $       40,228          $        68,079         $     108,307
1998...............   $       23,593          $        35,528         $      59,121



          Nonmember-sourced income (earnings attributed to transactions with persons not eligible to receive patronage refunds, i.e. nonmembers) and nonpatronage income or loss (income or loss from activities not directly related to the cooperative marketing or purchasing activities of Farmland) is subject to income taxes computed on the same basis as such taxes are computed on the income or loss of other corporations.


EQUITY REDEMPTION PLANS { TC "EQUITY REDEMPTION PLANS" \F C \L "1" }

          The Equity Redemption Plans described below, namely the base capital plan, the estate settlement plan and the special equity redemption plans (collectively, the "Plans") may be changed at any time or from time to time at the sole and absolute discretion of the Board of Directors. The Plans are also not binding upon the Board of Directors or the Company and the Board of Directors reserves the right to redeem, or not redeem, any equities of the Company without regard to whether such action or inaction is in accordance with the Plans. The factors which may be considered by the Board of Directors in determining when and under what circumstances, the Company may redeem equities include, but are not limited to, the terms of the Company's base capital plan, the Company's results of operations, financial position, cash flow, capital requirements, long-term financial planning needs, income and other tax considerations and other relevant considerations. By retaining discretion to determine the amount, timing and ordering of any equity redemptions, the Board of Directors believes that it can continue to assure that the best interests of the Company and its owners will be protected.

   BASE CAPITAL PLAN

          For the purposes of acquiring and maintaining adequate capital to finance the business of the Company, the Board of Directors has established a base capital plan.

          The base capital plan provides a mechanism for determining the Company's total capital requirements and each voting member's and associate member's share thereof (hereinafter referred to as the "Base Capital Requirement"). As part of the base capital plan, the Board of Directors may, in its discretion, provide for redemption of Farmland common shares or associate member common shares held by voting members or associate members whose holdings of common shares or associate member shares exceed the voting members' or associate members' Base Capital Requirement. The base capital plan provides a mechanism under which the cash portion of the patronage refund payable to voting members or associate members will depend upon the degree to which such voting members or associate members meet their Base Capital Requirements.

   ESTATE SETTLEMENT PLAN

      The estate settlement plan provides that equity holdings of deceased natural persons (except for equity purchased and held for less than five years) be redeemed at par value. This provision is subject to a limitation of $1.0 million in any one fiscal year without further authorization by the Board of Directors for such year.

   SPECIAL EQUITY REDEMPTION PLANS

      From time to time, the Company has redeemed portions of its outstanding equity under various special equity redemption plans. The special equity redemption plans have been and may be changed at any time or from time to time at the sole and absolute discretion of the Board of Directors. The special equity redemption plans are not binding upon the Board of Directors or the Company and the Board of Directors reserves the right to redeem, or not redeem, any equities of the Company without regard to whether such action or inaction is in accordance with the special equity redemption plans.

      The special equity redemption plans are designed to return cash to members or former members of Farmland or Farmland Foods by providing a method for redemption of outstanding equity which may not be subject to redemption through other Plans, such as the base capital plan or the estate settlement plan. The order in which each type of equity is redeemed is determined by the Board of Directors.

      Presented below are the amounts of equity approved for redemption by the Board of Directors of Farmland and Farmland Foods under the base capital plan, the estate settlement plan and special equity redemption plans for each of the years in the three-year period ended 1998. During the third quarter of 1998, the Company approved and paid a special equity redemption of approximately $50.0 million. Substantially all other amounts approved for redemptions are paid in cash in the year following approval.

                                        Estate
                Base Capital        Settlement and
              Plan Redemptions      Special Equity        Total Plan
                                    Redemptions(A)        Redemptions

                 (Amounts in Thousands)

1996.......  $      14,024         $      11,415        $      25,439
1997.......  $      17,228         $      11,492        $      28,720
1998.......  $       8,868         $      50,103        $      58,971


(a)ncludes redemptions of preferred stock.



                               LEGAL PROCEEDINGS

          The Company believes there is no litigation existing or pending against Farmland or any of its subsidiaries that, based on the amounts involved or the defenses available to the Company, would have a material adverse effect on the financial position of the Company except for the pending tax litigation relating to Terra, as explained in Note 6 of the Notes to Consolidated Financial Statements. See "Business and Properties - Business - Business Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources" included herein.

                                   MANAGEMENT


     The directors of Farmland are as follows:
                                                            Total Years
                                               Expiration of of Service
                       Age as of    Positions  Present Term   as Board
                      August 31,    Held With       as         Member
                         1998       Farmland     Director

    Name
                                                                       Business Experience During Last Five Years

Albert J. Shivley         55    Chairman of the  2001        14      General Manager--American Pride Co-op
                                     Board                           Association, Brighton, Colorado, a local
                                                                     cooperative association of farmers and
                                                                     ranchers.

Jody Bezner               57     Vice Chairman   2000        7       Producer--Texline, Texas.  Mr. Bezner serves
                                   and Vice                          as President of Dalhart Consumers Fuel
                                   President                         Association, Inc., Board of Directors,
                                                                     Dalhart, Texas, a local cooperative
                                                                     association of farmers and ranchers.

Lyman Adams, Jr.          47                     2001        6       General Manager--Cooperative Grain and
                                                                     Supply, Hillsboro, Kansas, a local
                                                                     cooperative association of farmers and
                                                                     ranchers.

Ronald J. Amundson        54                     2000        10      General Manager--Central Iowa Cooperative,
                                                                     Jewell, Iowa, a local cooperative association
                                                                     of farmers and ranchers.

Baxter Ankerstjerne       62                     1999        8       Producer--Peterson, Iowa.
                                                                     From 1988 to 1997, Mr. Ankerstjerne served as
                                                                     Chairman of the Board of Directors of Farmers
                                                                     Cooperative Association, Marathon, Iowa.

Richard L. Detten         64                     1999        11      Producer--Ponca City, Oklahoma.

Steven Erdman             48                     2001        6       Producer--Bayard, Nebraska.
                                                                     Mr. Erdman serves as Secretary, Panhandle Co-
                                                                     op, Scottsbluff, Nebraska, a local
                                                                     cooperative association of farmers and
                                                                     ranchers.

Harry Fehrenbacher        50                     1999        2       Producer--Newton, Illinois.  Mr. Fehrenbacher
                                                                     serves as President of the Board of Directors
                                                                     of Effingham Equity, Effingham, Illinois, a
                                                                     local cooperative association of farmers and
                                                                     ranchers.

Martie Floyd              50                     2000        1       Producer--Johnson, Kansas.  Mr. Floyd serves
                                                                     as Secretary of the Board of Directors of
                                                                     Johnson Cooperative Grain Co, Inc., Johnson,
                                                                     Kansas, a local cooperative association of
                                                                     farmers and ranchers.

Warren Gerdes             50                     2001        5       General Manager--Farmers Cooperative Elevator
                                                                     Company, Buffalo Lake, Minnesota, a local
                                                                     cooperative association of farmers and
                                                                     ranchers.

Thomas H. Gist, Jr.       63                     2001                Producer-Marianna, Arkansas.  Mr. Gist is
                                                                     currently Vice President, Farm Credit
                                                                     Services of Eastern Arkansas. Mr. Gist
                                                                     serves as a Director, Riceland Foods, Inc.,
                                                                     Stuttgart, Arkansas. He serves as  Secretary
                                                                     of the Board of Directors of Tri-County
                                                                     Farmers Association of Brinkley, Arkansas and
                                                                     President of the Board of Directors of Lee
                                                                     County Grain Drying Cooperative, local
                                                                     cooperative associations of farmers and
                                                                     ranchers.

Ben Griffith              49                     2001        9       General Manager--Central Cooperatives, Inc.,
                                                                     Pleasant Hill, Missouri, a local cooperative
                                                                     association of farmers and ranchers.

Gail D. Hall              56                     2000        10      General Manager--Lexington Cooperative Oil
                                                                     Company, Lexington, Nebraska, a local
                                                                     cooperative association of farmers and
                                                                     ranchers.

Barry Jensen              53                     1999        8       Producer--White River, South Dakota.
                                                                     Mr. Jensen currently serves as a Director, of
                                                                     Dakota Pride Cooperative, Winner, South
                                                                     Dakota, a local cooperative association of
                                                                     farmers and ranchers.

Ron Jurgens               60                     2001        3       General Manager-Agri Co-op in Holdrege,
                                                                     Nebraska, a local cooperative association of
                                                                     farmers and ranchers.

William F. Kuhlman        49                     1999        2       Producer--Oakley, Kansas.  Mr. Kuhlman serves
                                                                     on the Boards of Directors of Kansas Retail
                                                                     Venture Group.  Formerly, he was President
                                                                     and CEO of Cooperative Agricultural Services,
                                                                     Inc., Oakley, Kansas and General Manager of
                                                                     Menlo-Rexford Cooperative, local cooperative
                                                                     associations of farmers and ranchers.

Greg Pfenning             49                     2000        6       Producer--Hobart, Oklahoma.  Director of The
                                                                     Farmers Cooperative Association, Hobart
                                                                     Oklahoma, a local cooperative association of
                                                                     farmers and ranchers.

Monte Romohr              45                     1999        8       Producer--Gresham, Nebraska Mr. Romohr serves
                                                                     as a Director of Farmers Co-op Business
                                                                     Association, Shelby, Nebraska, a local
                                                                     cooperative association of farmers and
                                                                     ranchers.

Joe Royster               46                     1999        5       General Manager--Dacoma Farmers Cooperative,
                                                                     Inc., Dacoma, Oklahoma, a local cooperative
                                                                     association of farmers and ranchers.

E. Kent Stamper           52                     1999        2       Producer--Plainville, Kansas.  Mr. Stamper
                                                                     serves as Director and Vice President of the
                                                                     Board of Directors of Midland Marketing Coop,
                                                                     Hays, Kansas, a local cooperative association
                                                                     of farmers and ranchers.  He is a member of
                                                                     the Director Development Committee of the
                                                                     Kansas Cooperative Council

Eli F. Vaughn             49                     2000        1       General Manager--Farmers Cooperative Company,
                                                                     Afton, Iowa, a local cooperative association
                                                                     of farmers and ranchers.

Frank Wilson              50                     2001        3       General Manager-Elkhart Farmers Co-op
                                                                     Association, Elkhart, Texas, a local
                                                                     cooperative association of farmers and
                                                                     ranchers.




          Directors are elected for a term of three years by the shareholders of Farmland at its annual meeting. The expiration dates for such three-year terms are sequenced so that about one-third of the Board of Directors is elected each year. Directors are elected from ten geographically defined districts. The executive committee consists of Lyman Adams, Jr., Ronald Amundson, Jody Bezner, Monte Romohr, Albert Shivley and H. D. Cleberg, President and Chief Executive Officer. With the exception of H. D. Cleberg, members of the executive committee serve as chairmen of standing committees of the Board of Directors as follows: Lyman Adams, Jr., audit committee; Ronald Amundson, corporate responsibility committee; Jody Bezner, compensation committee; Monte Romohr, finance committee; and Albert Shivley, nominating committee.

   The executive officers of Farmland are as follows:


                   Age as of
                   August 31,
Name                  1998             Principal Occupation and Other Positions

J. F. Berardi          55   Executive Vice President and Chief Operating Officer, Grain and Grain Businesses -
                               Mr. Berardi joined Farmland in March 1992, serving as Executive Vice President and
                               Chief Financial Officer.  He was appointed to his present position in July 1996.

T. M. Campbell          48   Executive Vice President and Chief Financial Officer - Mr. Campbell joined Farmland in August 1992, serving as Vice President and Treasurer.  He was appointed to his present position in August 1996.

H. D. Cleberg           59   President and Chief Executive Officer - Mr. Cleberg has been with Farmland since
                               1968.  He was appointed to his present position effective April 1991.  Prior to
                               April 1991 Mr. Cleberg held senior leader positions in all of Farmland's input and output businesses and in corporate areas responsible for transportation and logistics, sales, marketing and research.

G. E. Evans            54   Executive Vice President and Chief Operating Officer, Meats Group - Mr. Evans has
                               been with Farmland since 1971.  He was appointed to his present position in July
                               1997. He held the same position in the Meat and Livestock Businesses from
                               September 1995 until July 1997.  From January 1992 to September 1995 he served as
                               Senior Vice President, Agricultural Production Marketing/Processing.

R. W. Honse            55   Executive Vice President and Chief Operating Officer, Ag Input Businesses - Mr.
                               Honse has been with Farmland since 1983.  He was appointed to his present position in September 1995.  From January 1992 to September 1995, he served as Executive
                               Vice President, Agricultural Inputs Operations.

B. L. Sanders           57   Senior Vice President and Corporate Secretary - Dr. Sanders has been with Farmland since 1968.  He was appointed to his present position in September 1991.  From
                               April 1990 to September 1991 he served as Vice President, Strategic Planning and
                               Development.


                             EXECUTIVE COMPENSATION

          The following table sets forth the annual compensation awarded to, earned by, or paid to the Chief Executive Officer and the Company's next four most highly compensated executive officers for services rendered to the Company in all capacities during 1996, 1997 and 1998.

                                                                                   Long-Term
                                               Annual Compensation                Compensation

                                                            Employee
                                Year                         Variable
                               Ending                      Compensation         LTIP
Name and Principal Position  August 31      Salary         Plan      Payouts

H. D. Cleberg,                   1996    $ 497,713     $ 356,485                                            $      1,296,48
President and                    1997    $ 540,292     $ 469,954                                            $        514,99
Chief Executive Officer          1998    $ 578,878     $ 213,564                                            $        400,43
G. E. Evans,                     1996    $ 298,848     $ 216,121                                            $        648,24
Executive Vice President and     1997    $ 317,568     $ 245,352                                            $        257,49
Chief Operating Officer          1998    $ 333,456     $ 110,144                                            $        200,21
Meats Group

R. W. Honse,                     1996    $ 303,364     $ 216,121                                            $   648,24
Executive Vice President and     1997    $ 322,125     $ 245,352                                            $   257,49
Chief Operating Officer          1998    $ 347,328     $ 110,144                                            $        200,21
Ag Input Businesses

J. F. Berardi,                   1996    $ 244,770     $ 154,372                                            $        549,20
Executive Vice President and     1997    $ 286,814     $ 245,352                                            $        243,19
Chief Operating Officer,         1998    $ 326,016     $ 110,144                                            $        200,21
Grain and Grain Businesses

T. M. Campbell                   1996    $ 154,232     $  90,050                                            $        205,57
Executive Vice President and     1997    $ 197,973     $ 170,382                                            $        116,82
Chief Financial Officer          1998    $ 211,824     $  63,739                                            $        123,28







          An Annual Employee Variable Compensation Plan, a Management Long-Term Incentive Plan ("LTIP") and an Executive Deferred Compensation Plan have been established by the Company to meet the competitive salary programs of other companies and to provide a method of compensation which is based on the Company's performance.

          Under the Company's Annual Employee Variable Compensation Plan, all regular salaried employees' total compensation is based on a combination of base and variable pay. The variable compensation award is dependent upon the employee's position, the performance of the Company for the fiscal year or the selected performance criteria of the operating unit where the individual is employed. Variable compensation is awarded only in years that the Company achieves a threshold performance level as approved each year by the Board of Directors. The Company intends for its total cash compensation (base plus variable) to be competitive, recognizing that in the event the Company fails to achieve a predetermined threshold level of performance, the base pay alone will place the employees well under market rates. This system of variable compensation allows the Company to keep its fixed costs (base salaries) lower and only increase payroll costs consistent with the Company's ability to pay. Distributions under this plan are made annually after the close of each fiscal year.

     Under the Management Long-Term Incentive Plan, selected management employees of the Company are paid cash incentive amounts determined by a formula which takes into account the position held and the aggregate income of the Company over periods specified in the plan. Periods covered by the Management Long-Term Incentive Plan are: 1997 through 1999 ("1999 Plan"), 1998 through 2000 ("2000 Plan") and 1999 through 2001 ("2001 Plan"). For each plan, if the aggregate income is less than the Threshold or if the sum of the cash returned to members as patronage refunds, redemptions under the base capital plan, estate settlement plans and special allocated equity redemptions is less than the amount specified for the 1999 Plan, the 2000 Plan and the 2001 Plan, respectively, subject to the following paragraph, no payment will occur with respect to such plan.

          The Board of Directors may, in its sole discretion, amend or discontinue, adjust or cancel any award otherwise payable under the Management Long-Term Incentive Plan, should the Company incur a loss in the final year of any plan. In addition, the Board of Directors may impact the payout amount of a plan by approving for inclusion or exclusion in the calculation of performance, the effects of extraordinary events occurring during a plan period.

          Subject to the preceding paragraph, if aggregate income equals or exceeds the Threshold and the cash returned to members equals or exceeds the specified amounts, then .83% of aggregate income of the three year plan period is made available to pay incentive awards. In general, participants must be active employees of the Company at the end of a plan in order to receive payment of the award with respect to such plan. Absent a significant change in their status, in which event such percentages may be adjusted, of the amount made available to pay incentives, Messrs. Cleberg, Evans, Honse, Berardi and Campbell will receive at least 11.2%, 5.6%, 5.6%, 5.6% and 4.0%, respectively, for the 1999 Plan, the 2000 Plan and the 2001 Plan.

          Under the Company's Management Long-Term Incentive Plan for the 1999 Plan, the 2000 Plan and the 2001 Plan, certain management employees, including those executives set forth below, may be eligible for future awards, contingent on satisfying the terms and conditions of the Plan as set forth above.

                                                                    Estimated Future Payouts Under Non-Stock
       (A)                 (B)                    (C)                           Price Based Plans

                    Number of Shares,    Performance or Other
                     Units or Other     Period Until Maturation        (D)               (E)             (F)
       Name            Rights (1)              or Payout            Threshold        Target (2)      Maximum (2)

                                                                             (Amounts in Thousands)
H. D. Cleberg                                 1997 - 1999            $   503
                                              1998 - 2000                 463
                                              1999 - 2001                 460

G. E. Evans                                   1997 - 1999            $    251
                                              1998 - 2000                 232
                                              1999 - 2001                 230

R. W. Honse                                   1997 - 1999            $    251
                                              1998 - 2000                 232
                                              1999 - 2001                 230

J. F. Berardi                                 1997 - 1999            $    251
                                              1998 - 2000                 232
                                              1999 - 2001                 230

T. M. Campbell                                1997 - 1999            $    179
                                              1998 - 2000                 165
                                              1999 - 2001                 164




(1) Rights in the incentive pool are expressed as a minimum percentage of the total pool.

(2) The plan does not specify a target or maximum payment. Payouts are only made when income over the three year plan period reaches the threshold amount, and then the amount available for payment is a fixed percentage of total income.


          The Company's Executive Deferred Compensation Plan permits executive employees to defer part of their salary and/or part or all of their variable and incentive compensation. The amount to be deferred and the period for deferral is specified by an election made semi-annually. Payments of deferred amounts shall begin at the earlier of the end of the specified deferral period, retirement, disability or death. The employee's deferred account balance is credited annually with interest at the highest rate of interest paid by the Company on any subordinated debt certificate sold during the year. Payment of an employee's account balance shall, at the employee's election, be a lump sum or in ten annual installments. Amounts deferred pursuant to the plan for the accounts of the named individuals during the years 1996, 1997 and 1998 are included in the cash compensation table.

          The Company established the Farmland Industries, Inc. Employee Retirement Plan (the "Plan") in 1986 for all employees whose customary employment is at the rate of at least 1,000 hours per year. Participation in the Plan is optional prior to age 34, but mandatory thereafter. Approximately 7,410 active and 8,670 inactive employees were participants in the Plan on August 31, 1998. The Plan is funded by employer and employee contributions to provide lifetime retirement income at normal retirement age 65, or a reduced income beginning as early as age 55. The Plan also contains provisions for death and disability benefits. The Plan has been determined qualified under the Internal Revenue Code. The Plan is administered by a committee appointed by the Board of Directors and all funds of the Plan are held by a bank trustee in accordance with the terms of the trust agreement. It is the present intent to continue this plan indefinitely. The Company's funding strategy is to make the maximum annual contributions to the Plan's trust fund that can be deducted for federal income tax purposes. Company contributions made to the Plan for the years ended August 31, 1996, 1997 and 1998 were $12.2 million, $-0- million and $ 1.7 million, respectively.


          Payments to participants in the Plan are based upon length of participation and compensation reported to the Plan for the four highest of the last ten years of employment. Compensation for this purpose includes base salary and compensation earned under the Company's Annual Employee Variable Compensation Plan discussed above. However, at the present time, the maximum compensation (per participant) which may be covered by a qualified pension plan is limited to $160,000 annually and the maximum retirement benefit which may be paid by such plan is limited to $130,000 annually by the Internal Revenue Code ("IRC").

          The Company established the Farmland Industries, Inc. Supplemental Executive Retirement Plan ("SERP") effective January 1, 1994. The SERP is intended to supplement the retirement income of executive participants in the Farmland Industries, Inc. Employee Retirement Plan whose retirement benefit is reduced because of the limitation of the IRC on the amount of annual salary which can be included in the computation of retirement income (currently $160,000) or the amount of annual retirement benefit which may be paid by a qualified retirement plan (currently $130,000).

          The Board of Directors has appointed an Administrative Committee to administer the SERP. The Company purchased cash value life insurance polices on the lives of certain plan participants to recover its cost of providing benefits under the SERP. The Company owns these insurance policies and has the sole right to name policy beneficiaries. The total SERP premiums charged to operations for the years ended August 31, 1996, 1997 and 1998 were $0.6 million, $0.6 million and $0.6 million, respectively.

          The Company's obligation to pay supplemental retirement benefits under the SERP is limited to the aggregate cash value of the life insurance policies designated by the Administrative Committee as policies of the SERP. Under this plan, each Participant's payment shall be reduced if the benefit payments to be made, when added to all prior benefit payments made from this Plan, are greater than the sum of (a) the total cash value, on August 31 of the preceding year, of the policies designated by the Administrative Committee and (b) any previous reductions in cash value caused by withdrawals from the policies by the Corporation.

          The following table sets forth, for compensation levels up to $160,000 the estimated annual benefits payable at age 62 for members of the Retirement Plan, which benefits are not reduced by virtue of Social Security payments. The following table also sets forth, for compensation levels exceeding $160,000, the combined estimated annual benefits payable under the Retirement Plan and SERP for each of the first 10 years following retirement (no SERP payouts are to be made after 10 years) assuming: retirement occurs on or after age 62; the portion of the employee's benefit lost (due to the IRC limitations) which would have been provided by the employer's contribution to the Retirement Plan is 85%; the employee lives for 10 years after retirement; and the cash value of life insurance policies designated (see above) as SERP policies do not cause the aggregate payments under the SERP to be reduced.

     Final Averag                                                Years of Service

       Wage                       15                      20                    25                  30                    35

 <s
           100,000       $        26,250       $        35,000       $        43,750       $        52,500       $        61,250
           125,000                32,812                43,750                54,687                65,625                76,563
           150,000                39,375                52,500                65,625                78,750                91,875
           200,000                47,950                63,933                79,917                95,900               111,883
           250,000                55,388                73,850                92,313               110,775               129,238
           300,000                62,825                83,767               104,708               125,650               146,592
           350,000                70,263                93,683               117,104               140,525               163,946
           400,000                77,700               103,600               129,500               155,400               181,300
           450,000                85,138               113,517               141,896               170,275               198,654
           500,000                92,575               123,433               154,292               185,150               216,008
           600,000               107,450               143,267               179,083               214,900               250,717
           700,000               122,325               163,100               203,875               244,650               285,425
           800,000               137,200               182,933               228,667               274,400               320,133
           900,000               152,075               202,767               253,458               304,150               354,842
         1,000,000               166,950               222,600               278,250               333,900               389,550
         1,100,000               181,825               242,433               303,042               363,650               424,258
         1,200,000               196,700               262,267               327,833               393,400               458,967
         1,300,000               211,575               282,100               352,625               423,150               493,675
         1,400,000               226,450               301,933               377,417               452,900               528,383
         1,500,000               241,325               321,767               402,208               482,650               563,092



          The following table sets forth the credited years of service for certain executive officers of the Company at August 31, 1998.

                          Name          Years of Creditable Service

                        H. D. Cleberg                33
                        G. E. Evans                  24
                        R. W. Honse                  24
                        J. F. Berardi                6
                        T. M. Campbell               6


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The following persons, none of whom, except as indicated below, is either currently or formerly an officer or employee of the Company or any of its subsidiaries, served as members of the Company's compensation committee during 1998: Messrs. Jody Bezner, Lyman Adams, Harry Fehrenbacher, Barry Jensen and Joe Royster. Mr. Bezner has served as Vice Chairman and Vice President of the Board of the Company from December 1997 to the current date. No executive officer of the Company (i) served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee of the Company, (ii) served as a director of another entity, one of whose executive officers served on the compensation committee of the Company, or (iii) served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.


COMPENSATION OF DIRECTORS

          Directors' compensation consists of payment of three hundred dollars ($300.00) per day of Farmland business (including, for example, board and committee meetings and other similar activities), plus reimbursement of necessary expenses incurred in connection with their official duties. In addition, annual retainers of $30,000 for the Chairman; $25,000 for each member of the Executive Committee, other than the Chairman and President; and $20,000 for all other directors are paid.

EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Farmland's equity consists of preferred shares, common shares, associate member common shares and capital credits. Only the common shares have voting rights.

          At August 31, 1998, no person was known by Farmland to be the beneficial owner of more than five percent of Farmland's common shares.

          At August 31, 1998, the directors and executive officers of Farmland, neither individually nor as a group, beneficially owned in excess of one percent of any class of Farmland's equity.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company transacts business in the ordinary course with its directors and with its local cooperative members with which the directors are associated on terms no more favorable than those available to its other members.


                                 LEGAL MATTERS

         Robert B. Terry, Vice President and General Counsel of Farmland, has given an opinion upon the legality of the Offered Debt Securities.


                                    EXPERTS

         The Consolidated Financial Statements of Farmland as of August 31, 1997 and 1998 and for each of the years in the three-year period ended August 31, 1998 included herein and elsewhere in the Registration Statement, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.


                       QUALIFIED INDEPENDENT UNDERWRITER

         Interstate/Johnson Lane Corporation, a member of the NASD, has participated as a qualified independent underwriter in the "due diligence" review with respect to the preparation of this Prospectus. See "Plan of Distribution", included herein, regarding the exception from pricing by the qualified independent underwriter.

          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

              INDEX TO FARMLAND CONSOLIDATED FINANCIAL STATEMENTS


    Independent Auditors' Report ..............................155

    Consolidated Balance Sheets, August 31, 1997 and
    1998 ......................................................157

    Consolidated Statements of Operations for each of
    the years in the three-year period ended August
    31, 1998 ..................................................165

    Consolidated Statements of Cash Flows for each of
    the years in the three-year period ended August
    31, 1998 ..................................................170

    Consolidated Statements of Capital Shares and
    Equities for each of the years in the three-year
    period ended August 31, 1998 ..............................177

    Notes to Consolidated Financial Statements ................182




                           INDEPENDENT AUDITORS' REPORT


The Board of Directors
Farmland Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Farmland Industries, Inc. and subsidiaries as of August 31, 1997 and 1998, and the related consolidated statements of operations, cash flows and capital shares and equities for each of the years in the three-year period ended August 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farmland Industries, Inc. and subsidiaries as of August 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1998, in conformity with generally accepted accounting principles.





KPMG Peat Marwick LLP




Kansas City, Missouri
October 16, 1998

                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                                                     August 31

                                                                            1997               1998

                                                                            (Amounts in Thousands)
Current Assets:
Cash and cash equivalents............................................ $            -0-    $         7,334
  Accounts receivable - trade........................................         589,028             596,415
  Inventories (Note 2)...............................................         745,301             725,967
  Other current assets...............................................          94,239             145,151


       Total Current Assets..........................................  $    1,428,568      $    1,474,867




Investments and Long-Term Receivables (Note 3)                         $      266,554      $      298,402



Property, Plant and Equipment (Notes 4 and 5):

  Property, plant and equipment, at cost.............................  $    1,585,824      $    1,680,373
  Less accumulated depreciation and amortization.....................         802,716             853,224


  Net Property, Plant and Equipment..................................  $      783,108      $      827,149


Other Assets.........................................................  $      167,082      $      212,356







Total Assets.........................................................  $    2,645,312      $    2,812,774


See accompanying Notes to Consolidated Financial Statements.


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                           LIABILITIES AND EQUITIES

                                                                                         August 31

                                                                                1997                 1998

                                                                                (Amounts in Thousands)
Current Liabilities:
  Demand loan certificates...............................................   $       50,523      $       28,407
  Short-term notes payable (Note 5)......................................          258,342             380,232
  Current maturities of long-term debt (Note 5)..........................           91,643              38,946
  Accounts payable - trade...............................................          366,345             330,043
  Other current liabilities..............................................          419,504             323,601

       Total Current Liabilities.........................................   $    1,186,357      $    1,101,229


Long-Term Liabilities (Note 5):
  Long-term borrowings (excluding current maturities)....................   $      580,665      $      728,103
  Other long-term liabilities............................................           33,480              31,942

       Total Long-Term Liabilities.......................................   $      614,145      $      760,045


Deferred Income Taxes (Note 6)...........................................   $        3,974      $        3,333


Minority Owners' Equity in Subsidiaries (Note 7)                            $       18,843      $       35,471


Capital Shares and Equities (Note 8):
  Preferred shares, Authorized 8,000,000 shares, 8% Series A cumulative redeemable preferred shares, stated at redemption value, $50 per share,
  2,000,000 shares issued and outstanding (0 shares in 1997) ............   $           -0-     $      100,000

  Other preferred shares, $25 par value, 2,838 shares issued and
  outstanding (2,886 shares in 1997) ....                                               72                  71

  Common shares, $25 par value -
  Authorized 50,000,000 shares,
  18,072,136 shares issued and outstanding
  (17,680,493 shares in 1997) ...........................................          442,012             451,804

  Associate member common shares
  (nonvoting), $25 par value - Authorized 2,000,000 shares, 1,140,304 shares issued and outstanding
  (889,913 shares in 1997) ..............................................           22,248              28,508


  Earned surplus and other equities......................................          357,661             332,313


       Total Capital Shares and Equities.................................   $      821,993      $      912,696


Contingent Liabilities and Commitments (Notes 5, 6 and 9)

Total Liabilities and Equities............................................. $    2,645,312      $    2,812,774


See accompanying Notes to Consolidated Financial Statements.


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              Year Ended August 31

                                                                  1996               1997               1998

                                                                             (Amounts in Thousands)
Sales.......................................................  $    9,788,587      $    9,147,507      $    8,775,046
Cost of sales...............................................       9,272,002           8,580,826           8,271,912
Adjustment of LIFO inventories to market....................              -0-                 -0-             27,593


Gross income................................................  $      516,585      $      566,681      $      475,541


Selling, general and administrative expenses................  $      368,954      $      409,378      $      431,999


Other income (deductions):
   Interest expense.........................................  $      (62,445)     $      (62,335)     $      (73,645)
   Interest income..........................................           5,021               5,352               5,436
   Other, net (Note 15).....................................          24,257              22,486              30,265

Total other income (deductions).............................  $      (33,167)     $      (34,497)     $      (37,944)


Income before income tax (expense) benefit, equity in
   net income of investees and minority owners'
   interest in net income of subsidiaries...................  $      114,464      $      122,806      $        5,598


Income tax (expense) benefit (Note 6).......................         (21,755)            (20,907)              6,912

Income before equity in net income of investees and minority owners' interest in net
    income of subsidiaries..................................  $       92,709      $      101,899      $       12,510

Equity in net income of investees (net of allocated
   tax expense of $7,581, $7,343 and $3,169 in 1996,
   1997 and 1998, respectively) (Note 3)....................          41,092              42,108              53,216

Minority owners' interest in net income
   of subsidiaries..........................................          (7,383)             (8,584)             (6,956)


Net income ................................................. $      126,418      $      135,423      $       58,770



Distribution of net income (Note 8):
   Patronage refunds:
       Farm supply patrons..................................  $       83,739      $      101,262      $       51,513
       Pork marketing patrons...............................           6,998                  -0-              1,274
       Beef marketing patrons...............................           2,753               6,458               3,817
       Grain marketing patrons..............................              -0-                585               2,517
       Livestock production.................................               5                   2                  -0-

                                                              $       93,495      $      108,307      $       59,121

   Earned surplus and other equities........................          32,923              27,116                (351)



                                                              $      126,418      $      135,423      $       58,770



See accompanying Notes to Consolidated Financial statements.


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Year Ended August 31

                                                                     1996            1997               1998

                                                                              (Amounts in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................  $   126,418       $   135,423       $    58,770
Adjustments to reconcile net income to net cash provided by
operating activities:

  Depreciation and amortization...............................       77,741            90,351           101,833
  Equity in net income of investees...........................      (41,092)          (42,108)          (53,216)
  Minority owners' equity in net
    income of subsidiaries....................................        7,383             8,584             6,956
  Gain on disposition of investments..........................      (11,300)             (552)           (9,450)
  Patronage refunds received in equities......................       (2,244)           (1,830)           (1,099)
  Proceeds from redemption of patronage equities..............        5,112             5,106             6,546
  Deferred income taxes.......................................       11,034            (1,469)             (641)
  Adjustment of LIFO inventories to market....................           -0-               -0-           27,593
  Other.......................................................       (3,302)            1,951             1,029
  Changes in assets and liabilities (exclusive
    of assets and liabilities of businesses acquired):
    Accounts receivable.......................................     (175,991)           27,644            25,398
    Inventories...............................................       47,220            (9,343)           17,295
    Other assets..............................................      (40,774)            6,249             6,893
    Accounts payable..........................................      140,721           (26,091)          (67,286)
    Other liabilities.........................................       41,194            28,393           (82,953)

                                                                     Year Ended August 31

                                                                     1996            1997               1998

                                                                              (Amounts in Thousands)
Net cash provided by operating activities.....................  $   182,120       $   222,308       $    37,668


CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures..........................................  $  (168,272)      $  (158,655)      $  (108,837)
Distributions from joint ventures.............................       22,239            55,238            57,635
Acquisition of investments and notes receivable...............      (51,923)          (46,243)          (69,466)
Acquisition of other long-term assets.........................      (23,768)          (25,724)          (27,267)
Proceeds from sale of investments
  and collection of notes receivable..........................       31,003            24,758            40,884
Proceeds from sale of fixed assets............................        5,996             6,895            20,632
Acquisition of businesses.....................................      (39,536)           (3,515)               -0-
Other.........................................................       (6,803)               -0-             (124)


Net cash used in investing activities.........................  $  (231,064)      $  (147,246)      $(86,543)

See accompanying Notes to Consolidated Financial Statements




                                                                     Year Ended August 31

                                                                     1996            1997               1998

                                                                              (Amounts in Thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of patronage refunds.................................    $   (32,777)      $   (32,511)      $   (40,449)
Payments for redemption of equities...........................        (27,470)          (25,440)          (80,243)
Payments of dividends on preferred shares.....................             (4)               (4)           (4,937)
Proceeds from bank loans and notes payable....................        597,959           337,407           612,634
Payments of bank loans and notes payable......................       (526,814)         (427,139)         (494,275)
Proceeds from issuance of subordinated debt
    certificates..............................................         67,965            86,132            99,309
Payments for redemption of subordinated
    debt certificates.........................................        (43,803)          (37,455)          (66,000)
Net increase (decrease) in checks
    and drafts outstanding....................................         (6,144)           16,299           (47,243)
Net increase (decrease) in demand loan certificates...........         26,575            10,424           (22,116)
Proceeds from issuance of preferred shares....................             -0-               -0-          100,000
Other (decrease)..............................................         (6,543)           (2,775)             (471)


Net cash provided by (used in) financing activities...........    $    48,944       $   (75,062)      $    56,209


Net increase in cash and cash equivalents.....................    $        -0-      $        -0-      $     7,334
Cash and cash equivalents at beginning of year................             -0-               -0-               -0-

                                                                     Year Ended August 31

                                                                     1996            1997               1998

                                                                              (Amounts in Thousands)
Cash and cash equivalents at end of year......................    $        -0-      $        -0-      $     7,334



SUPPLEMENTAL SCHEDULE OF CASH PAID FOR INTEREST AND INCOME TAXES
Interest......................................................    $    58,125       $    57,650       $    76,087



Income taxes (net of refunds).................................    $    27,943       $    14,399       $    14,475



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
ACTIVITIES:
Equities and minority owners' interest called
    for redemption............................................    $    25,214       $    28,579       $     8,868


Transfer of assets in exchange for investment in
    joint ventures............................................    $        -0-      $    10,292       $     4,601


Appropriation of current year's net income as
    patronage refunds.........................................    $    93,495       $   108,307       $    59,121


Acquisition of businesses:
    Fair value of net assets acquired.........................    $    52,401       $        -0-      $   168,409

                                                                     Year Ended August 31

                                                                     1996            1997               1998

                                                                              (Amounts in Thousands)
    Goodwill..................................................          3,181             2,550            14,819
    Minority owners' investment...............................             -0-              965                -0-
    Equity issuable...........................................             -0-               -0-          (26,323)
    Cash paid or payable......................................        (39,536)           (3,515)           (2,766)

Liabilities assumed...........................................    $    16,046       $        -0-      $   154,139


See accompanying Notes to Consolidated Financial Statements.


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CAPITAL SHARES AND EQUITIES

       <

                                                                 Years Ended August 31, 1996, 1997 and 1998

                                                                                 Associate      Earned
                                                                                  Member     Surplus and   Total Capital
                                                     Preferred       Common       Common        Other        Shares and
                                                       Shares        Shares       Shares       Equities       Equities

                                                                           (Amounts in Thousands)
BALANCE AT AUGUST 31, 1995.........................  $    2,453     $  385,409    $ 11,133    $  288,292    $  687,287
Appropriation of current year's net income.........          -0-            -0-         -0-      126,418       126,418
Patronage refund payable in cash transferred
  to current liabilities...........................          -0-            -0-         -0-      (32,719)      (32,719)
Base capital redemptions transferred
  to current liabilities...........................          -0-       (13,922)       (103)           -0-      (14,025)
Other equity redemptions transferred
  to current liabilities...........................      (1,190)        (6,578)       (287)       (3,272)      (11,327)
Prior year patronage refund allocation.............          -0-        49,644       6,493       (56,294)         (157)
Dividends on preferred shares......................          -0-            -0-         -0-           (4)           (4)
Exchange of common shares, associate
  member common shares and other equities..........          -0-           116      (1,654)        1,538            -0-
Issue, redemption and cancellation of equities.....           1           (166)         (6)           29          (142)


BALANCE AT AUGUST 31, 1996.........................  $    1,264     $  414,503    $ 15,576    $  323,988    $  755,331
Appropriation of current year's net income.........          -0-            -0-         -0-      135,423       135,423
Patronage refund payable in cash transferred
  to current liabilities...........................          -0-            -0-         -0-      (40,228)      (40,228)
Base capital redemptions transferred
  to current liabilities...........................          -0-       (16,783)       (444)           -0-      (17,227)
Other equity redemptions transferred
  to current liabilities...........................      (1,189)        (6,737)       (302)       (2,963)      (11,191)
Prior year patronage refund allocation.............          -0-        53,269       5,640       (59,103)         (194)

Dividends on preferred shares......................          -0-            -0-         -0-           (4)           (4)
Exchange of common shares, associate
  member common shares and other equities..........          -0-        (2,566)      1,929           637            -0-
Issue, redemption and cancellation of equities.....          (3)           326        (151)          (89)           83


BALANCE AT AUGUST 31, 1997.........................  $       72     $  442,012    $ 22,248    $  357,661    $  821,993
Appropriation of current year's net income.........          -0-            -0-         -0-       58,770        58,770
Patronage refund payable in cash transferred
  to current liabilities...........................          -0-            -0-         -0-      (23,593)      (23,593)
Base capital redemptions transferred
  to current liabilities...........................          -0-        (8,738)       (130)           -0-       (8,868)
Prior year patronage refund allocation.............          -0-        60,238       7,551       (67,789)           -0-
Dividends on preferred shares......................          -0-             -0-         -0-       (6,933)       (6,933)
Exchange of common shares, associate
  member common shares and other equities..........          -0-        (2,058)        123         1,935      -0-
Equity issuable for purchase of
  SF Services, Inc.................................          -0-      -0-          -0-           26,323         26,323
Issue,0redemption and cancellation of equities.....      99,999        (39,650)     (1,284)      (14,061)


BALANCE AT AUGUST 31, 1998......................... $  100,071     $  451,804    $ 28,508    $  332,313    $  912,696


See accompanying Notes to Consolidated Financial Statements.


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Farmland Industries, Inc., a Kansas corporation, is organized and operated as a cooperative and its mission is to be a global, consumer-driven, producer-owned, farm-to-table cooperative system.

          General -- The consolidated financial statements include the accounts of Farmland Industries, Inc. and all of its majority-owned subsidiaries ("Farmland" or the "Company", unless the context requires otherwise). All significant intercompany accounts and transactions have been eliminated. When necessary, the financial statements include amounts based on informed estimates and judgments of management. The Company's fiscal year ends August 31. Accordingly, all references to "year" or "years" are to fiscal years ended August 31.

          Cash and Cash Equivalents -- Investments with maturities of less than three months are included as cash and cash equivalents.

          Investments -- Investments in companies over which the Company exercises significant influence (20% to 50% voting control) are accounted for by the equity method. Other investments are stated at cost, less any provision for impairment which is other than temporary.

          Accounts Receivable -- The Company uses the allowance method to account for doubtful accounts and notes.

          Inventories -- Grain inventories are valued at market adjusted for net unrealized gains or losses on open commodity contracts. Crude oil, refined petroleum products, cattle and beef inventories are valued at the lower of last-in, first-out ("LIFO") cost or market. Other inventories are valued at the lower of first-in, first-out ("FIFO") cost or market. Supplies are valued at cost.

          Property, Plant and Equipment -- Assets, including assets under capital leases, are stated at cost. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the assets and the remaining terms of the capital leases, respectively.

          Goodwill and Other Intangible Assets -- The excess of cost over the fair market value of assets of businesses purchased is amortized on a straight-line basis over a period of 15 to 25 years. The Company assesses the recoverability of goodwill and measures impairment, if any, by determining whether the unamortized balance can be recovered over its remaining life through undiscounted future operating cash flows. Goodwill is reflected in the accompanying Consolidated Balance Sheets net of accumulated amortization of $12.9 million and $16.4 million, respectively, at August 31, 1997 and 1998. Other intangible assets, primarily software, are amortized over three to ten years.

          Sales -- The Company recognizes sales at the time product is shipped. Net margins of the Company's international grain trading subsidiaries (collectively referred to as "Tradigrain"), rather than the gross value of such products, are included in net sales. The gross value of Tradigrain's grain trading transactions in 1996, 1997 and 1998 was $2.6 billion, $2.3 billion and $1.7 billion, respectively.

    Derivative Commodity Instruments -- The Company uses derivative commodity instruments, including forward contracts, futures and options contracts,

primarily to reduce its exposure to risk of loss from changes in commodity prices. Derivative commodity instruments which are designated as hedges and for which changes in value exhibit high correlation to changes in value of the underlying position are accounted for as hedges.

    Gains and losses on hedges of inventory are deferred as part of the carrying amount of the related inventories and, upon sale of the inventory, recognized in cost of sales. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions also are deferred and are recognized as an adjustment to the carrying amounts of the commodities when the underlying hedged transaction occurs. When a qualifying hedge is terminated or ceases to meet the specified criteria for use of hedge accounting, any deferred gains or losses through that date continue to be deferred. To the extent an anticipated transaction is no longer likely to occur, related hedges are closed with gains or losses charged to operations.

    Tradigrain uses derivative commodity instruments to establish positions for trading purposes. Instruments used for this purpose are marked-to-market and all related gains and losses are included in operations. Cash flows from commodity instruments are classified in the same category as cash flows from the hedged commodities in the Consolidated Statements of Cash Flows.

          Environmental Expenditures -- Liabilities related to remediation of contaminated properties are recognized when the related costs are considered probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. All liabilities are monitored and adjusted as new facts or changes in law or technology occur. Environmental expenditures are capitalized when such costs provide future economic benefits.


          Federal Income Taxes -- Farmland is subject to income taxes on all income not distributed to patrons as qualified patronage refunds. Farmland files consolidated federal and state income tax returns.

          Reclassifications -- Certain prior year amounts have been reclassified to conform with the current year presentation.

(2)  INVENTORIES

          Major components of inventories are as follows:

                                    August 31

                                1997         1998

                              (Amounts in Thousands)
 Finished and in-process     $625,577     $ 605,876
 products.................
 Materials................     62,001        62,578
 Supplies.................     57,723        57,513

                             $745,301     $ 725,967






      Income before income taxes for the year ended August 31, 1998 has been reduced by $27.6 million to recognize a non-cash charge for the adjustment of crude oil and refined petroleum inventories to market value. The carrying values of crude oil and refined petroleum inventories stated under the lower of

LIFO cost or market at August 31, 1997 and 1998, were $125.5 million and $112.7 million, respectively.

          The carrying values of beef inventories stated under the lower of LIFO cost or market at August 31, 1997 and 1998, were $37.0 million and $42.7 million, respectively. At both August 31, 1997 and 1998, market value was lower than LIFO and, accordingly, such inventories were valued at market.

(3) INVESTMENTS AND LONG-TERM RECEIVABLES

          Investments and long-term receivables are as follows:


                                                                             August 31

                                                                      1997                1998

                                                                       (Amounts in Thousands)
Investments accounted for by the equity method................  $     177,994       $     196,106
Investments in and advances to other cooperatives.............         43,585              39,112
National Bank for Cooperatives................................         20,958              16,554
Other investments and long-term receivables...................         24,017              46,630

                                                                 $    266,554        $    298,402





          National Bank for Cooperatives ("CoBank") requires its borrowers to maintain an investment in stock of the bank. The amount of investment required is based on the average amount borrowed from CoBank during the previous five years. At August 31, 1997 and 1998, Farmland's investment in CoBank approximated its requirement. CoBank maintains a statutory lien on the investment held by the Company in CoBank.

          Summarized financial information of investees accounted for by the equity method is as follows:


                                                                              August 31

                                                                       1997                1998

                                                                       (Amounts in Thousands)
Current Assets................................................    $    269,565        $    614,845
Long-Term Assets..............................................         492,966             596,869

    Total Assets..............................................    $    762,531        $  1,211,714


Current Liabilities...........................................    $    214,662        $    513,293
Long-Term Liabilities.........................................         186,344             308,382

    Total Liabilities.........................................    $    401,006        $    821,675



Net Assets....................................................    $    361,525        $    390,039





                                                               Year Ended August 31

                                                    1996                1997                1998

                                                              (Amounts in Thousands)
Net sales..................................    $  1,154,195        $  1,366,038        $  1,859,159


Net income.................................    $     83,075        $     84,536        $    108,517


Farmland's equity in net income............    $     41,092        $     42,108        $     53,216





          The Company's investments accounted for by the equity method consist principally of 50% equity interests in three manufacturers of crop production products, Farmland Hydro, L.P., SF Phosphates Limited Company and Farmland MissChem, Limited and a 50% equity interest in a distributor of crop protection products, WILFARM, LLC. At August 31, 1998, the Company's share of the undistributed earnings of all ventures accounted for by the equity method totaled $58.3 million.


(4) PROPERTY, PLANT AND EQUIPMENT

          A summary of cost for property, plant and equipment is as follows:

                                                         August 31

                                                1997                    1998

                                                 (Amounts in Thousands)
Land and improvements.....................   $      51,586          $       57,381
Buildings.................................         275,835                 296,163
Machinery and equipment...................         947,836               1,043,831
Automotive equipment......................          67,021                  70,676
Furniture and fixtures....................          53,391                  59,859
Capital leases............................          54,467                  54,467
Leasehold improvements....................          28,981                  30,750
Other.....................................           8,283                   7,598
Construction in progress..................          98,424                  59,648

                                             $   1,585,824           $   1,680,373





(5) BANK LOANS, SUBORDINATED DEBT CERTIFICATES AND NOTES PAYABLE

          Bank loans, subordinated debt certificates and notes payable are as follows:

                                                                                 August 31

                                                                           1997              1998

                                                                           (Amounts in Thousands)
Subordinated capital investment certificates
   --6% to 9%, maturing 1999 through 2014.........................    $    284,493       $   318,733
Subordinated monthly income certificates
   --6.25% to 9.25%, maturing 1999 through 2008...................          88,546            87,675
Syndicated Credit Facility
   --5.84% to 6.28%, maturing 2001................................         160,000           170,000
Other bank notes-6.39% to 10.75%,
   maturing 1999 through 2008.....................................          69,943           122,214
Industrial revenue bonds-6.75% to 9.25%,
   maturing 1999 through 2021.....................................          17,430            25,475
Promissory notes-5% to 8.5%,
   maturing 1999 through 2007.....................................          11,707             8,927
Other-3% to 14.92%................................................          40,189            34,025

                                                                       $   672,308       $   767,049
Less current maturities...........................................          91,643            38,946

                                                                      $    580,665       $   728,103




          The Company has a $1.1 billion Syndicated Credit Facility with a group of domestic and international banks ("the Credit Facility"). The Credit Facility provides revolving short-term credit of up to $650.0 million to finance seasonal operations and inventory, and revolving term credit of up to $450.0 million. At August 31, 1998, the Company had outstanding $328.2 million of revolving short-term borrowings under the Credit Facility and $170.0 million of revolving term borrowings; additionally, $30.3 million of the Credit Facility was being utilized to support letters of credit issued on behalf of the Company.

          The Company pays commitment fees under the Credit Facility of 1/10 of 1% annually on the unused portion of the revolving short-term commitment and 1/4 of 1% annually on the unused portion of the revolving term commitment. In addition, the Company must comply with the Credit Facility's financial covenants regarding working capital, the ratio of certain debt to average cash flow and the ratio of equity to total capitalization, all as defined therein. The short-term provisions of the Credit Facility are reviewed and/or renewed annually.
The next review date is in May 1999. The revolving term provisions of the Credit Facility expire in May 2001.

          During April 1998, Farmland National Beef Packing Company, L.P. ("FNBPC") replaced its existing borrowing arrangements with a new five-year $130.0 million credit facility. This facility, which expires March 31, 2003, is provided by various participating banks and all borrowings thereunder are nonrecourse to Farmland or Farmland's other affiliates. FNBPC used a portion of this facility to repay in full its borrowings from Farmland. At August 31, 1998, FNBPC had borrowings under this facility of $86.2 million and $1.3 million of the facility was being utilized to support letters of credit. FNBPC has pledged certain assets to support its borrowings under the new facility.

          The Company maintains other borrowing arrangements with banks and financial institutions. At August 31, 1998, $36.0 million was borrowed under such agreements.


          Tradigrain has borrowing agreements with various international banks which provide financing and letters of credit to support current international grain trading transactions. At August 31, 1998, such short-term borrowings totaled $34.9 million. Obligations of Tradigrain under these loan agreements are nonrecourse to Farmland or Farmland's other affiliates.

          Subordinated debt certificates have been issued under several indentures. Certain subordinated capital investment certificates may be redeemed prior to maturity at the option of the owner in accordance with the indenture. Subject to limitations in the indenture, the Company has options to redeem certain subordinated capital investment certificates in advance of scheduled maturities. Additionally, upon written request the Company redeems subordinated capital investment certificates and subordinated monthly income certificates in the case of death of an owner.

          Outstanding subordinated debt certificates are subordinated to senior indebtedness ($604.0 million at August 31, 1998) and certain additional financings (principally long-term operating leases). See Note 9.

          At August 31, 1998, under industrial revenue bonds and other agreements, assets with a carrying value of $12.9 million have been pledged.

          Borrowings from CoBank, under both the Syndicated Credit Facility and short-term notes payable, totaling $187.9 million at August 31, 1998, are partially secured by liens on the equity investment held by the Company in CoBank. See Note 3.

          Bank loans, subordinated debt certificates and notes payable mature during future fiscal years ending August 31 in the following amounts:

                                       (Amounts in Thousands)

1999.................   $  38,946
2000.................      35,203
2001.................     206,689
2002.................      59,069
2003.................     153,687
2004 and after.......     273,455

                        $ 767,049



      At August 31, 1997 and 1998, the Company had demand loan certificates and short-term bank debt outstanding of $308.9 million (weighted average interest rate of 6.07%) and $391.5 million (weighted average interest rate of 6.06%), respectively.

          During 1996, 1997 and 1998, the Company capitalized interest of $1.6 million, $4.0 million and $3.9 million, respectively.


(6)  INCOME TAXES

   A.     TERRA RESOURCES, INC.

          In July 1983, Farmland sold the stock of Terra Resources, Inc. ("Terra"), a wholly owned subsidiary engaged in oil and gas exploration and production operations and exited its oil and gas exploration and production activities. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

          On March 24, 1993, the Internal Revenue Service ("IRS") issued a statutory notice to Farmland asserting deficiencies in federal income taxes (exclusive of statutory interest thereon) in the aggregate amount of $70.8 million. The asserted deficiencies relate primarily to the Company's tax treatment of the $237.2 million gain resulting from its sale of the stock of Terra and the IRS's contention that Farmland incorrectly treated the Terra sale gain as patronage-sourced income against which certain patronage-sourced operating losses could be offset. The statutory notice further asserts that, among other things, Farmland incorrectly characterized for tax purposes gains aggregating approximately $14.6 million and a loss of approximately $2.3 million, from dispositions of certain other assets.

          On June 11, 1993, Farmland filed a petition in the United States Tax Court contesting the asserted deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court in September 1995 and reply briefs were submitted to the court in November 1995.

          If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities aggregating approximately $85.8 million plus accumulating statutory interest thereon (approximately $279.9 million through August 31, 1998), or $365.7 million (before tax benefits of the interest deduction) in the aggregate at August 31, 1998. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase Farmland's federal and state income taxes for that year by approximately $15.3 million (including accumulating statutory interest thereon). The asserted federal and state income tax liabilities and accumulated interest thereon would become immediately due and payable unless the

Company appealed the decision and posted the requisite bond to stay assessment and collection.

      In March 1998, Farmland received notice from the IRS assessing the $15.3 million tax and accumulated statutory interest thereon related to the Company's 1989 tax year (as described above). In order to establish the trial court in which initial litigation, if any, of the dispute would occur and to stop the accumulation of interest, the Company deposited funds with the IRS in the amount of the assessment. After making the deposit, the Company filed for a refund of the entire amount deposited.

          The liability resulting from an adverse decision by the United States Tax Court would be charged to current earnings and would have a material adverse effect on the Company. In the event of such an adverse determination of the Terra tax issue, certain financial covenants of the Company's Syndicated Credit Facility (the "Credit Facility"), dated May 15, 1996, become less restrictive. Had the United States Tax Court decided in favor of the IRS on all unresolved issues and had all related additional federal and state income taxes and accumulated interest thereon been due and payable on August 31, 1998, Farmland's borrowing capacity under the Credit Facility was adequate at that time to finance the liability. However, Farmland's ability to finance such an adverse decision depends substantially on the financial effects of future operating events on its borrowing capacity under the Credit Facility.

          No provision has been made in the Consolidated Financial Statements for federal or state income taxes (or interest thereon) in respect of the IRS claims described above. The Company believes that it has meritorious positions with respect to all of these claims.

          In the opinion of Bryan Cave LLP, the Company's special tax counsel, it is more likely than not that the courts will ultimately conclude that the Company's treatment of the Terra sale gain was substantially, if not entirely, correct. Such counsel has further advised, however, that none of the issues involved in this dispute is free from doubt and there can be no assurance that the courts will ultimately rule in favor of the Company on any of these issues.

  b. OTHER INCOME TAX MATTERS

  Income before income taxes include the following components:

                                        Year Ended August 31

                                  1996          1997         1998

                                       (Amounts in Thousands)
Foreign.....................    $ 13,950     $   9,709     $ 30,269
Domestic....................     141,804       153,964       24,758

Total.......................    $155,754     $163,673     $ 55,027



          Income tax expense (benefit) is comprised of the following:


                                                               Year Ended August 31

                                                    1996                1997                1998

                                                              (Amounts in Thousands)
Federal:
  Current..................................   $       7,322        $     18,712        $     (7,852)
  Deferred.................................           9,430              (1,129)               (956)

                                              $      16,752        $     17,583        $     (8,808)

State:
   Current.................................   $       1,292        $      3,303        $     (1,386)
   Deferred................................           1,664                (199)               (168)

                                              $       2,956        $      3,104        $     (1,554)

Foreign:
   Current.................................   $       2,107        $        361        $      2,967
   Deferred................................             (60)               (141)                483

                                              $       2,047        $        220        $      3,450



Total income tax expense...................   $      21,755        $     20,907        $     (6,912)






          Income tax expense (benefit) differs from the "expected" income tax expense using a statutory rate of 35% as follows:


                                                               Year Ended August 31

                                                    1996                1997                1998


Computed "expected" income tax expense on
  income
  before income taxes .....................         35.0  %             35.0  %             35.0  %
Increase (reduction) in income tax
  expense attributable to:
  Patronage refunds .......................        (20.4)              (22.4)              (95.8)
    State income tax expense, net of
    federal income tax effect..............          2.5                 1.6                 3.3
  Minority interest of pass through
    entities...............................         (2.6)               (2.6)              (47.7)
  Other, net ..............................          4. 5                5.4               (18.3)

Income tax expense (benefit)...............        19.0  %             17.0  %           (123.5) %





     The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at August 31, 1997 and 1998 are as follows:

                                                               August 31

                                                        1997                1998

                                                        (Amounts in Thousands)
Deferred tax liabilities:
Property, plant and equipment,
    principally due to differences
    in depreciation.........................        $    51,632         $    75,808
Prepaid pension cost .......................             19,242              16,388
Income from foreign subsidiaries ...........              3,765              11,187
Basis differences in pass-through
    ventures................................              3,929               4,677
Other ......................................              3,144               6,169

    Total deferred tax liabilities..........        $    81,712         $   114,229



Deferred tax assets:
Safe harbor leases .........................        $     4,143         $     3,802
Accrued expenses ...........................             49,747              61,700
Benefit of nonqualified
    written notices.........................             19,456              33,761
Alternative minimum tax credit .............                 -0-              5,829
Accounts receivable, principally due to
    allowance for doubtful accounts.........              1,844               3,024
Other ......................................              2,548               2,780

    Total deferred tax assets...............        $    77,738         $   110,896


Net deferred tax liability .................        $     3,974         $     3,333




          A valuation allowance of $1.6 million and $1.5 million for deferred tax assets was provided at August 31, 1997 and 1998, respectively. The valuation allowance was provided because of limitations imposed by the tax laws on the Company's ability to realize the benefit of income tax credits obtained through an acquisition.

          At August 31, 1998, Farmland has member-sourced loss carryforwards, expiring in 2012, amounting to $11.3 million available to offset future member-sourced income. No deferred tax asset has been established for these carryforwards since member-sourced losses offset future patronage refunds.


(7) MINORITY OWNERS' EQUITY IN SUBSIDIARIES

          A summary of the equity of subsidiaries owned by others is as follows:

         .
                                                                       August 31

                                                               1997              1998

                                                                (Amounts in Thousands)
Farmland National Beef Packing Company, L.P................ $    11,491      $     30,084
Farmland Foods, Inc........................................       4,423             4,061
Other subsidiaries.........................................       2,929             1,326

                                                            $    18,843      $     35,471






(8)  PREFERRED STOCK, EARNED SURPLUS AND OTHER EQUITIES

          A summary of preferred stock is as follows:

                                                                            August 31

                                                                      1997            1998

                                                                     (Amounts in Thousands)
Preferred shares - Authorized 8,000,000 shares:
 8%, Series A cumulative redeemable preferred shares,
 stated at redemption value, $50 per share, 2,000,000
   shares issued and outstanding (0 shares in 1997)...........    $        -0-     $   100,000

   6%, $25 par value - 530 shares issued and outstanding
   (570 shares in 1997).......................................                              13         14

   5-1/2%, $25 par value - 2,308 shares issued and
   outstanding (2,316 shares in 1997).........................
                                                                           58               58

                                                                  $        72      $   100,071




      Dividends on the Series A preferred shares accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. These preferred shares are redeemable, beginning on December 15, 2022, at the sole discretion of the Company. No redemption by the Company is allowed prior to that time. Series A preferred shares each have a liquidation preference of $50 per share, plus an amount equal to accumulated and unpaid dividends, if any, thereon. The preferred shares are not entitled to vote.

          Dividends on the 5-1/2% and 6% preferred stock are cumulative if declared by the Farmland Board of Directors and only to the extent earned each year. Upon liquidation, preferred stockholders are entitled to the par value thereof and any declared or unpaid earned dividends.

          A summary of earned surplus and other equities is as follows:

                                                                        August 31

                                                                  1997             1998

                                                                  (Amounts in Thousands)
Earned surplus............................................    $    257,044     $    249,108
Patronage refund payable in equities......................          68,079           35,528
Capital credits...........................................          30,879           19,694
Equity issuable for the purchase of SF Services, Inc......              -0-          26,323
Additional paid-in surplus................................           1,616            1,596
Currency translation adjustment...........................              43               64

                                                              $    357,661     $    332,313





          Patronage refunds payable in equities represent the portion of patronage refunds payable from 1998 earnings, in the form of common shares, associate member common shares and capital credits.

      In July 1998, the Company acquired all of the common stock of SF Services, Inc. ("SF Services") in exchange for $26.3 million in Farmland equity, $2.8 million in cash and warrants which, when exercisable, may be exchanged for $21.7 million in Farmland equity. The right to exercise the warrants is contingent on the achievement of a specified minimum volume of business done by the holder with Farmland. SF Services operated as a regional farm supply cooperative, serving local cooperative members in Arkansas, Mississippi, Louisiana and Alabama.

          Capital credits are issued: 1) for payment of patronage refunds to patrons who do not satisfy requirements for membership or associate membership and 2) upon conversion of common stock or associate member common stock held by persons who no longer meet qualifications for membership or associate membership in Farmland.

          Additional paid-in surplus results from members donating Farmland equity to Farmland.


(9) CONTINGENT LIABILITIES AND COMMITMENTS

          The Company leases various equipment and real properties under long-term operating leases. For 1996, 1997 and 1998, rental expense totaled $42.1 million, $53.9 million and $64.3 million, respectively. Rental expense is reduced for sublease income, primarily mileage credits received on leased railroad cars ($1.4 million in 1996, $5.4 million in 1997 and $1.1 million in 1998).

          The lease agreements have various remaining terms ranging from one year to fourteen years. Some agreements are renewable, at the Company's option, for additional periods. The minimum required payments for these agreements during the fiscal years ending August 31 are as follows:

                                         (Amounts in Thousands)
                1999...........................   $57,543
                2000...........................    56,354
                2001...........................    48,034
                2002...........................    42,795
                2003...........................    16,293
                2004 and after.................    62,712

                                                  $283,731



          Commitments for capital expenditures and investments in joint ventures aggregated $44.1 million at August 31, 1998.

          The Company has been designated by the Environmental Protection Agency as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), at various National Priority List ("NPL") sites. In addition, the Company is aware of possible obligations associated with environmental matters at other sites, including sites where no claim or assessment has been made. The Company's accrued liability for probable and reasonably estimable obligations for resolution of environmental matters at NPL and other sites was $16.9 million and $14.4 million at August 31, 1997 and 1998, respectively.


          The ultimate costs of resolving certain environmental matters are not quantifiable because many such matters are in preliminary stages and the timing and extent of actions which governmental authorities may ultimately require are unknown. It is possible that the costs of such resolution may be greater than the liabilities which, in the opinion of management, are probable and reasonably estimable at August 31, 1998. In the opinion of management, it is reasonably possible for such costs to approximate an additional $19.2 million.

          In the ordinary course of conducting international grain trading, Tradigrain, as of August 31, 1998, was contingently liable in the amount of $63.9 million of performance and bid bonds, guarantees and letters of credit.

      In December 1997, the Company entered into a series of agreements which provide for the construction and operation under a long-term lease of facilities adjacent to the Company's petroleum refinery at Coffeyville, Kansas. These facilities are designed to convert petroleum coke by-products into fertilizers. When the facilities are completed (presently scheduled for early in fiscal
2000), Farmland will be obligated to make future minimum lease payments which, at that time, will have an approximate present value of $223 million. Alternatively, Farmland has an option to purchase the facilities. The Company's subordinated debt securities are subordinated in right of payment to the future lease obligations. In the event Farmland should default on the obligations described above, future lease obligations may be accelerated. If accelerated, obligations due and payable would total approximately $263 million, all of which would be senior to the subordinated debt securities and, upon payment of such amount, Farmland would receive title to the assets.

          The Company is involved in various lawsuits arising in the normal course of business. In the opinion of management, except for the tax litigation relating to Terra as explained in Note 6, the ultimate resolution of these litigation issues is not expected to have a material adverse effect on the Company's Consolidated Financial Statements.


(10) EMPLOYEE BENEFIT PLANS

          The Farmland Industries, Inc. Employee Retirement Plan (the "Plan") is a defined benefit plan in which substantially all employees of the Company who meet minimum age and length-of-service requirements are eligible to participate. Benefits payable under the Plan are based on years of service and the employee's average compensation during the highest four of the employee's last ten years of employment.

          The assets of the Plan are maintained in a trust fund. The majority of the Plan's assets are invested in domestic and foreign common stocks, corporate bonds, United States Government securities, short-term investment funds, private REITS and Venture Capital funds.

          The Company's funding strategy is to make the maximum annual contribution to the Plan's trust fund that can be deducted for federal income tax purposes. The Company charges pension cost as accrued based on actuarial valuation of the Plan.


          Components of the Company's pension cost are as follows:
                                                                                  Year Ended August 31

                                                                          1996            1997            1998

                                                                                 (Amounts in Thousands)
Service cost - benefits earned during the period...................    $   10,886      $   11,333     $    12,013
Interest cost on projected benefit obligation......................        18,843          19,816          21,403
Actual return on Plan assets.......................................       (46,630)        (37,816)        (52,300)
Net amortization and deferral......................................        24,634          12,252          24,315

Pension expense....................................................    $    7,733      $    5,585     $     5,431





          At August 31, 1996 and 1997 the discount rate, the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations and the expected long-term rate of return on assets were 8.0%, 4.5% and 8.5%, respectively, and at August 31, 1998 were 7.25%, 4.5% and 9.0%, respectively.

          The following table sets forth the Plan's funded status and amounts recognized as assets in the Company's Consolidated Balance Sheets at August 31, 1997 and 1998. Such prepaid pension cost is based on the Plan's funded status as of May 31, 1997 and 1998.

                                                                                   August 31

                                                                            1997                1998

                                                                             (Amounts in Thousands)
Actuarial present value of benefit obligations:
  Vested benefits....................................................  $    196,063        $     226,175
  Nonvested benefits.................................................        16,730               30,847

  Accumulated benefit obligation.....................................  $    212,793        $     257,022
  Increase in benefits due to future compensation increases..........        51,730               85,526

  Projected benefit obligation.......................................  $    264,523        $     342,548
  Estimated fair value of Plan assets................................       331,822              385,112

  Plan assets in excess of projected benefit obligation..............  $     67,299        $      42,564
  Unrecognized net (gain) loss from past experience different from that assumed and effects of changes
     in assumptions..................................................       (15,405)               5,387
  Unrecognized prior service cost....................................           621                  414

Prepaid pension cost at end of year..................................  $     52,515        $      48,365





          During 1997, certain employees transferred to a newly formed venture and were no longer eligible to participate in the Plan. As a result of such transfer, the Company recognized a curtailment gain of $3.6 million.


(11) INDUSTRY SEGMENT INFORMATION

          The Company conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, the Company operates as a farm supply cooperative. On the output side of the agricultural industry, the Company operates as a processing and marketing cooperative.

          The Company's farm supply operations consist of three principal product divisions: petroleum, crop production and feed. Principal products of the petroleum division are refined fuels, propane, jet fuels and by-products of petroleum refining. Principal products of the crop production division are nitrogen-based and phosphate-based fertilizers and, through the Company's ownership in the WILFARM, LLC and Omnium L.L.C. joint ventures, a complete line of insecticides, herbicides and mixed chemicals. Principal products of the feed division include swine, dairy, pet, beef, poultry, mineral and specialty feeds, feed ingredients and supplements, animal health products and livestock services.

          On the output side, the Company's processing and marketing operations include the processing of pork and beef; the marketing of fresh pork, processed pork and fresh beef; livestock production; and the storage and marketing of grain.

          Other operations primarily includes computer, financial, management, printing and transportation services.


          The operating income (loss) of each industry segment includes the revenue generated on transactions involving products within that industry segment less identifiable and allocated expenses. In computing operating income
(loss) of industry segments, none of the following items has been added or deducted: interest expense, interest income, other income (deductions) or corporate expenses (included in the statements of operations as selling, general and administrative expenses), which cannot practicably be identified or allocated by industry segment. Corporate assets include cash, investments in other cooperatives, the Company's corporate headquarters and certain other assets.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Following is a summary of industry segment information as of and for the years ended August 31, 1996, 1997 and 1998.



                                                                                            Unallocated
                               Farm Supply                 Marketing                        and Inter-
                                  Crop                   and Processing          Other       Segment
                 Petroleum     Production    Feed      Foods          Grain     Operations  Eliminations  Consolidated
                                                          (Amounts in Thousands)

1996

Sales to
  unaffiliated
  customers.........$1,058,258  $1,336,307   $569,869  $3,227,652     $3,468,686   $ 127,815    $     -0-  $ 9,788,587

Transfers between
  segments..........     7,895      16,392     13,672      40,042         72,819      56,061     (206,881)         -0-

Total sales and
  transfers.........$1,066,153  $1,352,699   $583,541  $3,267,694     $3,541,505   $ 183,876    $(206,881) $ 9,788,587

Operating income
  (loss) of industry
  segments..........$    4,766  $  178,861   $ 12,915  $   65,077     $  (18,234)  $  (2,933)              $   240,452

Equity in net income
  (loss) of
  investees
  (Note 3)..........       (98)     41,899        382         -0-            (10)     (1,081)                   41,092

Combined operating
  income (loss) and
  equity in net
  income (loss) of
  investees of
  industry segments.0    4,668  $  220,760   $ 13,297  $   65,077     $  (18,244)  $  (4,014)              $   281,544

General corporate
  expenses..........                                                                                           (92,883)

Other corporate
  income............                                                                                            29,340

Interest expense....                                                                                           (62,445)

Minority interest...                                                                                            (7,383)

Income tax expense..                                                                                           (21,755)

Net income..........                                                                                       $   126,418

Identifiable assets at
  August 31, 1996...$  433,352  $  438,559   $107,267  $  618,122     $  455,044   $ 102,278               $ 2,154,622

Investment in and
  advances to
  investees.........$      611  $  136,959   $  3,399  $       18     $      468   $   7,016               $   148,471

Corporate assets....                                                                                           265,353

Total assets........                                                                                       $ 2,568,446

Provision for
  depreciation and
  amortization......$   11,024  $   16,797   $  4,625  $   27,977     $    5,010   $   5,227    $   7,081  $    77,741

Capital expenditures
  (Including $29.9
  million of capital
  assets of
  businesses
  acquired).........$   42,075  $   37,296   $  5,083  $   60,725     $    6,643   $  19,044    $  27,342  $   198,208

1997

Sales to
unaffiliated
  customers.........$1,331,786  $1,263,566   $618,000  $3,566,100     $2,238,695   $ 129,360    $     -0-  $ 9,147,507

Transfers between
  segments..........     5,153      15,752     18,134      61,885        160,313      53,668     (314,905)         -0-

Total sales and
  transfers.........$1,336,939  $1,279,318   $636,134  $3,627,985     $2,399,008   $ 183,028    $(314,905) $ 9,147,507

Operating income
  (loss) of industry
  segments..........$   36,266  $  160,036   $  6,643  $   46,320     $    6,819   $  (7,821)              $   248,263

Equity in net income
  of investees
  (Note 3)..........       101      41,213        342         -0-            241         211                    42,108

Combined operating
  income (loss) and
  equity in net
  income (loss) of
  investees of
  industry segments.$   36,367  $  201,249   $  6,985  $   46,320     $    7,060   $  (7,610)              $   290,371

General corporate
  expenses..........                                                                                           (90,957)

Other corporate
  income............                                                                                            27,835

Interest expense....                                                                                           (62,335)

Minority interest...                                                                                            (8,584)

Income tax expense..                                                                                           (20,907)

Net income..........                                                                                       $   135,423

Identifiable assets at
  August 31, 1997...$  449,045  $  465,014   $107,536  $  647,395     $  494,176   $  88,936               $ 2,252,102

Investment in and
  advances to
  investees.........$      706  $  158,549   $  3,185  $       18     $    3,901   $  11,635               $   177,994

Corporate assets....                                                                                           215,216

Total assets........                                                                                       $ 2,645,312

Provision for
  depreciation and
  amortization......$   13,828  $   17,705   $  4,959  $   33,353     $    4,934   $   7,649    $   7,923  $    90,351

Capital expenditures
  (Including $3.5
  million of capital
  assets of
  businesses
  acquired).........$   22,599  $   78,728   $  2,278  $   38,106     $    2,591   $  12,172    $   5,696  $   162,170

1998

Sales to
  unaffiliated
  customers.........$1,136,928  $1,157,843   $549,732  $3,656,341     $2,131,999   $ 142,203    $     -0-  $ 8,775,046

Transfers between
  segments..........     4,162       4,396     20,889      62,493        101,002      70,053     (262,995)         -0-

Total sales and
  transfers.........$1,141,090  $1,162,239   $570,621  $3,718,834     $2,233,001   $ 212,256    $(262,995) $ 8,775,046

Operating income
  (loss) of industry
  segments before
  inventory adjustment
  to market.........$   27,979  $   48,135   $ 10,960  $   55,356     $   30,411   $  (4,523)              $   168,318

Inventory adjustment
  to market.........   (27,593)        -0-        -0-         -0-            -0-         -0-                   (27,593)

Operating income
  (loss) of industry
  segments..........       386      48,135     10,960      55,356         30,411      (4,523)                  140,725

Equity in net income
  (loss) of
  investees
  (Note 3)..........       270      46,936      1,055         -0-          2,510       2,445                    53,216

Combined operating
  income (loss) and
  equity in net
  income of
  investees of
  industry segment..$      656  $   95,071   $ 12,015  $   55,356     $   32,921   $  (2,078)              $   193,941

General corporate
  expenses..........                                                                                           (97,179)

Other corporate
  income............                                                                                            35,697

Interest expense....                                                                                           (73,645)

Minority interest...                                                                                            (6,956)

Income tax benefit..                                                                                             6,912

Net income..........                                                                                       $    58,770

Identifiable assets at
  August 31, 1998...$  431,900  $  510,357   $ 91,537  $  613,633     $  522,268   $ 238,187               $ 2,407,882

Investment in and
  advances to
  investees.........$    1,087  $  150,676   $  7,308  $      -0-     $   18,245   $  18,790               $   196,106

Corporate assets....                                                                                           208,786

Total assets........                                                                                       $ 2,812,774

Provision for
  depreciation and
  amortization......$   14,609  $   23,384   $  4,500  $   33,745     $    5,036   $   8,933    $  11,626  $   101,833

Capital expenditures
  (including $45.4
  million of capital
  assets of
  businesses
  acquired          $   25,939  $   28,513   $  5,623  $   38,988     $    4,002   $  47,661    $   3,503  $   154,229





       Export sales from the Company's United States operations to unaffiliated customers were as follows:

                                                            Year Ended August 31

                                                 1996                1997                1998

                                                           (Amounts in Thousands)
Asia.................................        $     705,905       $     549,404       $     474,721
Latin and South America..............              695,404             441,912             485,004
Canada...............................               61,217              53,567              60,341
Other................................              527,770             308,412             280,722

Total................................        $   1,990,296       $   1,353,295       $   1,300,788






(12) SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

          The Company extends credit to its customers on terms generally no more favorable than standard terms of sale for the industries it serves. A substantial portion of the Company's receivables are concentrated in the agricultural industry. Collection of these receivables may be dependent upon economic returns from farm crop and livestock production. The Company's credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts.

          The Company maintains investments in and advances to cooperatives, cooperative banks and joint ventures from which it purchases products or services. A substantial portion of the business of these investees is dependent upon the agribusiness economic sector. See Note 3.


(13) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

          Estimates of fair values are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could affect the estimates. Except as follows, the fair market value of the Company's financial instruments approximates the carrying value:

                                                       August 31, 1997                     August 31, 1998

                                                  Carrying                            Carrying
                                                   Amount          Fair Value          Amount          Fair Value

                                                                     (Amounts in Thousands)
FINANCIAL ASSETS:
Investments:
  National Bank for Cooperatives..............  $    20,958       $      ****       $    16,554      $       ****
  Other cooperatives:
    Equities..................................  $    27,871       $      ****       $    27,150       $      ****
    Notes receivable..........................  $    15,714       $    15,010       $    11,962       $    11,557
FINANCIAL LIABILITIES:
Subordinated capital investment certificates
and subordinated monthly
income certificates........................... $   (373,039)     $   (376,891)     $   (406,408)     $   (424,269)




****Investments in National Bank for Cooperatives and other cooperatives' equities which have been purchased are carried at cost and equities received as patronage refunds are carried at par value, less provisions for other than temporary impairment. The Company believes it is not practicable to estimate the fair value of these equities because there is no established market for these equities and estimated future cash flows, which are largely dependent on the future equity redemption policy of each cooperative, are not determinable.

          The estimated fair value of notes receivable has been estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.

          The estimated fair value of the subordinated debt certificates was calculated using a discount rate equal to the interest rate on subordinated debt certificates with similar maturities currently offered for sale by the Company. The Company's other debt borrowings are at short-term variable rates and the carrying amounts approximate the fair market values.


(14) RELATED PARTY TRANSACTIONS

          The Company has a 50% interest in two manufacturers of phosphate products and a manufacturer of nitrogen products, Farmland Hydro, L.P., SF Phosphates Limited Company and Farmland MissChem Limited, a 50% interest in a distributor of crop protection products, WILFARM, LLC, a 50% interest in a manufacturer and distributor of crop protection products, Omnium, LLC and a 50% interest in OneSystem Group, LLC ("OSG") which is an information technology service. During 1998, the Company entered into agreements with ConAgra, Inc. to form two 50% owned ventures, Concourse Grain, LLC, a grain marketer and Farmland-Atwood, LLC, a provider of grain merchandising and support services.

          During 1996, 1997 and 1998, the Company purchased $117.4 million, $131.9 million and $231.5 million, respectively, of products and services from these ventures. The Company had accounts payable of $10.0 million and $5.9 million due to these ventures at August 31, 1997 and 1998, respectively, and a note payable due to a venture of $17.1 million at August 31, 1998. Accounts receivable owed to the Company at August 31, 1998 totaled $22.3 million and a notes receivable due from these ventures totaled $8.9 million and $35.0 million at August 31, 1997 and 1998, respectively.

 (15)     OTHER INCOME


          During 1998, the Company sold: (1) an approximate 3.8% interest in FNBPC, resulting in a gain before income taxes of $7.2 million; and (2) all of its interest in Cooperative Services Company, formerly a wholly-owned subsidiary, resulting in a gain before income taxes of $2.2 million.

          In May 1996, the Company sold its interest in a communications joint venture, Broadcast Partners. The sale resulted in a gain before income taxes of $10.9 million.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses (excluding commissions) to be incurred in connection with the issuance and distribution of the securities to be offered are estimated as follows and will be borne by the Company:

                                     Estimated
Item                                 Expense

Federal and state registration fees  $ 163,000
 ..................................
State taxes and fees..............       7,000
Printing and engraving............     162,000
Accounting and legal..............      63,000
Trustee fee.......................      30,000
Advertising and administration....   1,236,000

                                     $1,661,000



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 6002(b) of Chapter 17 of the Kansas Statutes (1987), permits the following provision to be included in the articles of incorporation of the
Company: a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders, policyholders or members for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, policyholders or members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under the provision of K.S.A. 17-6424 and amendments thereto or (D) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall be deemed also to refer to a member of the governing body of a corporation which is not authorized to issue capital stock. Section 6002(c) provides that "It shall not be necessary to set forth in the articles of incorporation any of the powers conferred on corporations by this act."

     Article VII of the Articles of Incorporation of Farmland reads as follows:

                        ARTICLE VII - INDEMNIFICATION

     Section 1. Indemnification. The Association may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Association, or any person who serves at the request of the Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Kansas.

     Section 2. Limitation of Liability. Without limiting the generality of the foregoing provisions of this ARTICLE VII, to the fullest extent permitted or authorized by the laws of the State of Kansas, including, without limitation, the provisions of subsection (b)(8) of Kan. Stat. Ann. Sec. 17-6002 (1981) as now in effect and as it may from time to time hereafter be amended, no person who is currently or shall hereinafter become a director of the Association shall have personal liability to the Association for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date this provision becomes effective. If the Kansas General Corporation Code is amended after approval of this provision by the shareholders of the Association, to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Association shall be limited or eliminated to the fullest extent permitted by the Kansas General Corporation Code, as so amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

   In December 1997, the Company sold 2 million shares of 8% Series A Cumulative Redeemable Preferred Shares (the "Preferred Shares") at $50 per Preferred Share with an aggregate liquidation preference of $100 million ($50 liquidation preference per share). The Preferred Shares were issued in a transaction which, pursuant to Section 4(2) of the Securities Act of 1933, as amended, was exempt from the registration requirements of the Securities Act and applicable state securities laws. All Preferred Shares were sold in a private transaction to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchaser"), a qualified institutional investor. All Preferred Shares were sold for $100 million in cash, less a $3 million commission. The Preferred Shares do not have any stated maturity, are not subject to any sinking fund or mandatory redemption provisions and are not convertible into any other securities of the Company.


   The Securities Act registration statement for the Preferred Shares was declared effective in May 1998 and was assigned the SEC file number No. 333-49373. The Company estimates that it incurred approximately $65,000 of expenses to register the Preferred Shares, resulting in net proceeds from the issuance of the Preferred Shares of approximately $96.9 million. Such proceeds were used to redeem approximately $47.6 million of principal and accumulated interest on certain subordinated debt securities; the remaining proceeds were used to redeem capital shares and equity. Of the proceeds paid to redeem capital shares held by producers or member cooperatives, approximately $2.5 million was paid to member cooperatives with which members of the Company's Board of Directors are affiliated, through either employment as General Manager or through service as a Director on the cooperative's Board of Directors.


   The Company did not sell any unregistered subordinated debt securities during the three years ended August 31, 1998.


ITEM 16.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

     The following exhibits are filed as a part of this Form S-1 Registration Statement. Certain of these exhibits are incorporated by reference. Items marked with an asterisk (*) are filed herein.


Exhibit No.                            Description of Exhibits


        UNDERWRITING AGREEMENT:

   1.A Underwriting Agreement between Farmland Industries, Inc. and Farmland Securities Company, dated December 6, 1989. (Incorporated by Reference
         - Form S-1 No. 33-56821 filed December 12, 1994)

        1.A(1) Amendment, dated December 5, 1994, to the agreement, dated
               December 6, 1989 between Farmland Industries, Inc. and Farmland Securities Company. (Incorporated by Reference - Form S-1 No. 33-56821, filed December 12, 1994)

   1.B Sales Agency Agreement between Farmland Industries, Inc. and American Heartland Investment, Inc., dated December 29, 1993. (Incorporated by Reference - Form S-1 No. 33-56821, filed December 12, 1994)

* 1.C. Sales Agency Agreement between Farmland industries, Inc. and Iron Street Securities Inc. dated December 7, 1998.

        ARTICLES OF INCORPORATION AND BYLAWS:

* 3.A Articles of Incorporation and Bylaws of Farmland Industries, Inc. effective December 10, 1998.

   3.B Certificate of Designation for a Series of Preferred Shares Designated as 8% Series A Cumulative Redeemable Preferred Shares, dated December 19, 1997. (Incorporated by Reference - Form S-2, filed April 3, 1998)

      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
      INDENTURES:

   4.(i)A Form of Trust Indenture with UMB Bank, National Association, providing for issuance of unsubordinated debt securities, including form of Demand Loan Certificates. (Incorporated by Reference - Form S-1, No.33-40759, effective December 31, 1997)

   4.(i)B Form of Trust Indenture with Commerce Bank, National Association, providing for issuance of subordinated debt securities, including forms of Ten-Year Bond, Series A, Ten-Year Bond, Series B, Five-Year Bond, Series C, Five-Year Bond, Series D, Ten-Year Monthly Income Bond, Serie E, Ten-Year Monthly Income Bond, Series F, Five-Year Monthly Income Bond, Series G and Five-Year Monthly Income Bond, Series H. (Incorporated by
             Reference - Form S-1, No. 33-40759, effective December 31, 1997)


   4(.ii)A Syndicated Credit Facility between Farmland Industries, Inc. and various banks dated May 15, 1996, (Incorporated by Reference - Form 10-Q filed July 15, 1996)

   Certain instruments relating to long-term debt not being registered have been omitted in accordance with Item 601(b)(4)(iii) of Regulation S-K. Registrant will furnish a copy of any such instrument to the Commission upon its request.

* 5 Opinion of Robert B. Terry, Vice President and General Counsel of Farmland Industries, Inc. re Legality

        MANAGEMENT REMUNERATIVE PLANS:

  10.(iii)A  Employee Variable Compensation Plan (September 1, 1998- August 31,
      1999).  (Incorporated by Reference - Form 10-K filed November 20,1998)

  10.(iii)B  Farmland Industries, Inc. Management Long-Term Incentive Plan
             (Effective September 1, 1993) (Incorporated by Reference - Form 10-K, filed November 28, 1995)

        10.(iii)B(1)   Exhibit E (Fiscal years 1997 through 1999)  (Incorporated
                       by Reference - Form 10-K filed November 7,1997)

        10.(iii)B(2)   Exhibit F (Fiscal years 1998 through 2000) (Incorporated
                       by Reference - Form 10-K filed November 7, 1997)

        10.(iii)B(3)   Exhibit G (Fiscal years 1999 through 2001)(Incorporated
                       by Reference -Form 10-K filed November 20, 1998).

  10.(iii)C  Farmland Industries, Inc. Supplemental Executive Retirement Plan
             (Effective January 1, 1994) (Incorporated by Reference - Form 10-K, filed November 28, 1995)

    10.(iii)C(1)   Resolution Approving the Revision of Appendix A and
                   Appendix A (Incorporated by Reference - Form 10-K, filed
                   November 27, 1996)

  10.(iii)D  Farmland Industries, Inc. Executive Deferred Compensation Plan (As
             Amended and Restated Effective November 1, 1996) (Incorporated by Reference - Form 10-K, filed November 27, 1996)

  12 Computation of Ratios (Incorporated by Reference - Form S-1, No. 333-68225 filed December 2, 1998)

  21 Subsidiaries of the Registrant (Incorporated by Reference - Form 10-K filed November 20, 1998)

        CONSENTS OF EXPERTS AND COUNSEL:

  23.A Independent Auditors' Consent (Incorporated by Reference - Form S-1, No. 333-68225 filed December 2, 1998)

* 23.B  Consent of Special Tax Counsel

* 23.C  Consent of Qualified Independent Underwriter

* 23.D Consent of Robert B. Terry, Vice President and General Counsel of Farmland Industries, Inc. (included in Exhibit 5)

  24 Power of Attorney (Incorporated by Reference - Form S-1, No. 333-68225 filed December 2, 1998)

  25.A Statement of Eligibility of Trustee and Qualification of UMB Bank, National Association Trustee, Form T-1 (Incorporated by Reference - Form S-1, No. 333-68225 filed December 2, 1998)

  25.B Statement of Eligibility of Trustee and Qualification of Commerce Bank, National Association as Trustee, Form T-1 (Incorporated by Reference - Form S-1, No. 333-68225 filed December 2, 1998)


*   Filed herewith


(B)  FINANCIAL STATEMENT SCHEDULES

     All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes included herein.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, FARMLAND INDUSTRIES, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI ON DECEMBER 2, 1998.

                                    FARMLAND INDUSTRIES, INC.


                                    BY     /s/  TERRY M. CAMPBELL

                                             Terry M. Campbell
                                        Executive Vice President and
                                          Chief Financial Officer


                                    BY      /s/  ROBERT B. TERRY

                                              Robert B. Terry
                                     Vice President and General Counsel


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED FOR THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             Signature                    Title                   Date


                 *                    Chairman of Board,     December 16, 1998

          Albert J. Shivley               Director

          /s/  H.D. CLEBERG              President,           December 16, 1998

            H. D. Cleberg              Chief Executive
                                          Officer
                                       (Principal Executive Officer)

                  *                    Vice Chairman of Board December 16, 1998

             Jody Bezner               Vice President and Director

                  *                       Director            December 16, 1998

         Lyman L. Adams, Jr.

                  *                       Director            December 16, 1998

          Ronald J. Amundson

                  *                       Director            December 16, 1998

          Richard L. Detten

                  *                       Director            December 16, 1998

            Steven Erdman

                  *                       Director            December 16, 1998

          Harry Fehrenbacher

                 *                        Director            December 16, 1998

             Martie Floyd


                  *                       Director            December 16, 1998

            Warren Gerdes

                  *                       Director            December 16, 1998

             Ben Griffith

                  *                       Director            December 16, 1998

             Gail D. Hall

                  *                       Director            December 16, 1998

             Barry Jensen

                  *                       Director            December 16, 1998

             Ron Jurgens

                  *                       Director            December 16, 1998

          William F. Kuhlman

                  *                       Director            December 16, 1998

            Greg Pfenning

                  *                       Director            December 16, 1998

             Monte Romohr


                 *                       Director            December 16, 1998

             Joe Royster

                  *                       Director            December 16, 1998

           E. Kent Stamper

                  *                       Director            December 16, 1998

            Eli F. Vaughn

                  *                       Director            December 16, 1998

             Frank Wilson



        /s/  TERRY M. CAMPBELL      Executive Vice President  December 16, 1998

          Terry M. Campbell        and Chief Financial Officer
                                  (Principal Financial Officer)

           /s/  MERL DANIEL            Vice President and     December 16, 1998

                Merl Daniel                 Controller
                                  (Principal Accounting Officer)




*BY     /s/  TERRY M. CAMPBELL

          Terry M. Campbell

           Attorney-In-Fact